AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2003
                                                      REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                               DEX MEDIA EAST LLC
                           DEX MEDIA EAST FINANCE CO.
                          DEX MEDIA INTERNATIONAL, INC.
           (Exact names of registrants as specified in their charters)

                       ----------------------------------


           DEX MEDIA EAST LLC                  DEX MEDIA EAST FINANCE CO.          DEX MEDIA INTERNATIONAL, INC.
                DELAWARE                                DELAWARE                              DELAWARE
  (State or other jurisdiction of          (State or other jurisdiction of       (State or other jurisdiction of
   incorporation or organization)          incorporation or organization)         incorporation or organization)
              42-1554575                              14-1855761                             13-3498232
(I.R.S. Employer Identification No.)     (I.R.S. Employer Identification No.)  (I.R.S. Employer Identification No.)
                  2741                                    9995                                   2741
    (Primary Standard Industrial             (Primary Standard Industrial           (Primary Standard Industrial
     Classification Code Number)              Classification Code Number)           Classification Code Number)



                       ----------------------------------
                            198 INVERNESS DRIVE WEST
                            ENGLEWOOD, COLORADO 80112
                                 (303) 784-2900
               (Address, including zip code, and telephone number,
                including area code, of each of the registrants'
                          principal executive offices)

                       ----------------------------------
                                 SCOTT POMEROY
                      VICE PRESIDENT, FINANCE AND SECRETARY
                               DEX MEDIA EAST LLC
                            198 INVERNESS DRIVE WEST
                            ENGLEWOOD, COLORADO 80112
                                 (303) 784-2900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------
                                   COPIES TO:
                             GREGORY A. EZRING, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                                   SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200

                       ----------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       ----------------------------------
                         CALCULATION OF REGISTRATION FEE


==================================================================================================================================
                                                                                PROPOSED
                                                                                 MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
        TITLE OF EACH CLASS OF                               AMOUNT TO BE     OFFERING PRICE       AGGREGATE        REGISTRATION
      SECURITIES TO BE REGISTERED                             REGISTERED        PER NOTE(1)     OFFERING PRICE(1)        FEE
----------------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Notes due 2009 .........................       $450,000,000          100%           $450,000,000       $ 41,400
----------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 7/8% Senior
Notes due 2009 .......................................       $450,000,000          N/A                 N/A              (2)
----------------------------------------------------------------------------------------------------------------------------------
12 1/8% Senior Subordinated Notes due
2012 .................................................       $525,000,000          100%           $525,000,000       $ 48,300
----------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 12 1/8% Senior
Subordinated Notes due 2012 ..........................       $525,000,000          N/A                 N/A              (2)
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

                       ----------------------------------
THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 Subject to completion, dated January 7, 2003.

PROSPECTUS

                               DEX MEDIA EAST LLC
                           DEX MEDIA EAST FINANCE CO.

                                OFFER TO EXCHANGE

  $450,000,000 PRINCIPAL AMOUNT OF THEIR 9 7/8% SERIES B SENIOR NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
   FOR ANY AND ALL OF THEIR OUTSTANDING 9 7/8% SERIES A SENIOR NOTES DUE 2009

                                       AND

             $525,000,000 PRINCIPAL AMOUNT OF THEIR 12 1/8% SERIES B
         SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED
 UNDER THE SECURITIES ACT, FOR ANY AND ALL OF THEIR OUTSTANDING 12 1/8% SERIES A
                       SENIOR SUBORDINATED NOTES DUE 2012.

                       ----------------------------------


We are offering to exchange our 9 7/8% Series B Senior Notes due 2009, or the "senior exchange notes," for our currently outstanding 9 7/8% Series A Senior Notes due 2009, or the "outstanding senior notes" and our 12 1/8% Series B Senior Subordinated Notes due 2012, or the "senior subordinated exchange notes" and together with the senior exchange notes, the "exchange notes," for our currently outstanding 12 1/8% Series A Senior Subordinated Notes due 2012, or the "outstanding senior subordinated notes" and together with the outstanding senior notes, the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

The senior exchange notes will rank equally with all of our existing and future senior debt and senior to all of our existing and future senior subordinated debt, including the senior subordinated exchange notes, and subordinated debt. The senior subordinated exchange notes will rank junior to all of our existing and future senior debt, including the senior exchange notes, equally with all of our existing and future senior subordinated debt and senior to all of our existing and future subordinated debt. The senior exchange notes will be guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis, by each of our current and future subsidiaries (other than Dex Media East Finance Co.) that is a guarantor or direct borrower under our new credit facilities.

The principal features of the exchange offer are as follows:

     o The exchange offer expires at 5:00 p.m., New York City time, on ____________, 2003, unless extended.

     o We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     o The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

     o   We will not receive any proceeds from the exchange offer.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     o We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account though market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

                       ----------------------------------

       INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 16.


                       ----------------------------------

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is _________, 2003.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                TABLE OF CONTENTS



WHERE YOU CAN FIND MORE INFORMATION..............................................................................ii

FORWARD-LOOKING STATEMENTS......................................................................................iii

MARKET AND INDUSTRY DATA........................................................................................iii

PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS.....................................................................................................14

THE EXCHANGE OFFER...............................................................................................25

USE OF PROCEEDS..................................................................................................32

CAPITALIZATION...................................................................................................33

UNAUDITED PRO FORMA FINANCIAL INFORMATION........................................................................34

SELECTED HISTORICAL FINANCIAL DATA...............................................................................41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.......................................................................................................43

BUSINESS.........................................................................................................58

THE TRANSACTIONS.................................................................................................72

MANAGEMENT.......................................................................................................80

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................88

DESCRIPTION OF SENIOR EXCHANGE NOTES.............................................................................92

DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES...............................................................132

BOOK-ENTRY; DELIVERY AND FORM...................................................................................174

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................................................................175

LEGAL MATTERS...................................................................................................180

EXPERTS.........................................................................................................180

INDEX TO COMBINED FINANCIAL STATEMENTS..........................................................................F-1



In this prospectus:

     o "Dex Media East," "we," "our" or "us" refers to Dex Media East LLC (formerly known as SGN LLC), a co-issuer of the notes;

     o "Dex East Finance" refers to Dex Media East Finance Co., our wholly-owned subsidiary and a co-issuer of the notes;

     o   "Issuers" refers to Dex Media East and Dex East Finance;

     o   "Dex Media" refers to Dex Media, Inc.;

     o   "Holdings" refers to Dex Holdings LLC;

     o "Dex Media International" or "subsidiary guarantor" refers to Dex Media International, Inc.;

     o "Qwest" refers to Qwest Communications International Inc. and its subsidiaries, other than Qwest Corporation, the local exchange carrier subsidiary of Qwest, which we refer to as "Qwest LEC;" and

     o "outstanding notes" refers collectively to the 9 7/8% Series A Senior Notes due 2009 and the 12 1/8% Series A Senior Subordinated Notes due 2012 that were issued on November 8, 2002 and "exchange notes" refers collectively to the 9 7/8% Series B Senior Notes due 2009 and the 12 1/8% Series B Senior Subordinated Notes due 2012 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

Qwest and its affiliates (including Qwest LEC) are not responsible for, and are not making any representations concerning, our future performance or the accuracy or completeness of this prospectus.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                       WHERE YOU CAN FIND MORE INFORMATION

Dex Media East, Dex East Finance and the subsidiary guarantor have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-4, the "exchange offer registration statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Dex Media East, Dex East Finance, the subsidiary guarantor and the exchange offer, please refer to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

The indentures governing the outstanding notes provide that, even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will file with the SEC (unless the SEC will not accept such a filing) and provide the trustee for the notes and holders of the notes and prospective holders of the notes (upon request) within 15 days after we file (or would be required to file) them with the SEC, copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Upon consummation of the Exchange Offer, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act.

You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Stand-Alone Company" and "--Sensitivity Analysis Relating to
EBITDA" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "assumption" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                            MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the U.S. directory advertising industry, the U.S. advertising industry and their respective segments, our general expectations concerning such industries and their segments and our market position and market share within such industries and their segments are derived from data from various third party sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the U.S. directory advertising industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.

Data on our market position and market share within our industry is based on U.S. directory advertising sales. Our competitors generally utilize the point of publication accounting method of recognizing revenues and expenses under which revenues and expenses are recognized when a directory is published. We utilize the deferral and amortization accounting method under which revenues and expenses are recognized over the lives of the directories. As a result, while we believe that the information presented herein with respect to ourselves and our competitors is comparable, comparisons made beyond the scope of those made in this prospectus may be impacted by the differing accounting methods. Except where otherwise noted, the calculation of advertiser renewal and retention rates is based on local advertisers and excludes the loss of advertisers as a result of business failures, which we believe is the customary calculation method in our industry. Our revenue per advertiser (local) for a given period is calculated by dividing the total local advertising revenue in a given period by the total number of local advertisers at the end of such period. Our market penetration for a given period is calculated by dividing the total number of yellow page advertisers in such area by the total businesses with free listings in a given area, in each case, at the end of such period. Printed revenues are revenues related to printed directories (excluding revenues from affiliates).

                                    ---------

The DEX(R) trademark referred to in this prospectus is a registered trademark of Dex Media, Inc. The QWEST DEX(R) and QWEST DEX ADVANTAGE(R) trademarks referred to in this prospectus are registered trademarks of Qwest and are used by us under license.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto appearing elsewhere in this prospectus.

On August 19, 2002, Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, Inc., the directory services subsidiary of Qwest, in two separate phases. Holdings assigned its right to purchase the print and internet directory businesses in our region, as defined, to Dex Media East. We operate the print and internet directory businesses we acquired in the first phase in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas, which we refer to as our region. We refer to Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota as the Dex East States. In the second phase, a separate indirect subsidiary of Dex Media will operate the print and internet directory businesses that Dex Media will acquire in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, or the Dex West States. Unless the context otherwise requires, this prospectus assumes only the consummation of the acquisition of the print and internet directory businesses of Qwest Dex in our region, or the Acquisition. The historical information, including the historical financial data, included in this prospectus is that of Qwest Dex Holdings, Inc. and its subsidiary in our region prior to the Acquisition, our predecessor, which we refer to as Dex East.

THE BUSINESS

We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2001, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2001, we had a total of approximately 206,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,600 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the nine months ended September 30, 2002, after giving pro forma effect to the Transactions, as defined, we generated $516 million in revenues.

We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from approximately $5.8 billion in 1985 to approximately $14.4 billion in 2001, with a compounded annual growth rate of approximately 5.8% over that same period. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. In addition, we believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a high customer renewal rate even during weak economic times.

COMPETITIVE STRENGTHS

INCUMBENT POSITION PROVIDES SIGNIFICANT COMPETITIVE ADVANTAGE. As the exclusive official publisher for Qwest LEC in our region, we believe that we derive a substantial competitive advantage over independent directory advertising providers. Our incumbent position drives strong brand recognition as the "official" yellow pages, which increases

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

usage by consumers. The combination of our high usage rates, broad distribution and established market position has allowed us to build long-term relationships with our advertisers, allowing us to attain high levels of advertiser penetration and retention.

GREATER VALUE PROPOSITION FOR OUR TARGET ADVERTISERS. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. We believe that the "directional" nature of directory advertising is valuable to our advertisers, as directory advertisements reach consumers at a time when they are actively seeking information and are prepared to make a purchase. Furthermore, directory advertising generates a higher return on investment for our target advertisers than most other major media, including newspaper, internet, television and radio. Industry sources estimate that in 2001, directory advertising for the top 135 directory headings generated a median return on investment of $53 for every $1 spent, as compared to a median return on investment of $30 for newspapers, $9 for television and $7 for radio. We believe that our value proposition to our target advertisers is reflected in the 6.6% compound annual growth rate in our revenue per local advertiser from 1999 to 2001.

INDUSTRY LEADING SALES FORCE. We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. As of September 30, 2002, we had approximately 429 sales representatives in 24 local offices who average nine years of employment with us. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2001 our experienced sales force has allowed us to achieve a customer renewal rate of 93%, local market penetration of 43%, printed revenues per sales representative (local) of approximately $1.3 million and printed revenue per advertiser (local) of approximately $2,600, each in excess of the industry average.

STRONG FINANCIAL PROFILE WITH STABLE CASH FLOW. Our business benefits from consistent revenues and cash flow, high margins and low capital expenditure requirements. Our revenues have increased from $601 million in 1999 to $666 million in 2001, resulting in a compounded annual growth rate of 5.3%. Our capital expenditure requirements over the last three years averaged $13 million per year, or 2.1% of average total revenues over the last three years. The pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. Our high renewal rate also lends predictability to revenues and cash flow. We believe that the stability and visibility of our cash flow will be a substantial advantage to us in servicing our debt going forward.

DIVERSIFIED CUSTOMER BASE. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation. A significant portion of our revenues are derived from small and medium-sized businesses, which, in many cases, use yellow pages directories as their primary form of advertising. As of December 31, 2001, we had a total of approximately 206,000 local advertising customers, consisting primarily of small and medium-sized businesses, and approximately 5,600 national advertisers across a wide range of markets, from small rural markets to large metropolitan markets. In 2001, no single customer accounted for more than 1.0% of our total revenues, with our top 10 customers representing less than 2.0% of total revenues. In addition, no single directory heading contributed more than 3.0% of total revenues in 2001, with the top 10 directory headings accounting for approximately 13.0% of total revenues.

EXPERIENCED MANAGEMENT TEAM. We have assembled a strong and experienced senior management team with an average of 19 years of experience in their respective areas of expertise. We believe that our experienced management team has contributed to our growth in revenues, cash flows and margins over the past three years.

STRONG SPONSORSHIP. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have extensive investment experience in the media, communications and business services industries and have each committed to provide

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

$750 million, for an aggregate of $1.5 billion, in equity contributions for the acquisition of Qwest Dex's print and internet directory businesses in the Dex East and Dex West States, of which $655 million was used to fund the Acquisition. In both cases, this equity commitment represents the largest single equity commitment ever provided by either firm.

BUSINESS STRATEGY

We intend to leverage our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our industry-leading sales force, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

     o introducing and selling new products that provide enhanced options to businesses and consumers, focusing on white pages and awareness products;

     o increasing sales of our existing products by improving sales productivity; and

     o increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches.

THE TRANSACTIONS

On August 19, 2002, Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Holdings assigned its right to purchase the print and internet directory businesses in our region to Dex Media East.

The acquisition will be executed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Qwest Dex contributed substantially all of its assets and liabilities relating to its print and internet directory businesses in our region to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. We operate the acquired print and internet directory businesses in our region and are a co-issuer of the exchange notes offered hereby and the borrower under our new credit facilities. The total amount of consideration paid for Qwest Dex's print and internet directory businesses in our region was $2.75 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels). For federal income tax purposes, the Acquisition will be treated as an asset purchase and, immediately after the consummation of the Acquisition, Dex Media East, Inc. had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the Acquisition, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis.

In the second phase, Qwest Dex will contribute its remaining assets and liabilities relating to its print and internet directory businesses to another newly-formed limited liability company, or Dex Media West, and, following that contribution, Dex Media will purchase all of the interests in Dex Media West for $4.3 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels), of which we will provide $210 million to Dex Media to be paid by Dex Media to Qwest, as further described below. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. Dex Media West will operate the acquired print and internet directory businesses in the Dex West States and will be the borrower and issuer of the debt necessary to consummate the second phase of the acquisition, or the Dex Media West Acquisition, other than the $210 million which we will provide. The Dex Media West Acquisition is expected to close by the second half of 2003. In 2001, Qwest Dex's business in the Dex West States published 119 directories and distributed approximately 26 million copies of these directories in metropolitan areas and local communities in the Dex West States. As of December 31, 2001, Qwest Dex's businesses in the Dex West States had a total of 232,000 local advertising customers consisting primarily of small and medium-sized businesses.

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Upon the consummation of the Transactions, we became a stand-alone company and we will incur incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the Dex Media West Acquisition is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the Dex Media West Acquisition is consummated, Dex Media West will reimburse us for a portion of these costs and we will not incur other costs because we will benefit from certain economies of scale as a result of sharing services relating to information technology, operations, real estate, human resources and legal matters with Dex Media West. Therefore, we believe that we will benefit from net synergies if the Dex Media West Acquisition is consummated. See "Management's Discussion and Analysis--Overview--Stand-Alone Company."

We will fund $210 million of the purchase price for Dex Media West to be paid by Dex Media to Qwest in connection with the Dex Media West Acquisition which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. We expect to fund that portion of the Dex Media West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Equity Investors, as defined. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the Dex Media West Acquisition is not consummated. The consummation of the Dex Media West Acquisition is subject to a number of conditions described in "The Transactions." In addition, certain shareholders of Qwest are seeking to enjoin the sale of the Dex West assets. There can be no assurances that the Dex Media West Acquisition will be consummated or that the anticipated synergies will be realized.

Assuming the consummation of the Dex Media West Acquisition, Dex Media's corporate structure will be as follows:

                               [GRAPHIC OMITTED]

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In connection with our acquisition of Qwest Dex's print and internet directory businesses in our region, Qwest LEC granted us the exclusive right to be its official directory publisher in our region for 50 years after the consummation of the Acquisition. In addition, Qwest LEC has agreed not to compete with us in the directory products business in our region for 40 years after the consummation of the Acquisition. Until the earlier of the consummation of the Dex Media West Acquisition or the termination of the Dex Media West purchase agreement, we and Qwest Dex will simultaneously employ the following executives on a full-time basis pursuant to a joint management agreement: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. After the consummation of the Dex Media West Acquisition, these executives will be employed solely by us and/or Dex Media, but will provide their services to both us and Dex Media West on substantially the same basis. If the Dex Media West purchase agreement is terminated, these executives will continue to be simultaneously employed for a period not to exceed 120 days and thereafter will be solely employed by us. Furthermore, we will purchase from Qwest certain corporate services, including services relating to real estate, finance and accounting, procurement, treasury, human resources, legal matters and information technology for a period not to exceed 18 months after the consummation of the Acquisition. However, we will own or lease from a third party all of the information technology equipment and services needed to publish our directories upon consummation of the Acquisition. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest."

SOURCES AND USES OF FUNDS

The following table sets forth the estimated sources and uses of funds for the Acquisition. Actual amounts may vary from assumed amounts based on final fees and expenses.

(DOLLARS IN MILLIONS)
SOURCES                                                        USES
-----------------------------------------------------------------------------------------------------------------------
Revolving credit facility(1).......................   $   50   Purchase price............................       $2,754
Tranche A term loan facility(2)....................      530   Working capital...........................           15
Tranche B term loan facility.......................      700   Estimated fees and expenses...............          141
Outstanding senior notes...........................      450
Outstanding senior subordinated notes .............      525
Cash equity(3).....................................      655
                                                      ------                                                    ------
TOTAL SOURCES......................................   $2,910   TOTAL USES................................       $2,910
-----------------------------------------------------------------------------------------------------------------------

     (1) Total availability of $100 million, of which $50 million was borrowed to fund the Acquisition. As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, we would have had $50 million available under our new revolving credit facility.

     (2) In addition, the tranche A term loan facility includes a $160 million delayed draw commitment, which will terminate if the Dex Media West Acquisition is not consummated.

     (3) Represents the equity contribution from the Sponsors and their assignees and designees, or the Equity Investors. If the Dex Media West Acquisition is consummated, the Equity Investors will contribute an additional $50 million in cash equity to us, which will be used by Dex Media, together with borrowings under the delayed draw portion of the tranche A term loan facility, to pay a portion of the purchase price for Dex Media West to be paid to Qwest. See "The Transactions--Synergies with Dex Media West."

The Acquisition, the issuance of the outstanding notes, the borrowings under our new credit facilities and the equity contribution by the Equity Investors are collectively referred to in this prospectus as the Transactions.

THE SPONSORS

The Carlyle Group is one of the largest global private equity firms with more than $13.9 billion under management. Carlyle invests in buyouts, real estate, high yield and venture in the United States, Europe and Asia, focusing on aerospace and defense, consumer, industrial, energy, healthcare, technology and telecommunications and media. Since its founding in 1987, the firm has invested $7.2 billion and has completed 263 management buyouts and initial investments. The Carlyle Group employs 510 people in 21 offices in 11 countries.

Welsh, Carson, Anderson & Stowe, or WCAS, is one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the communications, information services and healthcare services industries. WCAS has more than $12.0 billion under management and, since its founding in 1979, has completed more than 100 management buyouts and initial investments.

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                                  THE OFFERING

On November 8, 2002, Dex Media East and Dex East Finance completed an offering of $450 million in aggregate principal amount of 9 7/8% Series A Senior Notes due 2009 and $525 million in aggregate principal amount of 12 1/8% Series A Senior Subordinated Notes due 2012, which was exempt from registration under the Securities Act.

Outstanding Notes.........................  Dex Media East and Dex East Finance
                                            sold the outstanding notes to J.P.
                                            Morgan Securities Inc., Banc of
                                            America Securities LLC, Deutsche
                                            Bank Securities Inc., Lehman
                                            Brothers Inc., Wachovia Securities,
                                            Inc., Bear, Stearns & Co. Inc.,
                                            Credit Lyonnais Securities (USA)
                                            Inc., ING Financial Markets LLC, The
                                            Royal Bank of Scotland plc and
                                            Scotia Capital (USA) Inc., the
                                            initial purchasers, on November 8,
                                            2002. The initial purchasers
                                            subsequently resold the outstanding
                                            notes to qualified institutional
                                            buyers pursuant to Rule 144A under
                                            the Securities Act and to non-U.S.
                                            persons outside the United States in
                                            reliance on Regulation S under the
                                            Securities Act.

Registration Rights
Agreements................................  In connection with the sale of the outstanding notes, we, Dex East
                                            Finance and the subsidiary guarantor
                                            entered into registration rights
                                            agreements with the initial
                                            purchasers. Under the terms of those
                                            agreements, we each agreed to:

                                            o     use all commercially
                                                  reasonable efforts to file a
                                                  registration statement for the
                                                  exchange offer and the
                                                  exchange notes and to
                                                  consummate the exchange offer
                                                  within 180 days after the
                                                  issue date of the outstanding
                                                  notes;

                                            o     use all commercially
                                                  reasonable efforts to
                                                  consummate the exchange offer
                                                  within 60 days after the
                                                  effective date of our
                                                  registration statement; and

                                            o     file a shelf registration
                                                  statement for the sale of the
                                                  outstanding notes under
                                                  certain circumstances and use
                                                  all commercially reasonable
                                                  efforts to cause such shelf
                                                  registration statement to
                                                  become effective under the
                                                  Securities Act.

                                            If we, Dex East Finance and the
                                            subsidiary guarantor do not meet one
                                            of these requirements, we, Dex East
                                            Finance and the subsidiary guarantor
                                            must pay additional interest on the
                                            outstanding notes at an increase of
                                            1.0% per annum until the exchange
                                            offer is completed or the shelf
                                            registration statement is declared
                                            effective. The exchange offer is
                                            being made pursuant to the
                                            registration rights agreements and
                                            is intended to satisfy the rights
                                            granted under the registration
                                            rights agreements, which rights
                                            terminate upon completion of the
                                            exchange offer.

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                               THE EXCHANGE OFFER

The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered........................  $450,000,000 in aggregate principal amount of 9 7/8% Series B Senior
                                            Notes due 2009 and $525,000,000 in
                                            aggregate principal amount of
                                            12 1/8% Series B Senior Subordinated
                                            Notes due 2012.

Exchange Offer............................  The exchange notes are being offered in exchange for a like principal
                                            amount of outstanding notes. We will
                                            accept any and all outstanding notes
                                            validly tendered and not withdrawn
                                            prior to 5:00 p.m., New York City
                                            time, on __________, 2003. Holders
                                            may tender some or all of their
                                            outstanding notes pursuant to the
                                            exchange offer. However, outstanding
                                            notes may be tendered only in
                                            integral multiples of $1,000 in
                                            principal amount. The form and terms
                                            of the exchange notes are the same
                                            as the form and terms of the
                                            outstanding notes except that:

                                            o     the exchange notes have been
                                                  registered under the federal
                                                  securities laws and will not
                                                  bear any legend restricting
                                                  their transfer;

                                            o     the exchange notes bear a
                                                  series B designation and a
                                                  different CUSIP number than
                                                  the outstanding notes; and

                                            o     the holders of the exchange
                                                  notes will not be entitled to
                                                  certain rights under the
                                                  registration rights
                                                  agreements, including the
                                                  provisions for an increase in
                                                  the interest rate on the
                                                  outstanding notes in some
                                                  circumstances relating to the
                                                  timing of the exchange offer.

                                            See "The Exchange Offer."

Expiration Date...........................  The exchange offer will expire at
                                            5:00 p.m., New York City time, on
                                            ___________, 2003, unless we decide
                                            to extend the exchange offer.

Conditions to the Exchange
Offer.....................................  The exchange offer is subject to certain customary conditions, some
                                            of which may be waived by us. See
                                            "The Exchange Offer--Conditions to
                                            the Exchange Offer."

Procedures for Tendering
Outstanding Notes.........................  If you wish to accept the exchange offer, you must complete, sign and
                                            date the letter of transmittal, or a
                                            facsimile of the letter of
                                            transmittal, in accordance with the
                                            instructions contained in this
                                            prospectus and in the letter of
                                            transmittal. You should then mail or
                                            otherwise deliver the letter of
                                            transmittal, or facsimile, together
                                            with the outstanding notes to be
                                            exchanged and any other required
                                            documentation, to the exchange agent
                                            at the address set forth in this
                                            prospectus and in the letter of
                                            transmittal.

                                            By executing the letter of
                                            transmittal, you will represent to
                                            us that, among other things:

                                            o     any exchange notes to be
                                                  received by you will be
                                                  acquired in the ordinary
                                                  course of business;

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                                            o     you have no arrangement or
                                                  understanding with any person
                                                  to participate in the
                                                  distribution (within the
                                                  meaning of the Securities Act)
                                                  of the exchange notes in
                                                  violation of the provisions of
                                                  the Securities Act;

                                            o     you are not an "affiliate"
                                                  (within the meaning of Rule
                                                  405 under Securities Act) of
                                                  Dex Media East, Dex East
                                                  Finance or Dex Media
                                                  International; and

                                            o     if you are a broker-dealer
                                                  that will receive exchange
                                                  notes for your own account in
                                                  exchange for outstanding notes
                                                  that were acquired as a result
                                                  of market-making or other
                                                  trading activities, then you
                                                  will deliver a prospectus in
                                                  connection with any resale of
                                                  such exchange notes.

                                            See "The Exchange Offer--Procedures
                                            for Tendering Outstanding Notes" and
                                            "Plan of Distribution."

Effect of Not Tendering...................  Any outstanding notes that are not tendered or that are tendered but
                                            not accepted will remain subject to
                                            the restrictions on transfer. Since
                                            the outstanding notes have not been
                                            registered under the federal
                                            securities laws, they bear a legend
                                            restricting their transfer absent
                                            registration or the availability of
                                            a specific exemption from
                                            registration. Upon the completion of
                                            the exchange offer, we will have no
                                            further obligations, except under
                                            limited circumstances, to provide
                                            for registration of the outstanding
                                            notes under the federal securities
                                            laws. See "The Exchange
                                            Offer--Effect of Not Tendering."

Interest on the Exchange Notes
and the Outstanding Notes.................  The exchange notes will bear interest from the most recent
                                            interest payment date to which
                                            interest has been paid on the notes
                                            or, if no interest has been paid,
                                            from November 8, 2002. Interest on
                                            the outstanding notes accepted for
                                            exchange will cease to accrue upon
                                            the issuance of the exchange notes.

Withdrawal Rights.........................  Tenders of outstanding notes may be withdrawn at any time prior to 5:00
                                            p.m., New York City time, on the
                                            expiration date.

Federal Tax Consequences..................  There will be no federal income tax consequences to you if you exchange
                                            your outstanding notes for exchange
                                            notes in the exchange offer. See
                                            "Certain Federal Income Tax
                                            Consequences."

Use of Proceeds...........................  We will not receive any proceeds from the issuance of exchange notes
                                            pursuant to the exchange offer.

Exchange Agent............................  U.S. Bank National Association, the
                                            trustee under the indentures, is
                                            serving as exchange agent in
                                            connection with the exchange offer.

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                           TERMS OF THE EXCHANGE NOTES

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see "Description of Senior Exchange Notes" and "Description of Senior Subordinated Exchange Notes."

Issuers...................................  Dex Media East LLC; a Delaware
                                            limited liability company, and Dex
                                            Media East Finance Co., a Delaware
                                            corporation.

Securities Offered........................  $450,000,000 in aggregate principal amount of 9 7/8% Series B Senior
                                            Notes due 2009.

                                            $525,000,000 in aggregate principal
                                            amount of 12 1/8% Series B Senior
                                            Subordinated Notes due 2012.

Maturity Date.............................  November 15, 2009 for the senior exchange notes and November 15, 2012
                                            for the senior subordinated exchange
                                            notes.

Interest Payment Dates....................  May 15 and November 15 of each year beginning May 15, 2003.

Guarantees................................  The senior exchange notes will be guaranteed on a senior unsecured
                                            basis, and the senior subordinated
                                            exchange notes will be guaranteed on
                                            a senior subordinated unsecured
                                            basis, by each of our current and
                                            future subsidiaries (other than Dex
                                            East Finance) that is a guarantor or
                                            direct borrower under our new credit
                                            facilities.

Ranking...................................  The senior exchange notes will be senior unsecured obligations of Dex
                                            Media East and Dex East Finance and
                                            will:

                                            o     rank equally in right of
                                                  payment to all existing and
                                                  future senior indebtedness of
                                                  the Issuers;

                                            o     rank senior in right of
                                                  payment to all existing and
                                                  future senior subordinated
                                                  indebtedness and subordinated
                                                  indebtedness of the Issuers;
                                                  and

                                            o     be effectively subordinated in
                                                  right of payment to the
                                                  secured debt of the Issuers,
                                                  to the extent of the value of
                                                  the assets securing such debt,
                                                  and all liabilities and
                                                  preferred stock of each of the
                                                  Issuers' future subsidiaries
                                                  that do not guarantee the
                                                  senior notes.

                                            Similarly, the senior exchange note
                                            guarantees will be senior unsecured
                                            obligations of the guarantors and
                                            will:

                                            o     rank equally in right of
                                                  payment to all of the
                                                  applicable guarantor's
                                                  existing and future senior
                                                  indebtedness;

                                            o     rank senior in right of
                                                  payment to all of the
                                                  applicable guarantor's
                                                  existing and future senior
                                                  subordinated indebtedness and
                                                  subordinated indebtedness; and

                                            o     be effectively subordinated in
                                                  right of payment to all
                                                  secured debt of such
                                                  guarantor, to the extent of
                                                  the value of the assets
                                                  securing such debt, and all
                                                  the liabilities and preferred
                                                  stock of any subsidiary of a
                                                  guarantor if that subsidiary
                                                  is not a guarantor.

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                                            The senior subordinated exchange
                                            notes will be senior subordinated
                                            unsecured obligations of the Issuers
                                            and will:

                                            o     rank junior in right of
                                                  payment to all existing and
                                                  future senior indebtedness of
                                                  the Issuers;

                                            o     rank equally in right of
                                                  payment with all existing and
                                                  future senior subordinated
                                                  indebtedness of the Issuers;

                                            o     rank senior in right of
                                                  payment to all future
                                                  subordinated indebtedness of
                                                  the Issuers; and

                                            o     be effectively subordinated in
                                                  right of payment to secured
                                                  debt of the Issuers, to the
                                                  extent of the value of the
                                                  assets securing such debt, and
                                                  all liabilities and preferred
                                                  stock of each of the Issuers'
                                                  future subsidiaries that do
                                                  not guarantee the senior
                                                  subordinated notes.

                                            Similarly, the senior subordinated
                                            exchange note guarantees will be
                                            senior subordinated unsecured
                                            obligations of the guarantors and
                                            will:

                                            o     rank junior in right of
                                                  payment to all of the
                                                  applicable guarantor's
                                                  existing and future senior
                                                  indebtedness;

                                            o     rank equally in right of
                                                  payment with all of the
                                                  applicable guarantor's
                                                  existing and future senior
                                                  subordinated indebtedness;

                                            o     rank senior in right of
                                                  payment to all of the
                                                  applicable guarantor's future
                                                  subordinated indebtedness; and

                                            o     be effectively subordinated in
                                                  right of payment to all
                                                  secured debt of such
                                                  guarantor, to the extent of
                                                  the value of the assets
                                                  securing such debt, and all
                                                  the liabilities and preferred
                                                  stock of any subsidiary of a
                                                  guarantor if that subsidiary
                                                  is not a guarantor.

                                            As of September 30, 2002, on a pro
                                            forma basis after giving effect to
                                            the Transactions, (1) the aggregate
                                            amount of senior indebtedness of the
                                            Issuers would have been
                                            approximately $1,730 million,
                                            including the senior notes, of which
                                            approximately $1,280 million would
                                            have been secured indebtedness, (2)
                                            approximately $50 million would have
                                            been available for additional
                                            borrowing under our new revolving
                                            credit facility, all of which would
                                            have been secured indebtedness, (3)
                                            the Issuers would have had no senior
                                            subordinated indebtedness, other
                                            than the senior subordinated notes,
                                            and no subordinated indebtedness,
                                            (4) Dex East Finance would have had
                                            no indebtedness other than the notes
                                            and its guarantee under our new
                                            credit facilities and (5) Dex Media
                                            International, Inc., our
                                            wholly-owned subsidiary, the only
                                            guarantor as of consummation of the
                                            Transactions, would have had no
                                            indebtedness other than its
                                            guarantees under our new credit
                                            facilities and the notes.

Optional Redemption.......................  We may redeem some or all of the senior exchange notes at any time on
                                            or after November 15, 2006 at the
                                            redemption prices listed under
                                            "Description of Senior Exchange
                                            Notes--Optional Redemption."

                                            We may redeem some or all of the
                                            senior subordinated exchange notes
                                            at any time on or after November 15,
                                            2007 at the redemption prices listed
                                            under "Description of Senior
                                            Subordinated Exchange
                                            Notes--Optional Redemption."

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                                            In addition, before November 15,
                                            2005, we may redeem up to 35% of
                                            each of the senior notes and the
                                            senior subordinated notes with the
                                            net cash proceeds from certain
                                            equity offerings at the prices
                                            listed under "Description of Senior
                                            Exchange Notes--Optional Redemption"
                                            and "Description of Senior
                                            Subordinated Exchange
                                            Notes--Optional Redemption,"
                                            respectively.

Change of Control.........................  Upon the occurrence of a change of control, unless we have exercised
                                            our right to redeem all of the
                                            exchange notes of an issue as
                                            described above, you will have the
                                            right to require us to purchase all
                                            or a portion of your exchange notes
                                            at a purchase price in cash equal to
                                            101% of the principal amount, plus
                                            accrued and unpaid interest, if any,
                                            to the date of purchase. See
                                            "Description of Senior Exchange
                                            Notes--Change of Control" and
                                            "Description of Senior Subordinated
                                            Exchange Notes--Change of Control."

Covenants.................................  The indentures governing the exchange notes contain covenants
                                            that impose significant restrictions
                                            on our business. The restrictions
                                            these covenants place on us and our
                                            restricted subsidiaries include
                                            limitations on our ability and the
                                            ability of our restricted
                                            subsidiaries to:

                                            o     incur additional indebtedness;

                                            o     pay dividends or make
                                                  distributions in respect of
                                                  our capital stock or to make
                                                  certain other restricted
                                                  payments or investments;

                                            o     sell assets, including capital
                                                  stock of restricted
                                                  subsidiaries;

                                            o     agree to payment restrictions
                                                  affecting restricted
                                                  subsidiaries;

                                            o     consolidate, merge, sell or
                                                  otherwise dispose of all or
                                                  substantially all of our
                                                  assets;

                                            o     enter into transactions with
                                                  our affiliates; and

                                            o     designate any of our
                                                  subsidiaries as unrestricted
                                                  subsidiaries.

                                            In addition, the indenture governing
                                            the senior exchange notes limits our
                                            ability and the ability of our
                                            restricted subsidiary to incur
                                            liens.

No Public Market for
the Exchange Notes........................  The exchange notes are new issues of securities and will not be listed on
                                            any securities exchange or included
                                            in any automated quotation system.
                                            The initial purchasers of the
                                            outstanding notes have advised us
                                            that they intend to make a market in
                                            the exchange notes. The initial
                                            purchasers are not obligated,
                                            however, to make a market in the
                                            exchange notes, and any such
                                            market-making may be discontinued by
                                            the initial purchasers in their
                                            discretion at any time without
                                            notice. See "Plan of Distribution."

                                  RISK FACTORS

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning immediately after this "Prospectus Summary."

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The summary historical financial data as of and for the years ended December 31, 1999, 2000 and 2001 have been derived from our combined financial statements, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The summary historical financial data as of and for the nine months ended September 30, 2001 and 2002 have been derived from our unaudited combined financial statements, which have been prepared on a basis consistent with our annual combined financial statements, which are included elsewhere in this prospectus. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary pro forma financial data for the year ended December 31, 2001 and as of and for the nine months ended September 30, 2002 have been prepared to give pro forma effect to the Transactions as if they had occurred on September 30, 2002, in the case of summary unaudited pro forma balance sheet data, and on January 1, 2001, in the case of summary unaudited pro forma statements of operations data.

While we have been a stand-alone company since the consummation of the Transactions on November 8, 2002, we have historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region. Because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the Acquisition, we expect that our cost structure will change significantly from that reflected in our summary historical and pro forma operating results. As a result, our summary historical and pro forma results of operations, financial position and cash flows would have been different if we had operated as a stand-alone company without the shared resources of Qwest and its affiliates. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sensitivity Analysis Relating to EBITDA", "Unaudited Pro Forma Financial Information", "The Transactions" and our combined financial statements and related notes thereto, included elsewhere in this prospectus.




                                                                                DEX MEDIA                              DEX MEDIA
                                                                               EAST LLC PRO                            EAST LLC
                                              DEX EAST HISTORICAL                 FORMA        DEX EAST HISTORICAL     PRO FORMA
                                     -------------------------------------     ------------  ----------------------- -------------
(DOLLARS IN MILLIONS, OTHER THAN                                                               NINE MONTHS ENDED      NINE MONTHS
PRINTED REVENUES PER ADVERTISER             YEAR ENDED DECEMBER 31,             YEAR ENDED       SEPTEMBER 30,           ENDED
(LOCAL))                             -------------------------------------     DECEMBER 31,  ----------------------- SEPTEMBER 30,
                                        1999          2000         2001            2001        2001          2002        2002
STATEMENT OF INCOME DATA:            ---------     ---------     ---------     ------------  ---------     --------- -------------
Directory services revenues ......   $     587     $     619     $     647     $     647     $     483     $     500    $     500
Directory services revenues,
  affiliates .....................           5             5             6             6             4             5            5
Other revenues ...................           9            14            13            13            11            11           11
  Total revenues(a) ..............         601           638           666           666           498           516          516
Cost of revenues .................         232           238           209           209           156           156          156
General and administrative
  expense ........................          87            49            48            50            41            42           44
Depreciation and amortization
  expense ........................          14            15            12           130            10             8           96
Merger-related expenses(b) .......          --             6             4             4             4            --           --
Impairment charges(c) ............          --            --             7             7            --            --           --
  Total operating expenses .......         333           308           280           400           211           206          296
Operating income .................         268           330           386           266           287           310          220
Interest expense, net(d) .........         124           123           110           211            84            72          158
OTHER FINANCIAL DATA:
Capital expenditures .............          18            15             7             7             6            13           13
Cash interest expense ............                                                   193                                      145
Ratio of earnings to fixed
  charges(e) .....................         2.1x          2.7x          3.3x          1.2x          3.3x          4.2x         1.4x
OTHER OPERATIONAL DATA:
Number of local advertisers (at
  period end) ....................     215,294       211,087       205,715       205,715       206,705       201,836      201,836
Printed revenues per advertiser
  (local) ........................   $   2,293     $   2,450     $   2,622     $   2,622           n/a           n/a          n/a
Local advertiser renewal rate ....          94%           94%           93%           93%           93%           93%          93%
Number of directories published ..         153           152           150           150           112           112          112
BALANCE SHEET DATA (AT PERIOD
  END):
Total cash and cash
  equivalents ....................          --            --     $      55                   $     148     $      62    $      15
Working capital(f) ...............   $  (1,687)    $  (1,519)       (1,267)                     (1,321)       (1,045)          90
Adjusted net working capital(f) ..          54            84            69                          (9)           71           75
Total assets .....................         299           313           348                         420           356        2,994
Total senior debt ................                                                                                          1,730
Total debt(g) ....................       1,741         1,603         1,391                       1,460         1,178        2,255
Owner's (deficit) equity .........      (1,673)       (1,493)       (1,250)                     (1,300)         (998)         655
----------------------------------------------------------------------------------------------------------------------------------


     (a) We estimate that our revenues and expenses for the twelve months following the consummation of the Transactions will be approximately $76 million and $24 million lower, respectively, than they would have been had the Transactions not occurred because the Transactions will be accounted for under the purchase method of accounting, under which the deferred revenue and deferred directory costs would be fair valued. Had these purchase accounting adjustments not been made, approximately $76 million of deferred revenue would have been recorded as revenue and $24 million of deferred directory costs would have been recorded as expense over the twelve months following the consummation of the Transactions. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no historical or future cash impact.

     (b) Merger-related expenses reflect expenses incurred in connection with Qwest's acquisition of U S WEST, or the Merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses (offset against a post-retirement benefit plan curtailment gain) and rebranding expenses.

     (c) Impairment charges reflect capitalized software costs that were written off as certain internal software projects in progress were discontinued.

     (d) Historical interest expense, net includes interest on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Note 2a to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Pro forma interest expense gives effect to the Transactions and includes $18 million and $14 million for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively, of non-cash charges consisting of amortization of debt issuance costs relating to our new credit facilities and the outstanding notes.

     (e) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense.

     (f) Working capital is defined as current assets less current liabilities. Adjusted net working capital is defined as current assets, adjusted to exclude cash and cash equivalents, less current liabilities, adjusted to exclude short-term borrowings from affiliates. These short-term borrowings will be eliminated after the consummation of the Transactions. The following table summarizes the calculation of adjusted net working capital for the periods indicated:



                                                                                                                          DEX MEDIA
                                                                                                                          EAST LLC
                                                                               DEX EAST HISTORICAL                        PRO FORMA
                                                 -------------------------------------------------------------------      ---------
                                                                                                                            NINE
                                                                                                                           MONTHS
                                                                                                                            ENDED
                                                                                                NINE MONTHS ENDED         SEPTEMBER
(DOLLARS IN MILLIONS)                                   YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,             30,
------------------------------------             -------------------------------------        ----------------------      ---------
                                                   1999           2000          2001           2001           2002          2002
                                                 -------        -------        -------        -------        -------      ---------
Working capital                                  $(1,687)       $(1,519)       $(1,267)       $(1,321)       $(1,045)      $   90
Adjustments to working capital:
  Cash and cash equivalents                           --             --            (55)          (148)           (62)         (15)
  Short term borrowings                            1,741          1,603          1,391          1,460          1,178           --
                                                -----------------------------------------------------------------------------------
Adjusted net working capital:                    $    54        $    84        $    69        $    (9)       $    71       $   75
-----------------------------------------------------------------------------------------------------------------------------------


         Adjusted net working capital is included in this prospectus to provide additional information with respect to the pro forma working capital of Dex Media East, as it excludes cash and short term borrowings that were not acquired by Dex Media East from its predecessor. Adjusted net working capital is not calculated under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for working capital prepared in accordance with GAAP. In addition, adjusted net working capital as presented is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

     (g) Historical total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Note 2a to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Pro forma total debt consists of our new credit facilities with JP Morgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents, and the outstanding notes. See "Unaudited Pro Forma Financial Information."

                                  RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

RISKS RELATED TO OUR BUSINESS

THE LOSS OF ANY OF OUR KEY AGREEMENTS WITH QWEST LEC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

In connection with the Transactions, we entered into several agreements with Qwest LEC, including a publishing agreement, a non-competition agreement and a billing and collection services agreement. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in our region for 50 years. We believe that acting as the exclusive publisher of directories for the incumbent telephone company provides us with a competitive advantage. Under the non-competition agreement, Qwest LEC agreed for 40 years not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in our region in which Qwest LEC provides local telephone service that are directed primarily at customers in those geographic areas. Under the billing and collection services agreement, Qwest LEC agreed to continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services and purchase the associated accounts receivable from us. In 2001, Qwest LEC billed approximately 54% of our revenues on our behalf as part of Qwest LEC's telephone bill and held these collections in joint accounts with Qwest LEC's own collections. The termination of any of these agreements or the failure by Qwest LEC to satisfy its obligations under these agreements could have a material adverse effect on our business. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest."

Qwest is currently highly leveraged and has a significant amount of debt maturing by the end of calendar year 2003 and thereafter. In addition, Qwest has been facing significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Accordingly, while we believe the consummation of the Transactions mitigated Qwest's immediate liquidity and covenant compliance issues, we cannot assure you that Qwest will not seek protection under U.S. bankruptcy laws. If Qwest were forced to seek protection under U.S. bankruptcy laws, Qwest LEC, which is controlled by Qwest, might also seek such protection notwithstanding the facts that Qwest LEC has substantially less outstanding debt (according to its public filings), may be solvent and Qwest LEC's own creditors may object to such action. In addition, Qwest LEC is a highly regulated entity and we cannot predict what action, if any, regulatory authorities may take in response to any such actions by Qwest or Qwest LEC. As a result, we cannot predict whether Qwest will seek U.S. bankruptcy law protection and if it does, whether Qwest LEC would seek similar protection in a separate or jointly administered proceeding.

If Qwest and/or Qwest LEC does seek U.S. bankruptcy law protection, our agreements with Qwest LEC, and Qwest LEC's ability to provide the services under those agreements, could be adversely impacted. For example, in bankruptcy proceedings, Qwest LEC, or a bankruptcy trustee acting on its behalf, could seek to reject those agreements as "executory" contracts under U.S. bankruptcy law. If the bankruptcy court were to hold that any such contracts are executory, Qwest LEC would be able to avoid its obligations under such contracts and we would have a claim for substantial damages, including substantial liquidated damages, against the bankruptcy estate, which may or may not be paid in the bankruptcy proceeding. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on our business.

In addition, in a bankruptcy, Qwest LEC could seek to sell certain of its assets, including the assets relating to Qwest LEC's local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, any third parties acquiring Qwest LEC's assets would be required pursuant to current laws and orders of certain government entities to publish and deliver white pages directories in every area in which the third parties provide local telephone service. To satisfy their publishing obligations, it would be necessary for the third parties to make substantial capital investments or to outsource the publishing of their white pages directories to a company with extensive publishing resources. While the third party purchasers in any such asset sale could elect to keep our agreements with Qwest LEC in place or to enter into similar contracts with us, making us their outsourced publisher, they might not be required to do so, although such action would give us a claim for damages, including substantial liquidated damages, against the bankruptcy estate. Therefore, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest LEC.

Pursuant to the billing and collection services agreement, Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us and purchases our accounts receivables billed by it within approximately nine business days following such settlement date. In the event that Qwest LEC were involved in a bankruptcy proceeding, we may have difficulties obtaining the funds collected by Qwest LEC on our behalf at the time such proceeding was instituted. Further, if Qwest LEC continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest LEC may be less likely to pay on time, or at all, bills received, including the amount owed to us. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. However, if Qwest LEC were involved in a bankruptcy proceeding, it could have a material adverse effect on our ability to collect unpaid receivables or receivables billed by Qwest after the commencement of such proceedings. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Billing and Collection Services Agreement."

WE OPERATE IN THE COMPETITIVE DIRECTORY ADVERTISING INDUSTRY.

The U.S. directory advertising industry is competitive. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA Media Group Inc. (which has been acquired by Yell Group Ltd.), and we compete with one or more of them throughout our region. In addition, we currently compete to a limited extent with other directory publishers in some of our markets, including local exchange carriers such as SBC Communications Inc. and Verizon Communications Inc., and these other directory publishers could elect to publish directories in the future in any of our markets in which they do not currently publish directories. Through our internet-based directory, we compete with these publishers and with other internet sites providing classified directory information, such as Overture.com, Citysearch.com, Zagats.com and Moviefone.com, and with search engines such as Yahoo!, AltaVista and Excite, some of which have entered into affiliate agreements with other major directory publishers. We cannot assure you that we will be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising in the future. In addition, we compete against other media, including newspapers, radio, television, the internet, billboards and direct mail, for business and professional advertising, and we cannot assure you that we will be able to compete successfully against these and other media for such advertising.

The Telecommunications Act of 1996 effectively opened local telephone markets to increased competition. Consequently, there can be no assurance that Qwest LEC will remain the dominant local telephone service provider in its local service area. If Qwest LEC were no longer the dominant local telephone service provider in its local service area, we may not realize some of the anticipated benefits under our publishing agreement with Qwest LEC, which could have a material adverse effect on our business.

WE COULD BE MATERIALLY ADVERSELY AFFECTED BY DECLINING USAGE OF PRINTED YELLOW PAGES DIRECTORIES.

From 1997 through 2001, overall usage of printed yellow pages directories in the United States declined. During that same period, we believe that the overall usage of Qwest Dex's printed yellow pages directories in our region declined as well. Notwithstanding these declines in usage, we have been able to increase our annual revenues in recent years through, among other things, increases in our advertising prices and the average size of advertisements.

There can be no assurance that usage of our yellow pages directories will not continue to decline at the existing rate or more severely. In addition, there can be no assurance that we will be able to continue to increase prices in the future. Several factors, including the publication of competing directories and the increased usage of internet-based directories, could cause usage of our printed directories to continue to decline.

Any declines in usage could:

         o impair our ability to maintain or increase our advertising prices;

         o cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

         o discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our internet-based directory, we cannot assure you that we will be able to provide services over the internet successfully or to compete successfully with other internet-based directory services. Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our revenues and have a material adverse effect on our business.

QWEST, THE FORMER OWNER OF OUR BUSINESS, IS THE SUBJECT OF ONGOING INVESTIGATIONS BY THE SEC AND THE U.S. ATTORNEY'S OFFICE.

On March 8, 2002, Qwest, the former owner of our business, received a request from the Denver regional office of the SEC to voluntarily produce documents and information as part of an informal inquiry into certain of its accounting practices. On April 3, 2002, the SEC issued an order authorizing a formal investigation of Qwest. The accounting practices under investigation include, among others, the revenue recognition practices of Qwest Dex. We understand that Qwest and Qwest Dex are fully cooperating with the ongoing SEC investigation. In connection with the SEC investigation, representatives of Qwest have provided testimony to the SEC. Representatives of Qwest have also testified before Congress. We also understand that the SEC has asked or may ask certain other representatives of Qwest to provide testimony. In addition, the current and former Chief Executive Officers and the two former Chief Financial Officers (including the current Vice President, Financial Planning and Analysis) of Qwest Dex have been subpoenaed and have provided documents and testimony to the SEC. In the investigation, the SEC may issue additional subpoenas seeking documents and/or testimony from other current and former Qwest Dex employees. We cannot assure you that the SEC investigation will not result in any enforcement action against employees of Qwest Dex.

Prior to 1999, Qwest Dex (then known as U S WEST Dex) recognized revenue and expenses related to publishing directories using the deferral and amortization method. Under that accounting method, revenue and expenses were recognized over the lives of the directories, which typically were 12 months. Effective as of the first quarter of 1999, Qwest Dex changed to the point of publication method of accounting, under which revenue and expenses were recognized when a directory was published. In August 2002, based on several factors, including comments received from the Staff of the Division of Corporation Finance of the SEC during the review of Qwest's proposed shelf registration statement and its 10-K for the year ended December 31, 2001, Qwest Dex reassessed its use of the point of publication method and determined that the deferral and amortization method was more appropriate under the circumstances. Qwest has announced its intent to restate its consolidated financial statements for 2000 and 2001 to correct certain matters relating to the accounting treatment of the sale by Qwest of optical capacity assets, the sale of equipment by Qwest to certain customers, and Qwest Dex's use of the point of publication method of accounting.

Our audited combined financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method. As a result, we believe that our audited combined financial statements included in this prospectus address all of the comments relating to Qwest Dex's directory publishing business that the Staff of the Division of Corporation Finance of the SEC has raised to date during its review of Qwest's public filings. There can be no assurances, however, that the Staff of the SEC will not raise additional issues in the course of its investigation of Qwest or otherwise. Any such issues might impact the accounting policies and procedures of the Qwest Dex business, which could require us to revise or restate our combined financial statements.

In addition, on July 10, 2002, Qwest was informed by the U.S. Attorney's office in Denver that it had begun a criminal investigation of Qwest. Although the U.S. Attorney's office has not disclosed the subject matter of the investigation, it has indicated that it is investigating the matters under inquiry in the SEC investigation, which include Qwest Dex's recognition of revenue under the point of publication method. It is not clear whether this investigation involves the business or management of Qwest Dex's directory business (other than its former revenue recognition policy) or employees that work for the Qwest Dex business. We do not have any knowledge that current employees of Qwest Dex are the subject of the U.S.

Attorney's investigation. None of the employees of Qwest Dex have informed us that they are the target of the U.S. Attorney's investigation or have been contacted by the U.S. Attorney's office in connection with the investigation.

Although we acquired only the assets of the Qwest Dex business located in our region and not the Qwest Dex corporate entity and we did not assume in the Acquisition any liabilities relating to the SEC or the U.S. Attorney's office investigations, there can be no assurances that these investigations or other investigations will not have a material adverse effect on our business.

OUR BUSINESS COULD SUFFER IF THERE IS A PROLONGED ECONOMIC DOWNTURN.

We derive our net revenues from the sale of advertising in our directories. Our advertising revenues, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business.

OUR DEPENDENCE ON THIRD-PARTY PROVIDERS OF PRINTING, DISTRIBUTION AND DELIVERY SERVICES COULD MATERIALLY ADVERSELY AFFECT US.

We depend on third parties for the printing and distribution of our directories. We have contracts with two companies, R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation, for the printing of our directories. Although these contracts do not expire until December 31, 2006 and July 30, 2008, respectively, because of the large print volume and specialized binding of directories, there are only a small number of companies in the printing industry that could service our needs. Accordingly, the inability or unwillingness of Donnelley or Quebecor to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business.

We have a contract with a single company, Product Development Corporation, or PDC, for the distribution of our directories. Although this contract does not expire until December 31, 2003, either party may terminate the contract upon 180 days' written notice. There are only a small number of companies that could service our distribution needs. Accordingly, the inability or unwillingness of PDC to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business.

We have a contract with Matson Intermodal System, Inc. to provide logistical support and to transport our printed directories from our printers' locations to PDC. Although this contract will not expire until December 31, 2003 and we have a right to extend the contract until December 31, 2004, we rely on Matson's services extensively for our transportation and logistical needs, and only a small number of companies could service our transportation needs. Accordingly, any disruptions in the services provided to us by Matson or by a third party upon termination of our contract with Matson, if it is not renewed, could have a material adverse effect on our business.

FLUCTUATIONS IN THE PRICE OR AVAILABILITY OF PAPER COULD MATERIALLY ADVERSELY AFFECT US.

The principal raw material that we use is paper. In 2001, paper costs incurred comprised 4.4% of our revenues and 13.9% of our cost of revenues. Approximately 93% of the paper that we use is supplied by two companies: Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc. Pursuant to our agreements with them, Daishowa and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. Both agreements expire on December 31, 2003. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to our agreement, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year. If, in a particular year, Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2002. We do not engage in hedging activities to limit our exposure to paper price increases. The price of paper may fluctuate significantly in the future. Changes in the supply of or demand for paper could affect delivery times and prices. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE COULD BE MATERIALLY ADVERSELY AFFECTED BY TURNOVER AMONG SALES
REPRESENTATIVES OR LOSS OF KEY PERSONNEL.

We depend on our ability to identify, hire, train and retain qualified sales personnel. A loss of a significant number of experienced sales representatives would likely result in fewer sales of advertising in our directories and could materially adversely affect our business. We expend significant resources and management time in identifying and training our sales representatives. Our ability to attract and retain qualified sales personnel depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate. We cannot assure you that we will be able to hire or retain a sufficient number of sales representatives to achieve our financial objectives.

Furthermore, we depend on the continued services of key personnel, including regional sales management personnel. Pursuant to a joint management agreement, Qwest Dex and we simultaneously employ the following executives on a full-time basis until the earlier of the consummation of the Dex Media West Acquisition or a maximum of 120 days after the termination of the Dex Media West purchase agreement: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. Each of these shared executives must divide his or her time, effort and resources between Qwest Dex and us. In addition, upon consummation of the Dex Media West Acquisition, we expect to enter into a similar agreement with Dex Media West under which these executives will be employed solely by us and/or Dex Media, but will provide their services to both us and Dex Media West. Consequently, the executives will not be able to devote his or her full attention to our business. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business.

WE MAY BE MATERIALLY ADVERSELY AFFECTED BY OUR PRACTICE OF EXTENDING CREDIT TO SMALL AND MEDIUM-SIZED BUSINESSES.

In 2001, approximately 81% of our revenues were generated through the sale of advertising to local businesses, which are generally small and medium-sized businesses. In the ordinary course of our directory operations, we extend credit to these customers for advertising purchases. As of December 31, 2001, we had approximately 198,000 customers to which we extended credit with an average amount due per customer of approximately $2,750. Full collection of delinquent accounts can take many months or may never occur. In 2001, bad debt expense for our customers amounted to $16 million, or approximately 2.4% of our revenue. Small and medium-sized businesses tend to have fewer financial resources and higher rates of failure than do larger businesses. Consequently, although we attempt to mitigate exposure to the risks that result from extending credit to small and medium-sized businesses through credit screening and the collection of advance payments under certain circumstances, we cannot assure you that we will not be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

OUR SALES OF ADVERTISING TO NATIONAL ACCOUNTS IS COORDINATED BY THIRD PARTIES THAT WE DO NOT CONTROL.

Approximately 15% of our revenues in 2001 were derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of the directories that we publish. In order to sell advertising to these accounts, we contract with approximately 170 certified marketing representatives, or CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. In particular, we rely heavily on one of our CMRs, TMP Worldwide Inc., or TMP, which accounted for approximately 5% of our revenues in 2001. Although we believe that our relationship with TMP is mutually beneficial and that those CMRs with whom we have existing relationships or other third parties could service our needs if TMP were unable or unwilling to provide its services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of TMP or the other CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

As of September 30, 2002, approximately 80% of our workforce was represented by labor unions. One of our material collective bargaining agreements will expire in 2003 and the other will expire in 2006. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

FUTURE CHANGES IN QWEST LEC'S DIRECTORY PUBLISHING OBLIGATIONS IN THE DEX EAST STATES MAY INCREASE OUR COSTS.

Pursuant to the publishing agreement, we are required to discharge Qwest LEC's regulatory obligation to publish white pages directories covering each service territory in the Dex East States where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex East State were to impose additional or changed legal requirements in any of Qwest LEC's service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest LEC, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest LEC is only obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation expires seven years after the consummation of the Transactions. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest LEC that portion of our increased costs that Qwest LEC has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenues to cover any unreimbursed compliance costs.

WE ARE CONTROLLED BY THE CARLYLE GROUP AND WELSH, CARSON, ANDERSON & STOWE, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

A holding company equally controlled by Carlyle and WCAS and their respective affiliates currently owns all of the fully diluted equity of our indirect parent, Dex Media, and, therefore, Carlyle and WCAS have the power to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions.

The interests of Carlyle, WCAS and their affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and WCAS, as equity holders, might conflict with your interests as a note holder. Affiliates of Carlyle and WCAS may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder.

RISKS RELATED TO THE EXCHANGE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

We are a highly leveraged company. As of September 30, 2002, we would have had, on a pro forma basis after giving effect to the Transactions, $2,255 million of outstanding indebtedness, including approximately $1,280 million of indebtedness under our new credit facilities, $450 million of senior notes and $525 million of senior subordinated notes. In addition, our ratio of total indebtedness to owner's equity at September 30, 2002 would have been 3.4 to 1.0 on a pro forma basis. This level of indebtedness could have important consequences to you, including the following:

         o it limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

         o our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness will bear interest at floating rates;

         o it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

         o we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

         o it may make us more vulnerable to a downturn in our business or the economy;

         o the debt service requirements of our indebtedness could make it more difficult for us to make payments on the exchange notes;

         o a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

         o there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

The terms of the indentures and our new credit facilities permit us to incur significant additional indebtedness in the future. As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, we would have had $50 million available for additional borrowing under our new revolving credit facility. In addition, if the Dex Media West Acquisition is consummated, we expect to borrow an additional $160 million under the delayed draw portion of our tranche A term loan facility. All borrowings under our new credit facilities, including any borrowings under the delayed draw term loan facility, will rank senior in right of payment to the senior subordinated exchange notes and any future guarantees thereof and will be effectively senior (to the extent of the value of the collateral securing the borrowings) to the senior exchange notes and any future guarantees thereof. See "Our New Credit Facilities."

TO SERVICE OUR INDEBTEDNESS, INCLUDING THE EXCHANGE NOTES, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new revolving credit facility will be adequate to meet our future liquidity needs for the foreseeable future.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facilities and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

Exchange noteholders' right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the exchange notes will be effectively subordinated to the guarantors' secured indebtedness.

Holders of the Issuers' secured indebtedness and the secured indebtedness of any guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, our new credit facilities will be secured by liens on substantially all of our assets and the assets of our existing and future domestic subsidiaries. The exchange notes and the guarantees will be effectively subordinated to all such secured indebtedness to the extent of the value of its collateral. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the respective exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, the aggregate amount of the Issuers' secured indebtedness would have been approximately $1,280 million, and approximately $50 million would have been available for additional borrowing under our new revolving credit facility. As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, Dex Media International (the only guarantor as of the consummation of the Transactions) would have had no secured indebtedness, other than its guarantee of our new credit facilities. In addition, if the Dex Media West Acquisition is consummated, we expect to borrow an additional $160 million under the delayed draw term loan portion of the tranche A term loan facility, which will be secured. We and the guarantors will be permitted to borrow significant additional indebtedness, including secured indebtedness, in the future under the terms of the indentures and our new credit facilities. See "Our New Credit Facilities," "Description of Senior Exchange Notes--Certain Covenants" and "Description of Senior Subordinated Exchange Notes--Certain Covenants."

THE RIGHT OF HOLDERS OF SENIOR SUBORDINATED EXCHANGE NOTES TO RECEIVE PAYMENTS ON THE SENIOR SUBORDINATED EXCHANGE NOTES WILL BE JUNIOR TO THE BORROWINGS UNDER OUR NEW CREDIT FACILITIES AND THE SENIOR EXCHANGE NOTES, AND ALL FUTURE SENIOR INDEBTEDNESS. FURTHER, THE GUARANTEES OF THE SENIOR SUBORDINATED EXCHANGE NOTES WILL BE JUNIOR TO THE GUARANTORS' SENIOR INDEBTEDNESS.

The senior subordinated exchange notes will rank behind all of the Issuers' existing indebtedness, including the senior exchange notes and borrowings under our new credit facilities, and the Issuers' future indebtedness, and the guarantees of the senior subordinated exchange notes will rank behind any guarantor's existing and future indebtedness, including guarantees of the senior exchange notes and borrowings under our new credit facilities except, in each case, any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the senior subordinated exchange notes or the guarantees of the senior subordinated exchange notes, as applicable. As a result, upon any distribution to the Issuers' creditors or the creditors of any guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors or their respective property, the holders of the Issuers' senior indebtedness and the senior indebtedness of any guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated exchange notes or any guarantees of the senior subordinated exchange notes.

In addition, all payments on the senior subordinated exchange notes and any guarantees of the senior subordinated exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors, holders of the senior subordinated exchange notes will participate with trade creditors and all other holders of the Issuers and any guarantor's senior subordinated indebtedness in the assets remaining after the Issuers and any guarantors have paid all of their respective senior indebtedness. However, because the indenture governing the senior subordinated exchange notes requires that amounts otherwise payable to holders of the senior subordinated exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated exchange notes may receive less, ratably, than the holders of senior indebtedness.

Assuming we had consummated the Transactions on September 30, 2002, the senior subordinated exchange notes would have been subordinated to $1,730 million of senior indebtedness and approximately $50 million would have been available for borrowing as additional senior indebtedness under our new revolving credit facility. In addition, if the Dex Media West Acquisition is consummated, we expect to borrow an additional $160 million under a delayed draw term loan facility, which will be senior indebtedness. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the senior subordinated exchange notes.

RESTRICTIVE COVENANTS IN OUR NEW CREDIT FACILITIES AND THE INDENTURES MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

Our new credit facilities and the indentures limit our ability, among other things, to:

         o     incur additional indebtedness;

         o     issue preferred stock;

         o pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

         o     sell assets, including capital stock of restricted subsidiaries;

         o agree to payment restrictions affecting our restricted subsidiaries;

         o consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

         o     enter into transactions with our affiliates;

         o     incur liens;

         o     designate any of our subsidiaries as unrestricted subsidiaries;
               and

         o     enter into new lines of businesses.

In addition, our new credit facilities include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the exchange notes, while indebtedness under our new credit facilities is outstanding. The agreement governing our new credit facilities also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indentures and the agreement governing our new senior credit facilities could:

         o limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

         o adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our new credit facilities. If a default occurs, the lenders under our new credit facilities may elect to:

         o declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

         o     prevent us from making payments on the exchange notes,

any of which would result in an event of default under the exchange notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our new credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our new credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes. See "Description of Senior Exchange Notes--Ranking," "Description of Senior Exchange Notes--

Certain Covenants," "Description of Senior Subordinated Exchange
Notes--Ranking," "Description of Senior Subordinated Exchange Notes--Certain Covenants" and "Our New Credit Facilities."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, any guarantees of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee:

         o receives less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

         o either (1) is insolvent or rendered insolvent by reason of such incurrence, (2) is engaged in a business or transaction for which the guarantor's remaining assets constitute unreasonably small capital, or (3) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature.

The court might also avoid a guarantee, without regard to those factors, if it found that the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

         o if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

         o     it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in making this determination. If a court voided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from another guarantor or from any other source.

THE EXCHANGE NOTES MAY LOSE THEIR SUBSIDIARY GUARANTEES.

The exchange notes will be guaranteed by each of our current and future subsidiaries (other than Dex East Finance) that is a guarantor or direct borrower under our new credit facilities. A subsidiary will no longer guarantee the exchange notes if certain events occur, including if that subsidiary is no longer a guarantor or direct borrower under our new credit facilities.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES.

Upon the incurrence of specific kinds of change of control events, we may need to refinance large amounts of our debt, including the exchange notes and borrowings under our new credit facilities. If a change of control occurs, we must offer to purchase the exchange notes for a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the exchange notes upon a change of control. In addition, our new credit facilities prohibit us from repurchasing the exchange notes until we first repay our new credit facilities in full. If we fail to repurchase the exchange notes in that circumstance, we will go into default under each of the indentures governing the exchange notes and under our new credit facilities. Any future debt that we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The purchase requirements contained in our debt instruments could also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not necessarily constitute a change of control under the indentures governing the exchange notes. See "Our New Credit Facilities," "Description of Senior Exchange Notes--Change of Control" and "Description of Senior Subordinated Exchange Notes--Change of Control."

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, AND WE CANNOT ASSURE YOU THAT A MARKET FOR THE EXCHANGE NOTES WILL DEVELOP OR THAT YOU WILL BE ABLE TO SELL YOUR EXCHANGE NOTES.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system, although application will be made to make the exchange notes eligible for trading in The PORTAL Market. The initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

IF YOU DO NOT PROPERLY TENDER YOUR OUTSTANDING NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL BE ADVERSELY AFFECTED.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

Together with the sale by us of the outstanding notes on November 8, 2002, we, Dex East Finance and the subsidiary guarantor entered into two registration rights agreements, each dated November 8, 2002, with the initial purchasers of the outstanding notes, which require that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreements further provide that we must use all commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 180 days of the issue date of the outstanding notes. It further provides that we must use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of each of the registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of each of the registration rights agreements does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreements. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreements. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

         o any exchange notes to be received by the holder will be acquired in the ordinary course of business;

         o the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

         o the holder is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us, Dex East Finance or the subsidiary guarantor; and

         o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreements, we may be required to file a "shelf" registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

         o acquired the exchange notes other than in the ordinary course of the holder's business;

         o the holder has an arrangement with any person to engage in the distribution of exchange notes;

         o is an "affiliate" of ours, Dex East Finance or the subsidiary guarantor within the meaning of Rule 405 under the Securities Act; or

         o is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC's staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on __________ __, 2003 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

As of the date of this prospectus, outstanding notes representing $450 million in aggregate principal amount of senior notes and $525 million in aggregate principal amount of senior subordinated notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The expiration date shall be 5:00 p.m., New York City time, on __________ __, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

         o to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

         o     to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading "--Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

         o certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

         o a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

         o you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading "--Exchange Agent" prior to the expiration date.

Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding notes tendered pursuant thereto are tendered:

         o by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

         o     for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be representing to us that, among other things:

         o any exchange notes to be received by you will be acquired in the ordinary course of business;

         o you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

         o you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us, Dex East Finance or the subsidiary guarantor; and

         o if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o     the tender is made through an eligible institution;

         o prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

         o the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

         o specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

         o identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

         o specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading "--Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

            By Registered or Certified Mail, Hand Delivery or Overnight Courier:
            U.S. Bank National Association
            180 East 5th Street
            St. Paul, Minnesota 55101 Attn: Specialized Finance Department

            By Facsimile: (Eligible Institutions Only) (651) 244-1537

            For Information or Confirmation by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

                                 USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under both of the registration rights agreements, each dated November 8, 2002, by and among us, Dex East Finance, the subsidiary guarantor and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

On November 8, 2002, we issued and sold the outstanding notes. We used the proceeds from the offering of the outstanding notes, together with borrowings under our new credit facilities and equity contributions from the Equity Investors, to fund payment of the consideration for the Transactions, pay related fees and expenses and for working capital purposes.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2002, on a pro forma basis after giving effect to the Transactions. The information in this table should be read in conjunction with "The Transactions," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this prospectus.

                                                   SEPTEMBER 30, 2002
                                                        PRO FORMA
(IN MILLIONS)                                          (UNAUDITED)
------------------------------------------------------------------------
Cash and cash equivalents ..............                $   15
                                                        ======
Total debt:
   New credit facilities:
     Revolving credit facility(1) ......                $   50
     Tranche A term loan facility(2) ...                   530
     Tranche B term loan facility ......                   700
   Outstanding senior notes ............                   450
   Outstanding senior subordinated notes                   525
                                                        ------
         Total debt ....................                $2,255
Total owner's equity(3) ................                   655
                                                        ------
         Total capitalization ..........                $2,910

(1) Total availability of $100 million, of which $50 million was borrowed to fund the Acquisition. As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, we estimate that we would have had $50 million available under our new revolving credit facility.

(2) In addition, the tranche A term loan facility includes a $160 million delayed draw commitment, which will terminate if the Dex Media West Acquisition is not consummated.

(3) Represents the equity contribution from the Equity Investors. If the Dex Media West Acquisition is consummated, the Equity Investors will contribute an additional $50 million in cash equity to us, which will be used by Dex Media, together with borrowings under the delayed draw portion of the tranche A term loan facility, to pay a portion of the purchase price for Dex Media West to be paid to Qwest. See "The Transactions--Synergies with Dex Media West."

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of Dex Media East has been derived by the application of pro forma adjustments to the historical combined financial statements of Dex East included elsewhere in this prospectus. The pro forma statements of income for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to the Transactions as if the Transactions were consummated as of January 1, 2001. The pro forma balance sheet gives effect to the Transactions as if the Transactions had occurred as of September 30, 2002. The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. In addition, the pro forma financial information does not reflect (1) the consummation of the Dex Media West Acquisition or the anticipated effects therefrom, which include the borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility, an additional $50 million cash equity contribution to us from the Equity Investors and the synergies that we would have realized with Dex Media West, (2) certain changes to our cost structure, which may be significant, that are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Stand-Alone Company" and "--Sensitivity Analysis Relating to EBITDA" or (3) if the Dex Media West Acquisition is not consummated, the costs which we will be obligated to pay to obtain the permanent right to use certain intellectual property, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Post-Transactions." The unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions" and the historical combined financial statements and the notes thereto included elsewhere in this prospectus.

The Transactions will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and the resulting goodwill and other intangible assets will be accounted for under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The total purchase price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based upon management's best estimates of current fair values. The actual purchase price allocation and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values to be undertaken by Dex Media East in conjunction with independent appraisers. As a result, actual asset and liability values and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma financial information included herein.

                               DEX MEDIA EAST LLC
                        UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002

----------------------------------------------------------------------------------------------------------------------------------
                                                       DEX EAST      ASSETS & LIABILITIES                  DEX MEDIA EAST LLC
(DOLLARS IN MILLIONS)                                HISTORICAL(a)     NOT ACQUIRED(a)    ADJUSTMENTS(b)        PRO FORMA
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents ......................     $    62           $   (62)          $    15           $    15
   Accounts receivable, net .......................          52                --                --                52
   Deferred directory costs .......................         104                --               (24)               80
   Current deferred taxes .........................          48               (48)               --                --
   Other current assets ...........................           2                --                --                 2
                                                        ---------------------------------------------------------------------------
      Total current assets ........................         268              (110)               (9)              149
Intangible assets .................................          --                --             2,691             2,691
Deferred financing costs ..........................          --                --               129               129
Property, plant and equipment, net ................          25                --                --                25
Prepaid benefit obligations and
   other assets ...................................          63                --               (63)               --
                                                        ---------------------------------------------------------------------------
      Total assets ................................     $   356           $  (110)          $ 2,748           $ 2,994
                                                        ---------------------------------------------------------------------------
LIABILITIES AND OWNER'S (DEFICIT) EQUITY
Current liabilities:
  Short-term borrowings ...........................     $   329           $  (329)               --                --
   Short-term borrowings from
      affiliate ...................................         849              (849)               --                --
   Accounts payable ...............................          13                --                --                13
   Amounts due to related parties .................          25                --                --                25
   Employee compensation ..........................          12                --                --                12
   Deferred revenue and customer deposits .........          77                --               (76)                1
Other accrued liabilities .........................           8                --                --                 8
                                                        ---------------------------------------------------------------------------
      Total current liabilities ...................       1,313            (1,178)              (76)               59
                                                        ---------------------------------------------------------------------------
Deferred income taxes .............................           7                (7)               --                --
Post-retirement and other post-employment
   benefit obligations ............................          34                --                (9)               25
Revolving credit facility .........................          --                --                50                50
Tranche A term loan facility ......................          --                --               530               530
Tranche B term loan facility ......................          --                --               700               700
Senior notes ......................................          --                --               450               450
Senior subordinated notes .........................          --                --               525               525
                                                        ---------------------------------------------------------------------------
      Total liabilities ...........................       1,354            (1,185)            2,170             2,339
                                                        ---------------------------------------------------------------------------
Commitments and contingencies
Owner's (deficit) equity ..........................        (998)            1,075               578               655
                                                        ---------------------------------------------------------------------------
      Total liabilities and owner's
   (deficit) equity ...............................     $   356           $  (110)          $ 2,748           $ 2,994
                                                        ---------------------------------------------------------------------------

See accompanying notes to unaudited pro forma balance sheet.

                               DEX MEDIA EAST LLC
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

The pro forma financial data have been derived by the application of pro forma adjustments to our historical financial statements as of the date noted.

(a) Pursuant to the purchase agreement, Dex Media East did not acquire cash, cash equivalents or short-term borrowings from affiliates. In addition, as the Acquisition is treated as an asset purchase for federal income tax purposes, no deferred taxes or income taxes payable were acquired or assumed by Dex Media East.

(b) Adjustments to the unaudited Pro Forma Balance Sheet are summarized in the following table and are described in the notes that follow:

-----------------------------------------------------------------------------------------------------
                                                     ACQUISITION OF  TRANSACTION FEES     TOTAL NET
                                       FINANCING(1)    DEX EAST(2)    AND EXPENSES(3)     ADJUSTMENT
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents ............   $ 2,910       $(2,754)         $  (141)         $    15
Deferred directory costs .............        --           (24)              --              (24)
Intangible assets ....................        --         2,679               12            2,691
Deferred financing costs .............        --            --              129              129
Prepaid benefit obligations and other
  assets .............................        --           (63)              --              (63)
Deferred revenue and customer deposits        --           (76)              --              (76)
Post-retirement and other
  post-employment benefit obligations         --            (9)              --               (9)
Revolving credit facility ............        50            --               --               50
Tranche A term loan facility .........       530            --               --              530
Tranche B term loan facility .........       700            --               --              700
Senior notes .........................       450            --               --              450
Senior subordinated notes ............       525            --               --              525
Owner's equity (deficit) .............       655           (77)              --              578
---------------------------------------------------------------------------------------------------------

(1) Sources and uses of funds for the Acquisition are as follows:

               ----------------------------------------------------------
               Sources of funds:

               Revolving credit facility ...................       $   50
               Tranche A term loan facility ................          530
               Tranche B term loan facility ................          700
               Outstanding senior notes ....................          450
               Outstanding senior subordinated notes........          525
               Cash equity .................................          655
                                                                   ------
               Total .......................................       $2,910
               ----------------------------------------------------------

               Uses of funds:
               Purchase price ..............................       $2,754
               Transaction expenses ........................          141
               Working capital .............................           15
                                                                   ------
               Total .......................................       $2,910
               ----------------------------------------------------------

(2) The purchase price and preliminary pro forma calculation of the excess of the purchase price over the book value of net assets acquired is as follows:

               --------------------------------------------------------------------------------------
               Cash purchase price ....................................................       $ 2,754
               Owner's deficit adjusted for assets and liabilities not acquired........           (77)
                                                                                              -------
               Excess of purchase price over net book value ...........................         2,677
                                                                                              -------
               Preliminary allocation of excess of purchase price over net book value and related purchase accounting adjustments:
                  Deferred revenue and customer deposits ..............................       $    76
                  Post-retirement and other post-employment benefit obligations........             9
                  Prepaid benefit obligations and other current assets ................           (63)
                  Deferred directory costs ............................................           (24)
                  Intangible assets(A) ................................................         2,679
                                                                                              -------
               Total ..................................................................       $ 2,677
               --------------------------------------------------------------------------------------

         (A) See Note (b) to unaudited pro forma statement of income.

(3) Represents estimated fees and expenses incurred in connection with the Transactions of which $129 million is deferred financing costs.

                               DEX MEDIA EAST LLC
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

----------------------------------------------------------------------------------------------------------------
                                                               DEX EAST                 DEX MEDIA EAST LLC
(DOLLARS IN MILLIONS)                                         HISTORICAL   ADJUSTMENTS      PRO FORMA
----------------------------------------------------------------------------------------------------------------
Revenues:
     Directory services revenues ...........................   $ 647        $  --            $ 647
     Directory services revenues, affiliates ...............       6           --                6
     Internet yellow pages revenues ........................       9           --                9
     Other revenues ........................................       4           --                4
                                                                ------------------------------------
           Total revenues ..................................     666           --              666
                                                                ------------------------------------
Operating expenses:
     Cost of revenues ......................................     209           --              209
     General and administrative expense ....................      48            2(a)            50
     Depreciation and amortization expense .................      12          118(b)           130
     Merger-related expenses ...............................       4           --                4
     Impairment charges ....................................       7           --                7
                                                                ------------------------------------
           Total operating expenses ........................     280          120              400
                                                                ------------------------------------
           Operating income ................................     386         (120)             266
Other (income) expense:

     Interest income .......................................      (4)           4(c)            --
     Interest expense ......................................     114           97(c)           211
     Other expense .........................................       7           --                7
                                                                ------------------------------------
           Income before income taxes ......................     269         (221)              48
Provision for income taxes .................................     108          (88)(d)           20
                                                                ------------------------------------
           Net income......................................$     161        $(133)           $  28
                                                                ------------------------------------
----------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited pro forma statements of income

                               DEX MEDIA EAST LLC
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

--------------------------------------------------------------------------------------------------------------------------
                                                              DEX EAST                                 DEX MEDIA EAST
(DOLLARS IN MILLIONS)                                        HISTORICAL          ADJUSTMENTS            LLC PRO FORMA
--------------------------------------------------------------------------------------------------------------------------
Revenues:
   Directory services revenues ...........................      $ 500               $  --                  $ 500
   Directory services revenues, affiliates ...............          5                  --                      5
   Internet yellow pages revenues ........................          7                  --                      7
   Other revenues ........................................          4                  --                      4
                                                                ------------------------------------------------
     Total revenues ......................................        516                  --                    516
                                                                ------------------------------------------------
Operating expenses:
   Cost of revenues ......................................        156                  --                    156
   General and administrative expense ....................         42                2(a)                     44
   Depreciation and amortization expense .................          8                  88(b)                  96
                                                                ------------------------------------------------
     Total operating expenses ............................        206                  90                    296
                                                                ------------------------------------------------
   Operating income ......................................        310                 (90)                   220
Other expense:
   Interest income .......................................         (1)                  1                     --
   Interest expense ......................................         73                  85(c)                 158
                                                                ------------------------------------------------
     Income before income taxes ..........................        238                (176)                    62
Provision for income taxes ...............................         96                 (70)(d)                 26
                                                                ------------------------------------------------
     Net income ..........................................      $ 142               $(106)                 $  36
                                                                ------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to unaudited pro forma statements of income.

                               DEX MEDIA EAST LLC

                NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME

We estimate that our revenues and expenses for the twelve months following the consummation of the Transactions will be approximately $76 million and $24 million lower, respectively, than they would have been had the Transactions not occurred because the Transactions will be accounted for under the purchase method of accounting, under which the deferred revenue and deferred directory costs will be fair valued. Had these purchase accounting adjustments not been made, approximately $76 million of deferred revenue would have been recorded as revenue and $24 million of deferred directory costs would have been recorded as expense over the twelve months following the consummation of the Transactions. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no historical or future cash impact.

         (a) Represents a $2 million annual fee expected to be paid to the Sponsors under the management agreement.

         (b) We have not yet completed the final analysis of the fair value of our net assets in order to determine the allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of our net assets has been presented as an adjustment to the total intangible assets in the accompanying pro forma balance sheet. For purposes of the unaudited pro forma financial statements, we have estimated that 49% of the excess of the purchase price over the carrying value of our assets will be allocated to intangible assets with an average composite life of about 11 years. We have also estimated that 12% of the excess of the purchase price over the carrying value of our assets will be allocated to other identifiable intangibles, which are believed to have indefinite lives, and the remaining excess will be allocated to goodwill, which also has an indefinite life. In the event that final appraisals determine that other material amortizable intangibles exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma statement of income. For example, if the amount allocated to amortizable intangibles increased from 49% to 59%, pro forma amortization expense for the year ended December 31, 2001 and for the nine months ended September 30, 2002 would increase by about $24 million and $18 million, respectively.

               Based on preliminary information, we believe the list of significant identifiable intangible assets includes, but is not limited to, customer relationships, a non-compete agreement and trademarks.

         (c) The pro forma adjustment to interest expense reflects an interest rate of 9 7/8% for the senior notes, an interest rate of 12 1/8% for the senior subordinated notes, an estimated interest expense relating to our new credit facilities (including the commitment fees on the unused portions of our new revolving credit facility and the tranche A term loan facility) and amortization of related debt issuance costs less the historical interest expense on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. For the adjustment to cash interest expense with respect to our new credit facilities, we used a weighted average interest rate of 6.7% and an assumed London Interbank Offered Rate ("LIBOR") of 3%. Pro forma cash interest expense would have been $193 million and $145 million for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

         (d)   Represents the estimated tax effect of the pro forma adjustments.

                       SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data as of and for each of the years ended December 31, 1999, 2000 and 2001 have been derived from our combined financial statements, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The selected historical financial data as of and for each of the years ended December 31, 1997 and 1998 and as of and for the nine months ended September 30, 2001 and 2002 were derived from our unaudited combined financial statements which, in the case of the nine months ended September 30, 2001 and 2002 are included elsewhere in this prospectus. In the opinion of management, the unaudited financial data for the nine months ended September 30, 2001 and 2002 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year. The following data should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this prospectus.

While we have been a stand-alone company since the consummation of the Transactions on November 8, 2002, we have historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region. Because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the Acquisition, we expect our cost structure to change significantly from that reflected in our historical operating results. As a result, our historical results of operations, financial position and cash flows are not indicative of what they would have been had we operated as a stand-alone company without the shared resources of Qwest and its affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sensitivity Analysis Relating to EBITDA."

(DOLLARS IN MILLIONS, OTHER THAN PRINTED REVENUES PER                                                             NINE MONTHS
ADVERTISER (LOCAL))                                              YEAR ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                                 -----------------------------------------------------      -----------------------
                                                 1997       1998        1999         2000         2001         2001        2002
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Directory services revenues ...............   $     513   $     555   $     587   $     619    $     647    $     483    $     500
Directory services revenues, affiliates ...          --          --           5           5            6            4            5
Other revenues ............................           6           6           9          14           13           11           11
Total revenues ............................         519         561         601         638          666          498          516
Cost of revenues ..........................         205         223         232         238          209          156          156
General and administrative expense ........          79          76          87          49           48           41           42
Depreciation and amortization expense .....          16          14          14          15           12           10            8
Merger-related expenses(a) ................          --          --          --           6            4            4           --
Impairment charges(b) .....................          --          --          --          --            7           --           --
                                              -------------------------------------------------------------------------------------
Total operating expenses ..................         300         313         333         308          280          211          206
                                              -------------------------------------------------------------------------------------
Operating income ..........................   $     219   $     248   $     268   $     330    $     386    $     287    $     310
                                              -------------------------------------------------------------------------------------
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(c) .....        55.5x       62.8x        2.1x        2.7x         3.3x         3.3x         4.2x
OTHER OPERATIONAL DATA:
Number of local advertisers (at period end)     223,199     220,131     215,294     211,087      205,715      206,705      201,836
Printed revenues per advertiser (local) ...   $   1,931   $   2,108   $   2,293   $   2,450    $   2,622          n/a          n/a
Local advertiser renewal rate .............          94%         94%         94%         94%          93%          93%          93%
Number of directories published ...........         156         154         153         152          150          112          112
BALANCE SHEET DATA (AT PERIOD END):
Total cash and cash equivalents ...........          --          --          --          --    $      55    $     148    $      62
Working capital(d) ........................   $      39   $  (1,559)  $  (1,687)  $  (1,519)      (1,267)      (1,321)      (1,045)
Adjusted net working capital(d) ...........          66          52          54          84           69           (9)          71
Total assets ..............................         244         265         299         313          348          420          356
Total debt(e) .............................          27       1,611       1,741       1,603        1,391        1,460        1,178
Owner's equity (deficit) ..................          49      (1,542)     (1,673)     (1,493)      (1,250)      (1,300)        (998)
-----------------------------------------------------------------------------------------------------------------------------------

(a) Merger-related expenses reflect expenses incurred in connection with Qwest's acquisition of U S WEST, or the Merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses (offset against a post-retirement benefit plan curtailment gain) and rebranding expenses.

(b) Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(c) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. The decrease in the ratio of earnings to fixed charges in 1999 results from the apportionment of a portion of a Qwest Dex line of credit borrowing arrangement in 1999.

(d) Working capital is defined as current assets less current liabilities. Adjusted net working capital is defined as current assets, adjusted to exclude cash and cash equivalents, less current liabilities, adjusted to exclude short-term borrowings from affiliates. These short-term borrowings will be eliminated after the consummation of the Transactions. The following table summarizes the calculation of adjusted net working capital for the periods indicated:

                                                                                                                NINE MONTHS ENDED
(DOLLARS IN MILLIONS)                                          YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
-----------------------------                -----------------------------------------------------------    -----------------------
                                               1997        1998         1999         2000         2001        2001          2002
                                             --------    --------     --------     --------     --------    ---------     --------
Working capital ..........................   $    39     $(1,559)     $(1,687)     $(1,519)     $(1,267)     $(1,321)     $(1,045)
Adjustments to working capital:
  Cash and cash equivalents ..............        --          --           --           --          (55)        (148)         (62)
  Short term borrowings ..................        27       1,611        1,741        1,603        1,391        1,460        1,178
                                             --------------------------------------------------------------------------------------
Adjusted net working capital: ............   $    66     $    52      $    54      $    84      $    69      $    (9)     $    71
-----------------------------------------------------------------------------------------------------------------------------------

         Adjusted net working capital is included in this prospectus to provide additional information with respect to the working capital of Dex Media East, as it excludes cash and short term borrowings that were not acquired by Dex Media East from its predecessor. Adjusted net working capital is not calculated under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for working capital prepared in accordance with GAAP. In addition, adjusted net working capital as presented is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(e) Consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us.
         Note 2a to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the section entitled "Risk Factors," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data," "--Liquidity and Capital Resources" and our combined financial statements and related notes thereto included elsewhere in this prospectus. The historical information, including the historical financial data, included in this prospectus is that of Qwest Dex Holdings, Inc. and its subsidiary in our region prior to the Acquisition, our predecessor, which we refer to as Dex East. In the following discussion and analysis only, "we," "our" or "us" refers to Dex East with respect to any historical information.

OVERVIEW

We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2001, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2001, we had a total of approximately 206,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,600 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the nine months ended September 30, 2002, after giving pro forma effect to the Transactions, we generated $516 million in revenues.

STAND-ALONE COMPANY

We have historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region and not as a stand-alone company. The combined financial statements included in this prospectus have been derived from the historical consolidated financial statements of Qwest Dex Holdings, the parent company of Qwest Dex, Inc., and include the assets, obligations and activities of Qwest Dex Holdings and Qwest Dex for business conducted in our region prior to the Acquisition. To prepare these combined financial statements, management of Qwest Dex Holdings and Qwest Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Qwest Dex Holdings and Qwest Dex to either Dex East or to the print and internet directory business of Qwest Dex Holdings and Qwest Dex in the Dex West States, which we refer to as Dex West. Whenever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. Substantially all of our revenues and cost of revenues have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. We believe these specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if we operated on a stand-alone basis. Note 2a to our combined financial statements included in this prospectus sets forth additional information regarding such identifications, assignments and apportionments. Because of our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates, our historical results of operations, financial position and cash flows are not indicative of what they would be had we operated without the shared resources of Qwest and its affiliates. Accordingly, our combined financial statements are not indicative of our future results of operations, financial position and cash flows. See "--Sensitivity Analysis Relating to EBITDA" and our combined financial statements and related notes thereto included in this prospectus.

Historically, we reimbursed Qwest for services it and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became our employees upon consummation of the Transactions. Such fully distributed employee costs are paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs are paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. For more detail regarding how we have historically reimbursed Qwest for services Qwest and its affiliates provided to us, see Note 9a to our combined financial statements included in this prospectus. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to us by Qwest affiliates may not necessarily reflect the expenses that we will incur as an independent entity.

Qwest and Qwest LEC will continue to provide certain services that they have historically provided to us, including support services relating to information technology, real estate, human resources and legal matters, pursuant to the transition services agreement for a maximum of 18 months. We believe that we will replace, or be able to replace, the services provided by Qwest and Qwest LEC prior to the termination of the transition services agreement with services provided internally or through arrangements with third parties at the costs that are assumed in the analysis that follows. However, there can be no assurances that we will be able to replace the services at the costs that are assumed in the analysis that follows.

While we have been a stand-alone company since the consummation of the Transactions on November 8, 2002, we have historically operated the print and internet directory businesses of Qwest Dex, Inc. in our region prior to the Acquisition. We will incur incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the Dex Media West Acquisition is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the Dex Media West Acquisition is consummated, Dex Media West will reimburse us for a portion of these costs and we will not incur other costs because we will benefit from certain economies of scale as a result of sharing services relating to information technology, operations, real estate, human resources and legal matters with Dex Media West. Therefore, we believe that we will benefit from net synergies if the Dex Media West Acquisition is consummated.

We will fund $210 million of the purchase price for Dex Media West to be paid by Dex Media to Qwest in connection with the Dex Media West Acquisition which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. We expect to fund that portion of the Dex Media West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Equity Investors. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the Dex Media West Acquisition is not consummated. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest" and "The Transactions--Agreements between Us and Dex Media West and/or Dex Media." The Dex Media West Acquisition is subject to a number of conditions described in "The Transactions." In addition, certain shareholders of Qwest are seeking to enjoin the sale of the Dex West assets. There can be no assurances that the Dex Media West Acquisition will be consummated or that the anticipated synergies will be realized.

Historically, we have been included in the consolidated federal income tax returns filed by Qwest. We have had an informal agreement with Qwest pursuant to which we were required to compute our provision for income taxes on a separate return basis and pay to, or receive from, Qwest the separate U.S. federal income tax return liability or benefit so computed, if any. For federal income tax purposes, the Acquisition will be treated as an asset purchase and, immediately after the consummation of the Acquisition, Dex Media East, Inc., our direct parent, had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the Acquisition, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis. We estimate that this step-up in tax basis for intangibles, which will be amortized over 15 years, will significantly reduce the cash taxes of Dex Media East, Inc. over that period. See "Unaudited Pro Forma Financial Information."

In connection with the Transactions, we incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt will adversely affect our net income. Upon consummation of the Transactions, we incurred estimated one-time fees and expenses of approximately $141 million.

REVENUES

We derive virtually all of our revenues from the sale of advertising in our printed directories, which we refer to as directory services revenues. We also provide related services, including an internet-based directory and direct marketing services. Growth in directory services revenues is affected by several factors, including growth in advertising customers, increases in the pricing of advertising, increases in the quantity of advertising purchased per customer and the introduction of additional products which generate incremental revenues. In the aggregate, directory services revenues also may increase through the publication of new printed directories.

We estimate that our revenues and expenses for the twelve months following the consummation of the Transactions will be lower than they would have been had the Transactions not occurred because the Transactions will be accounted for under the purchase method of accounting, under which the deferred revenue and deferred directory costs would be fair valued. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no historical or future cash impact.

Our combined financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method, under which revenues and expenses are recognized ratably over the life of each directory, commencing in the month of delivery. Revenues from internet advertisements are recognized ratably over the twelve-month period we commit to carry the advertisement.

COST OF REVENUES

We account for cost of revenues under the deferral and amortization method. Accordingly, our cost of revenues recognized in a given period consist of (1) costs incurred in the given period and recognized in the given period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the given period and (3) costs incurred in the given period, a portion of which is amortized and recognized in the given period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenues recognized in any given period and the costs incurred in the given period, which difference may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, employee costs relating to each of the foregoing, and information technology costs for maintenance of production systems. Sales commissions include commissions paid to third party certified marketing representatives, or CMRs, which act as our channel to national advertisers. All deferred costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Historically, cost of revenues have included charges incurred by Qwest relating primarily to information technology costs for maintenance of production systems allocated or directly assigned to us. Costs incurred and recognized in the period in which they are incurred include sales salaries and wages.

GENERAL AND ADMINISTRATIVE EXPENSE

Our general and administrative expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, information technology, training, customer billing and corporate management and bad debt expense. All of our general and administrative expense is recognized in the period in which it is incurred. Historically, our general and administrative expense has included the costs of other services, such as real estate, information technologies, finance and human resources, shared among Qwest affiliates; however, after the consummation of the Transactions and the termination of the transition services agreement, we will incur these costs directly. We anticipate that our general and administrative expense will increase as a stand-alone company. See "--Stand-Alone Company."

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED) COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)

------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                          NINE MONTHS ENDED     NINE MONTHS ENDED
                                               SEPTEMBER 30, 2002    SEPTEMBER 30, 2001      $ CHANGE    % CHANGE
------------------------------------------------------------------------------------------------------------------
Revenues ....................................      $ 516                   $ 498               $ 18         3.6%
Cost of revenues ............................      $ 156                   $ 156               $ --           0%
------------------------------------------------------------------------------------------------------------------
     Gross profit ...........................      $ 360                   $ 342               $ 18         5.3%
     Gross margin ...........................       69.8%                   68.7%               n/a         n/a
------------------------------------------------------------------------------------------------------------------
General and administrative expense ..........      $  42                   $  41               $  1         2.4%
------------------------------------------------------------------------------------------------------------------

REVENUES

Revenues increased by $18 million, or 3.6%, to $516 million for the nine months ended September 30, 2002 from $498 million for the same period in 2001. Included in total revenues for the nine months ended September 30, 2002 were $500 million in directory services revenues and $16 million of directory services revenues-affiliates and all other products.

Total directory services revenues, which consist of local and national directory services revenues, increased by $17 million, or 3.5%, to $500 million for the nine months ended September 30, 2002 from $483 million for the same period in 2001. Local directory services revenues increased by $18 million, or 4.5%, to $421 million for the nine months ended September 30, 2002 from $403 million for the same period in 2001. Local directory services revenues accounted for 81.6% of revenues for the nine months ended September 30, 2002 as compared to 80.9% for the same period in 2001. While the number of local advertisers declined by 2.4% for the twelve months ended September 30, 2002, the average annual revenues per local advertiser increased 6.9%, to $2,760 for the twelve months ended September 30, 2002 from $2,583 for the twelve month period ended September 30, 2001. Growth in the average revenues per local advertiser during the nine months ended September 30, 2002 resulted from price increases and additional revenues from premium products, such as color advertisements and awareness products. Sales to national advertisers for the nine months ended September 30, 2002 increased $1 million, or 1.3%, to $77 million from $76 million for the same period in 2001, which was a result of lower advertising volume purchased by national advertisers, offset by increases in prices. Sales to national advertisers for the nine months ended September 30, 2002 accounted for 14.9% of revenues for the period as compared to 15.3% for the same period in 2001. Other directory services revenues decreased by $2 million.

COST OF REVENUES

Cost of revenues recognized were unchanged at $156 million for the nine months ended September 30, 2002 when compared to the same period in 2001. Cost of revenues represented 30.2% of revenues for the nine months ended September 30, 2002, compared to 31.3% of revenues for the same period in 2001.

For the nine months ended September 30, 2002 and 2001, we incurred employee costs, direct costs of publishing, sales commissions, services from affiliates and other costs of $137 million and $136 million, respectively. Under the deferral and amortization method, cost of revenues recognized for the nine months ended September 30, 2002 and 2001 exceeded costs incurred by $19 million and $20 million, respectively.

Employee costs incurred during the period increased by $4 million, or 7.0%, to $61 million for the nine months ended September 30, 2002 from $57 million for the same period in 2001. The increase was primarily a result of increases in contract labor costs and local commissions resulting from increased sales compared to the prior period.

Direct costs of publishing incurred during the period, which include paper, printing and distribution, were unchanged at $46 million for the nine months ended September 30, 2002 when compared to the same period in 2001. In order to increase efficiencies, we reduced the number of copies printed. These savings were offset by increases in printing and distribution expenses in 2002 as compared to the 2001 period.

Services from affiliates incurred during the period, primarily associated with maintenance of production systems, declined by $4 million, or 50%, to $4 million for the nine months ended September 30, 2002 from $8 million for the same period in 2001. The reductions are a result of cost containment measures, including reductions in employees and consolidation of facilities, by the Qwest IT organization. All services from affiliates for the nine months ended September 30, 2002 and 2001 were paid based on billings presented by affiliates.

Other cost of revenues incurred during the period, which include sales commissions and professional services, increased by $1 million, or 4.0%, to $26 million for the nine months ended September 30, 2002 from $25 million for the same period in 2001.

GROSS PROFIT

Our gross profit increased by $18 million, or 5.3%, to $360 million for the nine months ended September 30, 2002 from $342 million for the same period in 2001 as a result of increased revenues without a corresponding increase in cost of revenues. Gross margin increased to 69.8% for the nine months ended September 30, 2002 from 68.7% for the same period in 2001.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense, excluding depreciation and amortization, increased by $1 million, or 2.4%, to $42 million for the nine months ended September 30, 2002 from $41 million for the same period in 2001. The increase was generally due to increases in services from affiliates and bad debt expense, which were partially offset by reductions in advertising expense.

Bad debt expense increased by $2 million, or 16.7%, to $14 million for the nine months ended September 30, 2002 from $12 million for the same period in 2001. Bad debt expense as a percent of total revenues was 2.7% for the nine months ended September 30, 2002 compared to 2.4% for the same period in 2001. This increase was due to a change in general economic conditions.

Services from affiliates increased by $4 million, or 17.4%, to $27 million for the nine months ended September 30, 2002 from $23 million for the same period in 2001. The increase was generally due to an increase in pension expenses, benefits expenses and one-time charges related to the Transactions. Services from affiliates included $16 million and $12 million in the nine months ended September 30, 2002 and 2001, respectively, that were paid based on billings from affiliates.

All other general and administrative expense, which includes employee expense and advertising, decreased by $5 million, or 83.3%, to $1 million for the nine months ended September 30, 2002 from $6 million for the same period in 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                               2001     2000     $ CHANGE      % CHANGE
--------------------------------------------------------------------------------------------------------------
Revenues ..................................................        $ 666     $ 638       $ 28           4.4%
Cost of revenues ..........................................        $ 209     $ 238       $(29)        (12.2)%
                                                                   -------------------------------------------
  Gross profit ............................................        $ 457     $ 400       $ 57          14.3%
  Gross margin ............................................         68.6%     62.7%       n/a           n/a
                                                                   -------------------------------------------
General and administrative expense ........................        $  48     $  49       $ (1)         (2.0)%
--------------------------------------------------------------------------------------------------------------

REVENUES

Revenues increased by $28 million, or 4.4%, to $666 million in 2001 from $638 million in 2000. Included in total revenues for 2001 were $647 million in directory services revenues and $19 million from directory services revenues, affiliates and all other products.

Total directory services revenues, which consist of local and national directory services revenues, increased by $28 million, or 4.5%, to $647 million in 2001 from $619 million in 2000. Local directory services revenues increased by $22 million, or 4.3%, to $539 million in 2001 from $517 million in 2000. Local directory services revenues accounted for 80.9% of revenues in 2001 as compared to 81.0% in 2000. While the number of local advertisers declined by 2.5% in 2001, the average annual revenues per local advertiser increased 7.0%, to $2,622 in 2001 from $2,450 in 2000. Growth in the average revenues per local advertiser in 2001 resulted from price increases and additional revenues from premium products, such as color advertisements and awareness products. Sales to national advertisers increased by $2 million, or 2.0%, to $101 million in 2001 from $99 million in 2000. Sales to national advertisers in 2001 accounted for 15.2% of revenues in 2001 as compared to 15.5% in 2000. Other directory services revenues increased by $4 million.

COST OF REVENUES

Cost of revenues recognized decreased $29 million, or 12.2%, to $209 million in 2001 from $238 million in 2000. Cost of revenues represented 31.4% of revenues in 2001, compared to 37.3% of revenues in 2000.

In 2001 and 2000, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $207 million and $238 million, respectively. Under the deferral and amortization method, costs of revenues recognized in 2001 exceeded costs incurred by $2 million, while costs recognized approximately equaled costs incurred in 2000.

Employee costs incurred during the period decreased by $10 million, or 11.2%, to $79 million in 2001 from $89 million in 2000. The decrease was primarily a result of process improvements at Qwest Dex which decreased the number of management and occupational employees associated with directory manufacturing and sales.

Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased $5 million, or 6.1%, to $77 million in 2001 from $82 million in 2000. The cost of printing and paper decreased by $4 million, or 5.9%, to $64 million in 2001 from $68 million in 2000. The decrease was due in part to the use of a more efficient typesetting font, which allowed our directories to be produced using fewer pages and in part to a reduction in the number of copies printed. In addition, the implementation of new technologies allowed us to supply digital pages to our printers, which further reduced printing costs.

Services from affiliates incurred during the period decreased by $9 million, or 45.0%, to $11 million in 2001 from $20 million in 2000. For 2001, $10 million of affiliate services were paid based on billings presented by affiliates and $1 million was paid directly by us through payroll and benefit processes. In 2000, all affiliate services were paid directly by us through payroll and benefit processes. Such costs decreased primarily as a result of cost reduction efforts at Qwest, which reduced service levels and related cost allocations.

Other cost of revenues incurred during the period, which include sales commissions and professional services, decreased by $7 million, or 14.9%, to $40 million in 2001 from $47 million in 2000, primarily a result of cost reduction measures at Qwest Dex.

GROSS PROFIT

Our gross profit increased by $57 million, or 14.3%, to $457 million in 2001 from $400 million in 2000 as a result of increased revenues and decreased cost of revenues. Gross margin increased to 68.6% in 2001 from 62.7% in 2000.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense, excluding depreciation and amortization, decreased by $1 million, or 2.0%, to $48 million in 2001 from $49 million in 2000. The decrease was generally due to reductions in the cost of services supplied by affiliates, a reduction in advertising and promotion expense and other cost reduction programs, which were partially offset by an increase in bad debt expense.

Advertising and promotion expense decreased by $7 million, or 50%, to $7 million in 2001 from $14 million in 2000. The decrease related primarily to reduced advertising production costs and media purchases.

Bad debt expense increased by $2 million, or 14.3%, to $16 million in 2001 from $14 million in 2000. Bad debt expense as a percentage of total revenues was 2.4% in 2001 compared to 2.2% in 2000. The increase in expense related primarily to a decline in economic conditions.

Services from affiliates decreased by $5 million, or 15.2%, to $28 million in 2001 from $33 million in 2000. The reduction was primarily the result of cost containment measures by Qwest. Services from affiliates included $18 million in 2001 and $21 million in 2000 that was paid based on billings from affiliates.

All other general and administrative expense, which includes employee expense, increased by $9 million, to $(3) million in 2001 from $(12) million in 2000. Other general and administrative expense includes pension and employee benefit credits of $11 million in 2001 and $13 million in 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

---------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                       2000        1999     $ CHANGE      % CHANGE
---------------------------------------------------------------------------------------------------------
Revenues..............................................      $ 638       $ 601       $ 37          6.2%
Cost of revenues......................................      $ 238       $ 232       $  6          2.6%
                                                        -------------------------------------------------
  Gross profit........................................      $ 400       $ 369       $ 31          8.4%
  Gross margin........................................       62.7%       61.4%       n/a          n/a
                                                        -------------------------------------------------
General and administrative expense....................      $  49       $  87       $(38)       (43.7)%
---------------------------------------------------------------------------------------------------------

REVENUES

Revenues increased by $37 million, or 6.2%, to $638 million in 2000 from $601 million in 1999. Included in total revenues in 2000 was $619 million in directory services revenues and $19 million from directory services revenues, affiliates and all other products.

Total directory services revenues, which consist of local and national directory services revenues, increased by $32 million, or 5.5%, to $619 million in 2000 from $587 million in 1999. Local directory services revenues increased by $23 million, or 4.7%, to $517 million in 2000 from $494 million in 1999. Local directory services revenues accounted for 81.0% of revenues in 2000 as compared to 82.2% in 1999. While the number of local advertisers declined by 2.0% in 2000, the average annual revenues per local advertiser increased 6.8%, to $2,450 in 2000 from $2,293 in 1999. Growth in the average revenues per local advertiser resulted from various price increases and an increase in the sale of premium advertising products relative to other advertising products. Sales to national advertisers in 2000 increased by $9 million, or 10.0%, to $99 million in 2000 from $90 million in 1999. Sales to national advertisers in 2000 accounted for 15.5% of revenues in 2000 as compared to 15.0% in 1999.

COST OF REVENUES

Cost of revenues recognized increased $6 million, or 2.6%, to $238 million in 2000 from $232 million in 1999. Cost of revenues represented 37.3% of revenues in 2000, compared to 38.6% of revenues in 1999.

In both 2000 and 1999, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $238 million. Under the deferral and amortization method, cost of revenues recognized equaled costs incurred in 2000 and cost of revenues incurred exceeded costs recognized by $6 million in 1999.

Employee costs incurred during the period decreased by $1 million, or 1.1%, to $89 million in 2000 from $90 million in 1999.

Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased by $4 million, or 4.7% to $82 million in 2000 compared to $86 million in 1999. Total cost of printing and paper decreased by $3 million, or 4.2%, to $68 million in 2000 from $71 million in 1999. Paper cost decreased due in part to more efficient directory pagination and an improved typesetting font used in the production of white pages directories and in part to a reduction in the number of copies printed. Printing costs were reduced as a result of supplying digital pages to the printers and copy count reductions attributable to CD-ROM distribution to medium and large businesses.

Services from affiliates incurred during the period increased $2 million, or 11.1%, to $20 million in 2000 from $18 million in 1999. The increase related primarily to maintenance and upgrades to our production systems. In 2000 and 1999, all affiliate services were paid directly by us through payroll and benefit processes.

Other cost of revenues incurred during the period, including sales commissions and professional services, increased by $3 million, or 6.8%, to $47 million in 2000 from $44 million in 1999. The increase primarily related to an increase in the commissions paid to CMRs, resulting from a 10% increase in national directory sales and an increase in the average commission rate.

GROSS PROFIT

Our gross profit increased by $31 million, or 8.4%, to $400 million in 2000 from $369 million in 1999. Gross margin increased to 62.7% in 2000 from 61.4% in 1999. The change in gross margin resulted from the changes in revenues and cost of revenues described above.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense, excluding depreciation and amortization, decreased by $38 million, or 43.7%, to $49 million in 2000 from $87 million in 1999. The decrease was generally due to reductions in the cost staff functions and services supplied by affiliates, a reduction in advertising and promotion expense, and other cost reduction programs, and was partially offset by an increase in bad debt expense.

Advertising and promotion expense decreased by $4 million, or 22.2%, to $14 million in 2000 from $18 million in 1999. The decrease was related to cost containment efforts and reductions in payments to internet businesses for directing traffic to our internet-based directory.

Bad debt expense increased by $3 million, or 27.3%, to $14 million in 2000 from $11 million in 1999. Bad debt expense as a percent of revenues was 2.2% in 2000 compared to 1.8% in 1999. The increase in bad debt expense was related primarily to increased revenues and a change in economic conditions during the second half of 2000.

Services from affiliates decreased by $11 million, or 25.0%, to $33 million in 2000 from $44 million in 1999. The reduction was primarily the result of cost containment measures by Qwest. Services from affiliates included $21 million in 2000 and $15 million in 1999 that was paid based on billings from affiliates.

All other general and administrative expenses, which includes employee expenses, decreased by $26 million to $(12) million in 2000 from $14 million in 1999. The decrease includes an $11 million decrease in employee expense and a $15 million decrease in all other general and administrative expenses. Employee expense includes pension and employee benefit credits of $13 million in 2000 and $4 million in 1999. The decrease was due primarily to the completion of system enhancement projects in 1999 for which there were no comparable costs in 2000.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

Historically, our principal source of liquidity was cash flow generated from operations. Prior to the consummation of the Transactions, our primary liquidity requirements were for debt service on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us, dividends to Qwest, tax payments to Qwest to reflect the estimated taxes of Qwest Dex as well as capital expenditures and working capital. We have historically generated sufficient cash flow to fund our operations and investments and to make payments to Qwest.

Net cash provided by operations was $134 million and $225 million for the nine months ended September 30, 2002 and 2001, respectively. Adjustments to net income of $8 million to reconcile to the net cash from operations for the nine months ended September 30, 2002 included depreciation and amortization expense of $8 million, deferred tax benefit of $24 million and provision for bad debts of $14 million, as well as changes in working capital. Adjustments to net income of $104 million to reconcile to the net cash from operations for the nine months ended September 30, 2001 included depreciation and amortization expense of $10 million, deferred tax provision of $6 million and provision for bad debts of $12 million, as well as changes in working capital. Changes in working capital relate primarily to changes in accounts receivable and accounts payable. Net accounts receivable decreased by $24 million, or 31.6%, to $52 million at September 30, 2002 from $76 million at December 31, 2001. Accounts payable decreased by $1 million, or 7.1%, to $13 million at September 30, 2002 from $14 million at December 31, 2001. Net cash provided by operations was $192 million for the fiscal year ended December 31, 2001. Adjustments to net income of $31 million to reconcile to the net cash from operations included depreciation and amortization expense of $12 million, writedown of impaired investments of $7 million, asset impairment charges of $7 million, deferred tax provision of $8 million and provision for bad debts of $16 million, as well as changes in working capital. Changes in working capital relate primarily to changes in accounts receivable and accounts payable. Net accounts receivable decreased by $1 million, or 1.3%, to $76 million in 2001 from $77 million in 2000. Accounts payable decreased by $8 million, or 36.4%, to $14 million in 2001 from $22 million in 2000.

Net cash used for investing activities was $13 million and $6 million for the nine months ended September 30, 2002 and 2001, respectively. The principal use of cash for investing activities was expenditures for property, plant and equipment, primarily associated with the purchase of our headquarters building and capitalized software development costs. Net cash used for investing activities was $7 million in 2001. The principal use of cash for investing activities was software development costs.

Net cash used for financing activities was $114 million and $71 million for the nine months ended September 30, 2002 and 2001, respectively. The principal use of cash for financing activities was to pay $542 million and $143 million to Qwest relating to short-term borrowings from affiliates during the nine months ended September 30, 2002 and 2001, respectively. Such payments were partially made with the $329 million of allocated proceeds from the issuance of a $750 million note by Qwest Dex in September 2002. Financing activities also include contributions received from Qwest in lieu of income taxes of $121 million and $76 million for the nine months ended September 30, 2002 and 2001, respectively. Qwest Dex has historically been included in Qwest's consolidated federal income tax returns and combined state income tax returns and Qwest Dex and Dex East have historically provided income taxes as if they were separate taxpayers, although neither Qwest Dex nor Dex East have a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes, we have reflected contributions and distributions in our combined statements of changes in owner's deficit in lieu of recording receivables and payables for income taxes. Net cash used for financing activities was $130 million in 2001. The principal use of cash for financing activities was to pay $212 million to the Qwest Group relating to short-term borrowings from affiliates. Financing activities also include contributions received from Qwest in lieu of income taxes of $88 million in 2001.

POST-TRANSACTIONS

Following the Transactions, our primary source of liquidity continues to be cash flow generated from operations. We also have availability under our new revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service on our new credit facilities and the notes, capital expenditures and working capital.

In connection with the Transactions, we entered into a billing and collection services agreement with Qwest Corporation, the local exchange carrier subsidiary of Qwest, which we refer to as Qwest LEC, pursuant to which Qwest LEC will continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. In 2001, Qwest LEC billed 54% of our revenues on our behalf, and we billed the remaining 46% directly. Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. However, if Qwest LEC were involved in a bankruptcy proceeding, it could have a material adverse effect on our ability to collect unpaid receivables or receivables billed by Qwest after the commencement of such proceedings. See "Risk Factors--The loss of any of our key agreements with Qwest LEC could have a material adverse affect on our business."

In connection with the Transactions, we incurred $1,280 million of borrowings under our new credit facilities and $975 million of indebtedness with the issuance of the outstanding notes. In addition, in the event that the Dex Media West Acquisition is consummated, we will incur additional loans in a total principal amount of up to $160 million under the tranche A term loan facility, subject to certain conditions. If the Dex Media West Acquisition is not consummated, we will be obligated to pay $17 million in ticking fees relating to the Dex Media West Acquisition financing commitments.

We are significantly leveraged. On a pro forma basis, as of September 30, 2002, we would have had outstanding $2,255 million in aggregate indebtedness, excluding unused commitments, with approximately $50 million of additional borrowing capacity available under our new credit facilities. As a result, our liquidity requirements will be significantly increased, primarily due to increased debt service obligations. For the year ended December 31, 2001 and the nine months ended September 30, 2002, on a pro forma basis after giving effect to the Transactions, our interest expense would have been $211 million and $158 million, respectively.

Our new credit facilities consist of a revolving credit facility and term loan facilities. Our new revolving credit facility comprises loans in a total principal amount of up to $100 million of which we borrowed $50 million to fund the Acquisition with the remainder available for general corporate purposes, subject to certain conditions. Upon consummation of the Transactions, we had approximately $50 million available under our new revolving credit facility. The term loan facilities consist of a tranche A term loan facility in a total principal amount of $530 million and a tranche B term loan facility in a total principal amount of $700 million. Except as described in the following sentence, the tranche A and tranche B term loan facilities are available only to fund the Transactions. In addition, in the event that the Dex Media West Acquisition is consummated, additional loans in a total principal amount of up to $160 million may be borrowed under the tranche A term loan facility, subject to certain conditions. See "Our New Credit Facilities."

Our new credit facilities bear interest, at our option, at either:

             o a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

             o a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

The applicable margin on loans under our new revolving credit facility and the tranche A term loan facility is subject to change depending on our leverage ratio.

In addition to paying interest on outstanding principal amounts under our new credit facilities, we are required to pay a commitment fee to the lenders for the unused commitments under our new revolving credit facility, which will be payable quarterly in arrears. The commitment fee will be subject to change depending on our leverage ratio.

Our new revolving credit facility and the tranche A term loan facility will mature in November 2008 and the tranche B term loan facility will mature in May 2009.

Our new credit facilities contain negative and affirmative covenants and requirements affecting us and domestic subsidiaries that we create or acquire, with certain exceptions set forth in our credit agreement. Our new credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness. Our new credit facilities also require us, and will require our existing and future subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly a leverage ratio, an interest coverage ratio and a fixed charges coverage ratio.

The following table sets forth, as of the date of the Transactions, debt and lease obligations for the next several years:

-------------------------------------------------------------------------------------------------------------------
                                                                                                2007 AND
(DOLLARS IN MILLIONS)                     2002       2003       2004       2005      2006      THEREAFTER    TOTAL
-------------------------------------------------------------------------------------------------------------------
DEBT/LEASE OBLIGATIONS:
Long-Term Debt(1) ......................  $    0     $   41     $   89     $  108    $  134      $1,933      $2,305
Operating Leases .......................       1          5          4          3         3           4          20
                                          ------     ------     ------     ------    ------      ------      ------
Total Debt/Lease Obligations ...........  $    1     $   46     $   93     $  111    $  137      $1,937      $2,325
-------------------------------------------------------------------------------------------------------------------


(1) Assumes that our new revolving credit facility, which matures in May 2009 and has $100 million of availability, is fully drawn. Excludes the $160 million under the delayed draw portion of the tranche A term loan facility that we expect to borrow if the Dex Media West Acquisition is consummated. In connection with the Acquisition, we did not assume any of the liabilities relating to the remaining balance of the $750 million, two-year note issued by Qwest Dex in September 2002.

We expect to incur approximately $15 million in capital expenditures in 2003. We are also considering upgrading our existing software system to enhance its functionality. This upgrade could require significant capital expenditures over the next several years.

Pursuant to the purchase agreement, Qwest is obligated to pay the cost of obtaining the right for us to use, on an interim basis, the material software, databases and web content currently licensed to Qwest by third parties, which we refer to as the material intellectual property products, without material interruption following the consummation of the Transactions. Under the purchase agreement, any obligation on our part to pay the cost of obtaining the permanent right for us to use the material intellectual property products, together with our obligation to pay certain other separation costs including, without limitation, costs relating to hardware and software systems, proprietary data migration and website replication, will be limited to $40 million. The consummation of the Dex Media West Acquisition is subject to a number of conditions described in "The Transactions." There can be no assurances that the Dex Media West Acquisition will be consummated. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Intellectual Property Contribution Agreement."

We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to doing so.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new credit facilities will be adequate to meet our future liquidity needs for the foreseeable future.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See "Risk Factors--To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control."

SENSITIVITY ANALYSIS RELATING TO EBITDA

While we have been a stand-alone company since the consummation of the Transactions on November 8, 2002, we have historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region prior to the Acquisition. The combined financial statements included in this prospectus have been derived from the historical consolidated financial statements of Qwest Dex Holdings, the parent company of Qwest Dex, Inc., and include the assets, obligations and activities of Qwest Dex Holdings and Qwest Dex for business conducted in our region prior to the Acquisition. See "--Stand-Alone Company." We expect our cost structure to change because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the Acquisition. Therefore, our historical results of operations, financial position and cash flows are not indicative of what they would have been had we operated as a stand-alone company, without the shared resources of Qwest and its affiliates. Given our expectation that our cost structure, cash flows and financial position will be different after the Acquisition compared to prior to the Acquisition, we believe it would be helpful to provide a sensitivity analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for the stand-alone costs described below as well as other (income) expense, Merger-related expenses, impairment charges and the cumulative effect of various estimated items associated with the Transactions). Not only do we believe these non-GAAP measures can assist investors in understanding what we expect our cost structure, cash flows and financial position to be after the Acquisition, but financial covenants and ratios in our new credit facilities and the indentures, such as restrictions on payments and indebtedness and ratios relating to leverage, interest coverage and fixed charge coverage, are also tied to measures that are calculated by adjusting EBITDA as described below. The Adjusted EBITDA presented below is the same as that set forth in footnote (e) under "Summary Historical and Pro Forma Financial Data" in our offering memorandum relating to the issuance of the outstanding notes dated October 30, 2002, which is referred to in the definition of Consolidated Leverage Ratio under "Description of Senior Exchange Notes--Certain Definitions" and "Description of Senior Subordinated Exchange Notes--Certain Definitions." While we believe that EBITDA is typically a sufficient measure to assist investors in understanding a company's business, we believe it is necessary to adjust EBITDA to enable investors to see how we view our business given the significant changes we expect in our cost structure, cash flows and financial position as a result of the Acquisition. Under our sensitivity analysis, the adjustments we have made to EBITDA for the changes we expect to our cost structure result in lowering EBITDA on an adjusted basis.

Of course, neither EBITDA nor Adjusted EBITDA are calculated under GAAP and neither should be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and Adjusted EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. See "Unaudited Pro Forma Financial Information," "The Transactions" and our combined financial statements and related notes thereto, included elsewhere in this prospectus.

The adjustments to EBITDA set forth in the table below include: adjustments relating to expenses and charges that we believe are not likely to recur; and adjustments that represent our estimates of the effect that the Transactions would have had on our historical results of operations had the Transactions occurred at an earlier date. Specifically, we have made adjustments to EBITDA that reflect the incremental costs that we estimate we will incur as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs:

o Operating costs associated with operating Qwest Dex as a separate entity from Qwest. Qwest and Qwest LEC will continue to provide certain services that they have historically provided to us, including support services relating to information technology, real estate, human resources and legal matters, pursuant to the transition services agreement for a maximum of 18 months following the consummation of the Transactions on November 8, 2002. We estimate that we will replace, or be able to replace, the services provided by Qwest and Qwest LEC prior to the termination of the transition services agreement with services provided internally or through arrangements with third parties at the costs that are assumed in the adjustments to EBITDA below. However, there can be no assurances that we will be able to replace the services at the costs that are assumed in the adjustments to EBITDA below.

o Costs that we estimate we will incur if the Dex Media West Acquisition is not consummated. These include those costs that will result from operating Dex Media East as a separate entity from Qwest Dex.

We have adjusted EBITDA in the table below to reflect the stand-alone costs described above, as well as other (income) expense, Merger-related expenses, impairment charges and the cumulative effect of various estimated items associated with the Transactions. Although these adjustments are not permitted as adjustments in preparing pro forma financial statements in accordance with Regulation S-X, management believes that the presentation of EBITDA, as so adjusted, provides useful information in analyzing the effects of the Transactions because of the changes we expect to our cost structure due to our changed relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates as a result of the Acquisition.

EBITDA, as so adjusted, is a forward-looking statement relating to our future cost structure, cash flows and financial performance. Because we have only operated as a stand-alone company since November 8, 2002, our estimates relating to increased costs and the cumulative effect of various items associated with the Transactions are necessarily based on assumptions that may not be realized. We cannot assure you that the assumptions used in the preparation of Adjusted EBITDA will prove to be correct. See "Risk Factors," "--Stand-Alone Company" and our combined financial statements (including the accompanying notes thereto).

The following table presents data relating to EBITDA and Adjusted EBITDA for the periods indicated:

                                                                              DEX
                                                                             MEDIA                       DEX MEDIA
                                                                            EAST LLC      DEX EAST     EAST LLC PRO
                                          DEX EAST HISTORICAL              PRO FORMA     HISTORICAL        FORMA
                               -----------------------------------------   ---------   --------------  --------------
                                                                             YEAR
                                                                             ENDED       NINE MONTHS    NINE MONTHS
                                                                            DECEMBER        ENDED          ENDED
(DOLLARS IN MILLIONS)                   YEAR ENDED DECEMBER 31,                31,      SEPTEMBER 30,   SEPTEMBER 30,
----------------------------   -----------------------------------------   ---------   --------------  --------------
                               1997      1998      1999     2000     2001     2001     2001     2002       2002
                               ----      ----      ----     ----     ----  ---------   ----     ----   --------------
Net income                     $128      $145      $ 86     $130     $161       $28     $121     $142      $36
  Adjustments to net income:
    Income taxes                 90       102        58       91      108        20       82       96       26
    Interest expense, net         1         1       124      123      110       211       84       72      158
    Depreciation and
      amortization expense       16        14        14       15       12       130       10        8       96
EBITDA(1)                      $235      $262      $282     $359     $391      $389     $297     $318     $316
Adjustments to EBITDA:
  Other (income) expense(2)                          --      (14)       7         7       --       --       --
  Merger-related expenses                            --        6        4         4        4       --       --
  Impairment charges                                 --       --        7         7       --       --       --
  Qwest related stand-alone
    costs(3)                                         (2)      (2)      (8)       (8)      (4)      (4)      (4)
  Additional pension and
    benefit costs(4)                                (12)     (19)     (19)      (19)     (13)      (9)      (9)
  Change in publication
    cycle(5)                                         --       --       (3)       (3)      (2)      (3)      (3)
  Unsustainable cost
    savings(6)                                       --       (1)      (1)       (1)      (1)      (1)      (1)
  Incremental EBITDA from
    advertising agreement(7)                         13       13       12        12        9        8        8
  Incremental Dex Media East
    stand-alone costs(8)                            (24)     (32)     (39)      (39)     (29)     (29)     (29)
  Adjusted EBITDA(1)                               $257     $310     $351      $349     $261     $280     $278
-------------------------------------------------------------------------------------------------------------------

    (1) EBITDA and Adjusted EBITDA for the historical periods do not reflect the pro forma adjustment for the annual fee expected to be paid to the Sponsors under the management agreement. See "Certain Relationships and Related Transactions--Management Consulting Agreements. Had this pro forma adjustment been applied to the historical periods, both EBITDA and Adjusted EBITDA would have been $2 million lower for each of the years ended December 31, 1999, 2000 and 2001 and $1.5 million lower for each of the nine months ended September 30, 2001 and 2002.

    (2) In 2000, other (income) expense represents a gain on sale of investment of $16 million netted with losses on asset sales. In 2001, other (income) expense represents a permanent decline in the value of investments.

    (3) Represents preliminary estimates of ongoing incremental stand-alone costs for services that were performed by Qwest prior to the Transactions. The costs are generally comprised of personnel and information technology costs. The additional personnel costs replace Qwest services primarily in the executive management, information systems, finance, tax, human resources and legal areas. The information technology costs reflect external service and support costs relating to our enterprise resource planning system and other information technology functions.

    (4) Represents preliminary estimate of incremental benefit costs incurred as a stand-alone entity. The estimate includes costs primarily related to post-retirement pension and other post-employment medical benefits, and also includes estimates of employee medical, property and casualty and workers' compensation insurance.

    (5) In 2000 and 2001, Qwest Dex changed the publication cycle of certain directories from 12 months to either 13 or 11 months. Under the deferral method of accounting, costs related to the publication of directories are amortized over the life of the directory. The amount adjusts costs that were amortized over 13 months or 11 months to a 12 month basis because management intends to publish directories on a 12 month cycle in the future.

    (6) Represents costs for additional headcount and advertising which were reduced by Qwest as part of its cost-cutting efforts, but which management believes are necessary to effectively operate the business. Additional headcount relates primarily to local sales, operations and public relations/strategy functions.

    (7) Represents the estimated impact on EBITDA from the advertising agreement with Qwest, assuming the Dex Media West Acquisition is not consummated. Under the terms of the advertising agreement, Qwest and Qwest LEC agreed to purchase $20 million in the aggregate of annual advertising in our directories. However, if the Dex Media West Acquisition is consummated, Qwest and Qwest LEC may satisfy this minimum amount by purchasing an aggregate of $20 million of advertising per year from us, Dex Media West, or a combination of Dex Media West and us. Therefore, if the Dex Media West Acquisition is consummated, Qwest and Qwest LEC may purchase more advertising from Dex Media West than us or may not purchase any advertising from us at all. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Advertising and Telecommunications Commitments Agreement."

    (8) We will no longer benefit from certain economies of scale attained by operating as a single entity with Qwest Dex prior to the consummation of the Transactions. These items relate to information technology, operations, human resources and legal matters. If the Dex Media West Acquisition is consummated, we do not expect to incur a portion of these costs and expect to be reimbursed by Dex Media West for the remainder of these costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, we would have had approximately $50 million of debt outstanding under our new revolving credit facility, $530 million of debt outstanding under our tranche A term loan facility and $700 million of debt outstanding under our tranche B term loan facility. Our new revolving credit facility and each of our term loan facilities are subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the pro forma level of borrowings at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, we estimate that our interest expense for the nine months ended September 30, 2002 would have increased by approximately $10 million. As required by the terms of our new credit facilities, we have hedged a portion of our interest rate risk. We will not engage in hedging for speculative purposes. Due to the uncertainty of the actions that would be taken and their possible effect, this analysis assumes no such action.

FOREIGN CURRENCY EXCHANGE RISK

As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, we would have had approximately (euro)40 million outstanding under the Euro-denominated portion of our tranche B term loan facility. As of September 30, 2002, on a pro forma basis after giving effect to the Transactions, a 10% strengthening of the U.S. dollar versus the Euro would result in a $3 million decrease in our tranche B term loan liability, while a 10% weakening of the U.S. dollar versus the Euro would result in a $5 million increase in our tranche B term loan liability. We have entered into a forward exchange contract with a major financial institution as an economic hedge against the Euro-denominated portion of our tranche B term loan facility which is intended to reduce any significant impact of a weakening of the U.S. dollar versus the Euro on earnings or cash flows.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

BASIS OF ALLOCATION

To prepare our combined financial statements, management of Qwest Dex Holdings and Qwest Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Qwest Dex Holdings and Qwest Dex to either Dex East or Dex West. We believe that such specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East's and Dex West's relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, the assets, liabilities, revenues and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, our combined financial statements are not necessarily indicative of future financial position or results of operations.

In order to divide the Qwest Dex Holdings consolidated financial statements between Dex East and Dex West, it was necessary for management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. A substantial portion of our revenues and cost of revenues have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. Expense accounts subject to apportionment primarily consisted of overhead costs and related items that have historically been shared with Qwest Dex. For a more detailed description of the primary bases for these assignments and apportionments, see Note 2 to our combined financial statements included in this prospectus.

REVENUE RECOGNITION

The sale of advertising in telephone directories published by us is our primary source of revenue. We recognize revenues ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

Revenues from internet advertisements are recognized ratably over the twelve-month period we commit to carry the advertisement.

COST OF REVENUES

Direct costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.

ALLOWANCE FOR DOUBTFUL ACCOUNTS AND BAD DEBT EXPENSE

We periodically make judgments regarding the collectibility of outstanding receivables and provide appropriate allowances when collectibility becomes doubtful. Provisions relating to receivables billed and collected by Qwest LEC on our behalf are determined based upon our historical bad debt experience over the previous twelve month period. Provisions relating to receivables billed and collected by us are determined based upon historical experience taking into account the age of receivables and general economic trends. Bad debt expense as a percentage of revenue increased from 1.8% in 1999 to 2.4% in 2001, and was 2.7% of revenue for the nine months ended September 30, 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

In June of 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets (excluding goodwill) acquired outside of a business combination will be initially recorded at their estimated fair value. If the intangible asset has a finite useful life, it will be amortized over that life. Intangible assets with an indefinite life are not amortized. Both types of intangible assets will be reviewed annually for impairment and a loss recorded when the asset's carrying value exceeds its estimated fair value. The impairment test for intangible assets consists of comparing the fair value of the intangible asset to its carrying value. Fair value for goodwill and intangible assets is determined based upon discounted cash flows and appraised values. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized. Goodwill will be treated similar to an intangible asset with an indefinite life. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Adoption of this pronouncement had no impact on our combined financial statements.

In June of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement deals with the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS No. 143 is effective for years beginning after June 15, 2002. We are currently evaluating the impact this pronouncement will have on our future financial results.

In August of 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This pronouncement addresses how to account for and report impairments or disposals of long-lived assets. Under SFAS No. 144, an impairment loss is to be recorded on long-lived assets being held or used when the carrying amount of the asset is not recoverable from its expected future undiscounted cash flows. The impairment loss is equal to the difference between the asset's carrying amount and estimated fair value. Long-lived assets to be disposed of by other than a sale for cash are to be accounted for and reported like assets being held and used except the impairment loss is recognized at the time of the disposition. Long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or estimated fair value (less costs to sell) at the time the plan of disposition has been approved and committed to by the appropriate company management. In addition, depreciation is to cease at the same time. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Adoption of this pronouncement had no impact on our combined financial statements.

In June of 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. We are evaluating the impact this pronouncement will have on our future results, but do not currently believe that it will be material.

                                    BUSINESS

THE BUSINESS

We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2001, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2001, we had a total of approximately 206,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,600 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the nine months ended September 30, 2002, after giving pro forma effect to the Transactions, as defined, we generated $516 million in revenues.

We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from approximately $5.8 billion in 1985 to approximately $14.4 billion in 2001, with a compounded annual growth rate of approximately 5.8% over that same period. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. In addition, we believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a high customer renewal rate even during weak economic times.

COMPETITIVE STRENGTHS

INCUMBENT POSITION PROVIDES SIGNIFICANT COMPETITIVE ADVANTAGE. As the exclusive official publisher for Qwest LEC in our region, we believe that we derive a substantial competitive advantage over independent directory advertising providers. Our incumbent position drives strong brand recognition as the "official" yellow pages, which increases usage by consumers. The combination of our high usage rates, broad distribution and established market position has allowed us to build long-term relationships with our advertisers, allowing us to attain high levels of advertiser penetration and retention.

GREATER VALUE PROPOSITION FOR OUR TARGET ADVERTISERS. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. We believe that the "directional" nature of directory advertising is valuable to our advertisers, as directory advertisements reach consumers at a time when they are actively seeking information and are prepared to make a purchase. Furthermore, directory advertising generates a higher return on investment for our target advertisers than most other major media, including newspaper, internet, television and radio. Industry sources estimate that in 2001, directory advertising for the top 135 directory headings generated a median return on investment of $53 for every $1 spent, as compared to a median return on investment of $30 for newspapers, $9 for television and $7 for radio. We believe that our value proposition to our target advertisers is reflected in the 6.6% compound annual growth rate in our revenue per local advertiser from 1999 to 2001.

INDUSTRY LEADING SALES FORCE. We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. As of September 30, 2002, we had approximately 429 sales representatives in 24 local offices who average nine years of employment with us. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2001 our experienced sales force has allowed us to achieve a customer renewal rate of 93%, local market penetration of 43%, printed revenues per sales representative (local) of approximately $1.3 million and printed revenue per advertiser (local) of approximately $2,600, each in excess of the industry average.

STRONG FINANCIAL PROFILE WITH STABLE CASH FLOW. Our business benefits from consistent revenues and cash flow, high margins and low capital expenditure requirements. Our revenues have increased from $601 million in 1999 to $666 million in 2001, resulting in a compounded annual growth rate of 5.3%. Our capital expenditure requirements over the last three years averaged $13 million per year, or 2.1% of average total revenues over the last three years. The pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. Our high renewal rate also lends predictability to revenues and cash flow. We believe that the stability and visibility of our cash flow will be a substantial advantage to us in servicing our debt going forward.

DIVERSIFIED CUSTOMER BASE. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation. A significant portion of our revenues are derived from small and medium-sized businesses, which, in many cases, use yellow pages directories as their primary form of advertising. As of December 31, 2001, we had a total of approximately 206,000 local advertising customers, consisting primarily of small and medium-sized businesses, and approximately 5,600 national advertisers across a wide range of markets, from small rural markets to large metropolitan markets. In 2001, no single customer accounted for more than 1.0% of our total revenues, with our top 10 customers representing less than 2.0% of total revenues. In addition, no single directory heading contributed more than 3.0% of total revenues in 2001, with the top 10 directory headings accounting for approximately 13.0% of total revenues.

EXPERIENCED MANAGEMENT TEAM. We have assembled a strong and experienced senior management team with an average of 19 years of experience in their respective areas of expertise. We believe that our experienced management team has contributed to our growth in revenues, cash flows and margins over the past three years.

STRONG SPONSORSHIP. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have extensive investment experience in the media, communications and business services industries and have each committed to provide $750 million, for an aggregate of $1.5 billion, in equity contributions for the acquisition of Qwest Dex's print and internet directory businesses in the Dex East and Dex West States, of which $655 million was used to fund the Acquisition. In both cases, this equity commitment represents the largest single equity commitment ever provided by either firm.

BUSINESS STRATEGY

We intend to leverage our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our industry-leading sales force, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

             o introducing and selling new products that provide enhanced options to businesses and consumers, focusing on white pages and awareness products;

             o increasing sales of our existing products by improving sales productivity; and

             o increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches.

INDUSTRY OVERVIEW AND OUTLOOK

Directory advertising competes with all other forms of media advertising, including television, radio, newspapers, the internet, billboards and direct mail. The entire U.S. advertising market was $172.1 billion in 2001, with directory advertising capturing an 8.4% share of the advertising market. Unlike other advertising, directory advertising is characterized as primarily "directional" advertising, or advertising targeted at consumers who are actively seeking information and are prepared to purchase a product or service. Historically, the U.S. directory advertising industry has been dominated by the large publishing businesses of regional bell operating companies, or RBOCs, and other incumbent local telephone companies. Over the past few years, RBOC mergers have reduced the number of RBOC-affiliated publishers to four: SBC Directory Operations, Verizon Information Services, BellSouth Advertising & Publishing Corp. and Qwest Dex.

DIRECTORY ADVERTISING MARKET SIZE

The U.S. directory advertising industry generated sales of approximately $14.4 billion in 2001, with a total circulation of approximately 431 million directories. The industry is characterized by steady and consistent growth with revenue increasing at a 6.2%, 5.0% and 5.0% compound annual growth rate over the last five, 10 and 15 years, respectively. The following chart depicts the estimated size and growth of the U.S. directory advertising industry since 1985:

U.S. DIRECTORY ADVERTISING REVENUE: 1985 - 2001
(DOLLARS IN BILLIONS)

--------------------------------------------------------------------------------



                               [GRAPHIC OMITTED]



--------------------------------------------------------------------------------

LOCAL VERSUS NATIONAL ADVERTISING

While directory advertising is sold on both a local and national basis, local advertising from small and medium-sized businesses constitutes the majority of directory advertising revenue. As shown in the table below, over the last five years local directory advertising constituted approximately 84.0% of total revenue for the U.S. directory advertising industry. This is consistent with our experience, where in 2001, local advertising made up 83.3% of our directory advertising revenue.

LOCAL VERSUS NATIONAL U.S. DIRECTORY ADVERTISING: 1996 - 2001

------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN BILLIONS)
------------------------------------------------------------------------------------------------------------------------
                      % OF            % OF             % OF            % OF             % OF             % OF    CAGR
               1996   TOTAL    1997   TOTAL   1998    TOTAL    1999    TOTAL    2000    TOTAL   2001    TOTAL   '96-'01
Local......... $ 9.2   85.7%   $ 9.7   85.0%  $ 10.2   84.4%  $ 10.8    84.3%   $ 11.5   84.2%  $12.1    84.1%    5.7%
  % growth
  yearly......    NA             5.0%            5.6%            6.3%              6.5%           5.2%
National......   1.5   14.3%     1.7   15.0%     1.9   15.6%     2.0    15.7%      2.2   15.8%    2.3    15.9%    8.4%
  % growth
  yearly......    NA            10.9%           10.6%            7.1%              7.3%           6.0%
               ---------------------------------------------------------------------------------------------------------
Total......... $10.7  100.0%   $11.4  100.0%  $ 12.1  100.0%  $ 12.9   100.0%   $ 13.7  100.0%  $14.4   100.0%    6.1%
  % growth
  yearly......    NA             5.8%            6.3%            6.4%              6.6%           5.3%
------------------------------------------------------------------------------------------------------------------------

COMPETITION WITHIN THE INDUSTRY

Presently, the industry can be divided into two major groups of directory advertising publishers: Incumbent Publishers, which includes the directory businesses of RBOCs and other incumbent local telephone companies, and Independents, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA Media Group Inc. (which has been acquired by Yell Group Ltd.). Fueled by the Telecommunications Act of 1996, which assured access to telephone subscriber listings at nominal rates, and significant private equity investment, Independents have begun to consolidate and increase their market share. As shown in the table below, the Independents' revenues have increased over the last five years, yet the Incumbent Publishers remain the dominant players, with an estimated 89.3% share of total 2001 revenue for the U.S. directory advertising industry.

U.S. DIRECTORY MARKET SHARE: 1996 - 2001

----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN BILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                            % OF             % OF              % OF               % OF              % OF              % OF
                    1996    TOTAL   1997    TOTAL     1998     TOTAL     1999    TOTAL     2000    TOTAL     2001    TOTAL
Incumbent
  Publishers(1)..  $10.1   93.8%   $10.6    93.6%    $11.2     92.8%    $11.8    91.4%    $12.3    90.0%    $12.9    89.3%
  % growth
  yearly.........    NA              5.6%              5.3%               4.9%              4.9%              4.6%
Independent
  publishers.....    0.7    6.2%     0.7     6.4%      0.9      7.2%      1.1     8.6%      1.4    10.0%      1.5    10.7%
  % growth
  yearly.........    NA              8.7%             20.7%              26.0%             25.2%             12.0%
               -------------------------------------------------------------------------------------------------------------
Total............  $10.7  100.0%   $11.4   100.0%    $12.1    100.0%    $12.9   100.0%    $13.7   100.0%    $14.4   100.0%
  % growth
  yearly.........    NA              5.8%              6.3%               6.4%              6.6%              5.3%
----------------------------------------------------------------------------------------------------------------------------

(1) Includes the directory businesses of RBOCs and other incumbent local telephone companies.

As the table below illustrates, the U.S. directory advertising industry remains highly concentrated with the RBOC-affiliated publishers, Qwest Dex, SBC, Verizon and BellSouth, cumulatively generating approximately $11.8 billion or 81.9% of total U.S. directory advertising revenue in 2001. The Independents segment is highly fragmented and comprised only 10.7% of total directory-related advertising revenue in 2001. The limited number of Independent directory publishers reflects the high start-up costs associated with producing a new directory and the substantial infrastructure, including a local sales force, required to maintain a directory.

U.S. DIRECTORY ADVERTISING PUBLISHERS: 2001
-----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------
COMPANY                                                                                2001 REVENUE(1)    MARKET SHARE
-----------------------------------------------------------------------------------------------------------------------
SBC.............................................................................       $ 4,468              31.0%
Verizon.........................................................................         3,900              27.0%
BellSouth.......................................................................         1,900              13.2%
Qwest Dex (2)...................................................................         1,546              10.7%
Yell Group (3)..................................................................           823               5.7%
Sprint..........................................................................           537               3.7%
TransWestern....................................................................           242               1.7%
Others..........................................................................         1,014               7.0%
                                                                                 --------------------------------------
Total...........................................................................       $14,430             100.0%
-----------------------------------------------------------------------------------------------------------------------

(1) Presented in accordance with generally accepted accounting principles. Our competitors generally utilize the point of publication accounting method of recognizing revenues and expenses whereas we utilize the deferral and amortization accounting method.

(2) Assuming Dex Media East was a stand-alone company in 2001, it would have been the sixth largest U.S. directory advertising publisher with 2001 revenues of $666.

(3) Represents the U.S. business of the Yell Group, Ltd., including the revenues of McLeod USA Media Group Inc., which Yell Group, Ltd. acquired in early 2002.

We believe that Incumbent Publishers maintain higher margins than their Independent competitors due to their affiliation with the incumbent local telephone service provider, highly recognized brand names, established consumer usage, broader distribution, wider geographic coverage and long-term advertiser relationships. Given these advantages, Independents are forced primarily to compete on price, with advertising rates significantly lower than the rates for equivalent products listed by Incumbent Publishers. As a result, Independents typically have substantially lower margins than incumbent publishers.

COMPETITION WITH OTHER MEDIA

One of the most compelling aspects of directories is their ability to weather economic downturns more favorably than other forms of advertising. For example, in the last two recessions, in 1991 and 2001, directory advertising was one of the only media segments to show revenue growth. As the table below highlights, U.S. directory advertising industry revenues increased 2.9% and 5.3% in 1991 and 2001, respectively, while other major media segments declined.

ADVERTISING SPENDING BY MEDIA CATEGORY: 1990 - 2001
------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN BILLIONS)
------------------------------------------------------------------------------------------------------------------------
                      U.S.      REVENUE                  REVENUE                  REVENUE                     REVENUE
YEAR              DIRECTORIES    GROWTH    TELEVISION     GROWTH     RADIO        GROWTH        NEWSPAPER      GROWTH
1990............    $ 8.9         n/a         $29.2         n/a      $ 8.7           n/a          $35.6           n/a
1991............      9.2         2.9%         28.3       (2.8%)       8.5        (2.9%)           33.6        (5.7%)
1992............      9.3         1.5%         30.5        7.8%        8.7          2.1%           33.9          1.0%
1993............      9.5         2.1%         31.9        4.6%        9.5          9.3%           35.4          4.4%
1994............      9.8         3.2%         35.9       12.2%       10.5         11.3%           38.1          7.7%
1995............     10.2         4.2%         38.4        7.1%       11.3          7.7%           40.3          5.9%
1996............     10.7         4.8%         40.7        6.0%       12.3          8.2%           42.6          5.7%
1997............     11.4         5.8%         42.8        5.0%       13.5         10.0%           46.3          8.6%
1998............     12.1         6.3%         46.4        8.6%       15.1         11.7%           49.3          6.5%
1999............     12.9         6.4%         49.4        6.3%       16.9         12.3%           52.2          5.8%
2000............     13.7         6.6%         56.1       13.6%       19.1         12.6%           55.0          5.3%
2001............     14.4         5.3%         53.9       (3.9%)      17.9        (6.2%)           50.7         (7.7%)
------------------------------------------------------------------------------------------------------------------------
'96-'01 CAGR....                  6.1%                     5.8%                    7.8%                          3.5%
------------------------------------------------------------------------------------------------------------------------


We believe directory advertising is the preferred form of advertising for many small and medium-sized businesses due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high customer usage rates. We believe that yellow pages advertising is attractive to our customers because consumers may view yellow pages directories as a free, comprehensive single source of information. While overall advertising tends to track an economy's business cycle, directory advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or only form of advertising. Directory advertising is also recession-resistant because failure to advertise in a given directory cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year, so as not to lose their priority placement within the directory.

Long-term growth rates for the U.S. directory advertising industry also compare favorably to the other major media categories with a compound annual growth rate of 6.1% from 1996 to 2001 versus a 5.7% average compounded annual growth rate for other media. Industry sources estimate that in 2001, directory advertising for the top 135 directory customer categories generated a median return on investment of $53 for every $1 spent, as compared to a median return on investment of $30 for newspapers, $9 for television and $7 for radio.

THE INTERNET

Most major directory publishers, including us, operate an internet-based directory business, or IYP. The U.S. internet yellow pages market represented only a small portion of the total U.S. directory advertising market in 2001, with revenue of approximately $355 million, an increase of approximately 19% over 2000. The internet directories that have succeeded in generating advertising revenue have generally been captive ventures of incumbent print directory publishers. Industry sources estimate that 70% of 2001 IYP revenues were generated by affiliates of print publishers. Publishers have increasingly bundled online advertising with their traditional print offerings while applying some notional value to the online product. We expect IYP usage to continue to steadily grow in support of overall directory usage.

MARKETS

In 2001, we published 150 directories, including white pages, yellow pages and other specialty directories, and distributed approximately 19 million copies of these directories to business and residential consumers in metropolitan areas and local communities in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and in El Paso, Texas. Our directories are generally well-established in their communities and cover contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies. The following table shows 2001 directory services revenues and other data for our directories in each state in which we operate:

------------------------------------------------------------------------------------------------------------------------
                                                         PERCENTAGE OF
(DOLLARS IN THOUSANDS)         DIRECTORY SERVICES     DIRECTORY SERVICES           PUBLISHED
STATE                             REVENUES(1)              REVENUES(1)            DIRECTORIES    TOTAL CIRCULATION
------------------------------------------------------------------------------------------------------------------------
Colorado..................         $250,935                  38.8%                    38             6,000,000
Minnesota.................          188,999                  29.2%                    40             6,000,000
New Mexico(2).............           72,803                  11.3%                    18             2,100,000
Iowa......................           64,543                  10.0%                    29             2,300,000
Nebraska..................           39,102                   6.0%                    10             1,400,000
South Dakota..............           16,899                   2.6%                     7               700,000
North Dakota..............           13,480                   2.1%                     8               500,000
                                   --------                 -----                    ---            ----------
Total.....................         $646,761                 100.0%                   150            19,000,000
------------------------------------------------------------------------------------------------------------------------

(1) Excludes non-print related directory services revenues and includes revenues from affiliates.

(2)    Includes the greater metropolitan El Paso, Texas area.

We derive a significant portion of our printed revenues from the sale of directory advertising to businesses in large metropolitan areas. The following table shows our directory services revenues from the sale of printed directory advertising and other data in our 10 largest geographic markets in 2001:

------------------------------------------------------------------------------------------------------------------------
                                                         PERCENTAGE OF
(DOLLARS IN THOUSANDS)         DIRECTORY SERVICES     DIRECTORY SERVICES           PUBLISHED
MARKET                            REVENUES(1)              REVENUES(1)            DIRECTORIES    TOTAL CIRCULATION
------------------------------------------------------------------------------------------------------------------------
Minneapolis/St. Paul,
  Minnesota.....................   $155,487                 24.0%                    12              4,200,000
Denver, Colorado................    138,670                 21.4%                     9              3,900,000
Albuquerque, New Mexico.........     45,125                  7.0%                     3              1,200,000
Colorado Springs, Colorado......     32,561                  5.0%                     1                400,000
Omaha, Nebraska.................     31,997                  4.9%                     3              1,000,000
Des Moines, Iowa................     21,655                  3.3%                     2                500,000
Boulder, Colorado...............     13,426                  2.1%                     1                200,000
Ft. Collins, Colorado...........     11,803                  1.8%                     1                200,000
Santa Fe, New Mexico............      9,133                  1.4%                     1                100,000
Quad Cities, Iowa...............      6,898                  1.1%                     1                200,000
                                   --------                 ----                    ---             ----------
Total...........................   $466,755                 72.2%                    34             11,900,000
--------------------------------------------------------------------------------------------------------------------------

(1) Excludes non-print related directory services revenues and includes revenues from affiliates.

PRODUCTS

Our main product is printed directories, which generated approximately 98% of our total revenues in 2001. We also operate an internet-based directory and provide direct and database marketing services.

PRINTED DIRECTORIES

In 2001, we published 150 printed directories, consisting of:

             o    141 directories that contained both white and yellow pages;


             o Four directories that contained only yellow pages, containing a listing of businesses by various directory headings as well as display and other paid advertisements;

             o Four directories that contained only white pages, listing the names, addresses and phone numbers of residences and businesses in the area served, as well as display and other paid advertisements; and

             o One specialty "On the Go" directory, which is a yellow pages directory edition that is designed for use in the car.

Whenever practicable, we combine the white and yellow pages sections into one directory.

Our directories are designed to meet the advertising needs of local and national businesses and the informational needs of consumers. The diversity of our advertising options enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. Our yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under approximately 4,300 directory headings.

Yellow pages directories. We offer businesses a basic listing at no charge in the relevant edition of our yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant classification. We maintain a database of these listings, which are derived from data purchased from Qwest, other telephone companies and other sources. This database is supplemented with additional information from our sales representatives and customer service employees.

In 2001, we derived approximately 96% of our printed revenues from the sale of advertising in our yellow pages directories. A range of paid advertising options is available in our yellow pages directories, as set forth below:

             o Listing options. An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing highlighted or printed in bold or superbold text, which increases the visibility of the listing. An advertiser may also purchase extra lines of text to convey information such as hours of operation or a more detailed description of its business.

             o In-column advertising options. For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

             o Display advertising options. A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements are placed usually at the front of a classification, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive to advertisers to renew their advertising purchases from year to year and to increase the size of their advertisements to ensure that their advertisements receive priority placement. Display advertisements range in size from a quarter column to as large as two pages (a "double truck" advertisement) and three pages (a "triple truck" advertisement).

             o Awareness products. Our line of "awareness products" allows businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our awareness products include:

                        o Cover. Premium location advertisements are available on the front cover, inside front and back cover and the inside and outside back cover of a directory.

                        o Spine. Premium location advertisements are available on the spine of yellow and white pages directories.

                        o Tabs. A full-page, double-sided, hardstock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

                        o Tip-On. Removable paper or magnet coupon placed in front of the directory.

                        o Banners. A banner ad sold at the bottom of any page in the Community or Government sections of the print directory.

                        o Delivery Bag. Used in the delivery of all print directories. Up to two advertisers per bag.

             o White pages directories. State public utilities commissions require Qwest LEC, as the local exchange carrier in its local service area, to have white pages directories published to serve the local service areas. Qwest LEC has contracted with us to publish these directories. By virtue of this agreement, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of the residence or business in question unless they have requested to be a non-published or non-listed customer.

In 2001, we derived approximately 4% of our printed revenues from the sale of advertising in our white pages directories. Advertising options include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column and display advertisements. We believe that other directory publishers have had more success selling white pages advertising, and we intend to focus additional efforts on selling advertising in our white pages directories in 2002, including offering display advertising options in our white pages for the first time.

INTERNET-BASED DIRECTORY AND ELECTRONIC PRODUCTS

Although we remain primarily focused on our printed directories, we also market an internet-based directory service, qwestdex.com, to our advertisers. We believe that qwestdex.com is the leading online directory in our region and we believe that we have approximately 50% of the internet-based directory market share in our region. In 2001, our internet-based directory services generated $9 million in revenues, accounted for approximately 1.4% of our total revenues and had an average of approximately 5.8 million first successful searches per month. All of the listings in our printed directories also appear in our internet-based directory, which is available in real time to users and at no additional charge to our advertisers. The proprietary content we create for our printed directories, which we also post on qwestdex.com, makes us competitive on the internet since it cannot be replicated by other internet-based directories. As in our printed directories, businesses may pay to enhance their listings on qwestdex.com and for other premium advertising products. Approximately 7% of the advertisers in our printed directories pay a fee to place an enhanced advertisement in our internet-based directory. Options that are available on qwestdex.com include extra lines, replica advertisements, website and email link products, pop-up windows and banners. We view our internet-based directory as a complement to our print product rather than as a stand-alone business. We believe that increased usage of internet-based directories, such as qwestdex.com, will continue to support overall usage and advertising rates in the U.S. directory advertising industry and provide us with advertisement growth. To promote future usage of our internet-based directories, we plan to bundle our internet product with our print advertising products, driving our usage rates and increasing the customer value proposition while supporting rate increases. We also deliver our yellow pages content electronically, including through CD-ROMs and wireless platforms, and will continue to explore new means to deliver our content to consumers.

DIRECT AND DATABASE MARKETING SERVICES

We provide database lists, direct mail services and other database services to businesses through our direct marketing group. We sell continually updated lists of residents and businesses that have recently moved into or out of an area, a service that allows our customers to maintain up-to-date databases and customer lists. We are also able to overlay demographic and behavioral data that is purchased through third-party providers so that our customers can identify, for example, who in the area is newly retired, newly married or a new home owner. This constitutes valuable information for direct mail and other targeted advertising.

We also help businesses develop and refine their customer databases. In addition to list cleaning, the process of removing obsolete data from a data list, we are able to fill in missing names, addresses and telephone numbers when only partial information is available, and add demographic data (e.g., single-family or multi-family dwelling, home ownership or renter, male or female). We provide data analysis that ranks consumers by likelihood of a response to direct marketing contact.

While we provide customer names, addresses and telephone numbers to outside companies, this information does not include any private, non-published or non-listed information. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--List License Agreements."

SALES AND MARKETING

The marketing of directory advertisements is primarily a direct sales business that requires both maintaining existing customers and developing new customers. Renewing customers comprise our core advertiser base, and a large number of these customers have advertised in our directories for many years. In 2001, we retained approximately 93% of our local advertisers from the previous year. This high renewal rate reflects the importance of our directories to our local customers, for whom yellow pages directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.

We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2001 our experienced sales force has allowed us to achieve local market penetration of 43%, printed revenues per sales representative (local) of approximately $1.3 million and printed revenue per advertiser (local) of approximately $2,600, each in excess of the industry average.

LOCAL SALES FORCE

As of September 30, 2002, our locally-based sales force was comprised of approximately 429 quota-bearing sales representatives who average approximately nine years of employment with us. The sales force is divided into three principal groups:

             o Premise sales representatives. Our 178 premise sales representatives generally focus on high revenue customers. A premise sales representative typically interacts with customers on a face-to-face basis at the customer's place of business.

             o Telephone sales representatives. Our 182 telephone sales representatives generally focus on medium-sized customers. A telephone sales representative typically interacts with customers over the telephone. Telephone sales represent our principal source of new advertisers.

             o Centralized sales representatives. Our 69 centralized sales representatives include both centralized account representatives, who generally focus on the smallest accounts, and prospector sales representatives, who generally focus on customer win-back.

We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer's expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. Our sales force is decentralized and locally based, operating from approximately 24 locations. We believe that our locally based sales force facilitates the establishment of personal, long-term relationships with local advertisers necessary to maintain a high rate of customer renewal.

We believe that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, our product portfolio, customer care and administration and standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training. Ongoing training and our commitment to developing the best sales practices are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.

We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. Each sales representative has a specified customer assignment consisting of both new business leads and renewing advertisers and is accountable for meeting sales goals on a regular basis. Our sales representatives are compensated in the form of base salary and commissions. Approximately two-thirds of the total compensation paid to our sales force is in the form of commissions and other incentive-based compensation, making sales force compensation largely tied to sales performance. Our sales force employees are represented by labor unions covered by collective bargaining agreements, which we believe significantly reduce the rate of employee turnover. In 2001, we experienced only 14% turnover among our sales representatives.

For purposes of managing our sales force, we divide the local service area into six territories. In each territory, between nine and 12 sales managers supervise the performance of the sales representatives who are assigned to that territory. Every sales manager within a territory reports to the sales director for the territory, and the six sales directors report to the Senior Vice President of Sales for the relevant territory.

Beginning in 2002, we began compensating our sales managers and directors pursuant to an incentive-based compensation plan that ties their compensation to their success in meeting specific sales targets. Historically, bonuses for our sales managers and directors were determined by reference to Qwest's overall financial performance. Under our new, incentive-based plan, our sales managers and directors will be eligible to receive a bonus of up to 20% of their base salary, 80% of which will be determined based on attainment of specific revenue goals, with the remaining 20% determined by management's evaluation of other factors.

NATIONAL SALES FORCE

In addition to our locally based sales personnel, we have a separate sales channel to serve our national advertisers. National advertisers are typically national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertisements in many yellow pages directories in multiple geographical regions. In order to sell to national advertisers, we retain the services of third party certified marketing representatives, or CMRs. CMRs design and create advertisements for national companies and place those advertisements in yellow pages directories nationwide. Some CMRs are departments of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays us after deducting its commission. We have contracts with approximately 170 CMRs and employ seven national sales managers to manage our selling efforts to national customers.

CUSTOMERS

In 2001, approximately 206,000 local businesses purchased advertising in our directories. Approximately 81% of our revenues in 2001 were generated by the sale of our advertising to local businesses, which are generally small and medium-sized enterprises. Approximately 15% of our revenues were generated by sales to national advertisers.

We do not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. In 2001, no single directory heading accounted for more than 3.0% of our total revenues, no single customer accounted for more than 1% of our total revenues, the top 10 customers accounted for less than 2% of our total revenues and the top 10 directory headings accounted for approximately 13% of total revenues. The diversity of our customer


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base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. The table below, which sets forth 2001 information relating to our largest directory headings demonstrates this diversity (dollars in thousands):

----------------------------------------------------------------------------------------------------------------------
                                                                                 PERCENTAGE OF         NUMBER OF
DIRECTORY HEADING                                                                TOTAL REVENUES        ADVERTISERS
----------------------------------------------------------------------------------------------------------------------
Attorneys....................................................................        3%                    6,000
Dentists.....................................................................        2%                    4,196
Plumbing Contractors.........................................................        1%                    4,176
Insurance....................................................................        1%                    2,197
Roofing Contractors..........................................................        1%                    4,281
Auto Repair & Service........................................................        1%                    1,164
Restaurants..................................................................        1%                    1,774
Physicians & Surgeons........................................................        1%                    3,161
Glass-Auto, Plate, Window, Etc...............................................        1%                    5,331
Carpet, Rug & Upholstery Cleaners............................................        1%                    1,474
                                                                              ----------------------------------------
Total........................................................................       13%                   33,754
----------------------------------------------------------------------------------------------------------------------

We enjoy high customer renewal rates. From 1996 to 2001, our annual renewal rate has remained stable at approximately 93%, which we believe compares favorably with the renewal rates of our competitors. In 2001, we retained approximately 93% of our local advertisers from the previous year (which excludes the loss of advertisers as a result of business failures, which equaled approximately 4% in
2001). This attrition was offset by the addition of new customers equal to approximately 8% of our initial local customer base. As a result, the overall size of our local customer base fell by approximately 3% in 2001. Increases in total advertising spending and average dollars spent per advertisement also offset the net loss of advertisers.

We believe that this low level of turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, our customers often do not reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their placement within the directory.

PUBLISHING AND PRODUCTION

We generally publish our directories on a 12-month cycle. The publishing cycles for our directories are staggered throughout the year, which allows us to efficiently use our infrastructure and sales capabilities and the resources of our third-party vendors. The following are the major steps of the publication and distribution process:

          o Selling. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new advertisers in an effort to expand our customer base. Potential new advertisers include businesses that have operated in the area for some time but that did not purchase advertising in the most recent edition of our directory, as well as newly-formed businesses and businesses that have only recently moved into the area. At the same time, the sales force contacts existing advertisers and encourages them to renew and increase the size and prominence of their advertisements and to purchase other products in our portfolio. Advertisers generally agree to our standard advertising terms and conditions at the time that they place their order.

          o Generation of advertisements. Upon entering into an agreement with a customer, we collaborate with the customer to generate its advertisement. We use our proprietary technology and a team of in-house graphic artists for this purpose.


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


          o Pre-press activities. The selling of advertisements typically ceases one month prior to publication, at which time we do not accept additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include finalizing artwork, proofing and paginating the directories. When the composition of the directory is finalized, we deliver the directory pages to a third-party printer.

          o Printing. We use two outside contractors, R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation, for the printing of our directories. In addition, we have purchase contracts with two paper suppliers, Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc., for the paper needed for the pages of our directories and one paper supplier, Spruce Falls, Inc., for the paper needed for the covers of our directories. The time required to print a directory depends on its size and may be as long as one month.

          o Transportation. We use Matson Intermodal System, Inc. to transport our printed directories from our printers to our distributor.

          o Distribution. We aim to deliver our directories to all of the residences and businesses in the geographical areas for which we produce directories. We use Product Development Corporation, or PDC, for the distribution of our directories. Distribution begins as soon as the first completed directories are produced and takes an average of six weeks.

PAPER, PRINTING AND DISTRIBUTION

Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by two companies: Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc. Pursuant to our agreements with them, Daishowa and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are negotiated each year based on prevailing market rates. For the year ended December 31, 2001, paper costs were 4.4% of revenues and 13.9% of our cost of revenues. If, in a particular year, the parties to one of the agreements are unable to agree on repricing, either party may terminate the agreement. Both agreements expire on December 31, 2003. In addition, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to our agreement, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year, and Spruce Falls may not propose a change that varies more than 5% from the then existing price. If, in a particular year, Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2002.

All of our directories are printed by R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation. In general, Donnelley prints our larger, higher-circulation directories and Quebecor prints those directories that are smaller and have a more limited circulation. We do not guarantee any minimum volume in our agreements with Donnelley and Quebecor. Prices are adjusted annually based on changes to the consumer price index. Our agreements with Donnelley and Quebecor expire on December 31, 2006 and July 30, 2008, respectively.

Nearly all copies of our directories are distributed by Product Development Corporation, or PDC. Although prices under our agreement with PDC are fixed, they may be renegotiated under some circumstances, including volume changes of greater than five percent. Our agreement with PDC expires on December 31, 2003 and either party may terminate at any time upon 180 days' written notice.

We rely on Matson Intermodal System, Inc. to transport our printed directories from our printers' locations to PDC. This agreement expires on December 31, 2003, but we have an option to renew the agreement through December 31, 2004.

We believe that each of these agreements is on terms that are currently available in the market.


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


BILLING AND CREDIT CONTROL

Historically, we have generally billed our customers monthly for advertising fees, either directly by us or by Qwest LEC as part of the customer's monthly bill for telecommunications services, for which we have paid Qwest LEC a fee. In 2001, Qwest LEC billed approximately 54% of our revenues on our behalf. In connection with the Transactions, Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC will continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. The term of this agreement is limited to two years, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC's standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us, and purchases our accounts receivable to facilitate billing and collection. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Billing and Collection Services Agreement." Qwest LEC has completed its preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so before the expiration of the two-year term of the billing and collection services agreement.

Because most directories are published on 12-month cycles and we bill most of our customers over the course of that 12-month period, we often effectively extend credit to our customers, many of which are small or medium-sized businesses with default rates that usually exceed those of larger businesses. Fees for national advertisers are typically paid in advance by CMRs, after deduction of commissions. Because we do not usually enter into contracts with our national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers, to the extent we do not receive fees in advance. In 2001, bad debt expense for our customers amounted to approximately 2.4% of our revenues.

We attempt to improve collection of accounts receivable by conducting initial credit checks of new advertisers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees from business owners. We automatically check all new orders from existing advertisers for payments that are past due to us prior to confirmation of the new order. We use both internal and external data to decide whether to extend credit to an advertiser. In some cases, where appropriate, we may also require the advertiser to prepay part or all of the amount of its order. Beyond efforts under certain circumstances to assess credit risk prior to extending credit to customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage with customers concerning payment obligations.

COMPETITION

The U.S. directory advertising industry is competitive. We compete with many different advertising and other media, including newspapers, radio, television, the internet, billboards, direct mail and other yellow pages directory publishers. The other directory publishers we compete with are principally Independents, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA (which has been acquired by Yell Group Ltd.). There are over 24 Independents operating in competition with the directory businesses of RBOCs, other telephone service providers and national yellow pages sales agents. We compete with these publishers on value, quality, features and distribution. Generally, we do not compete extensively with the other RBOC-affiliated publishing businesses, such as Verizon Communications, SBC Communications and BellSouth Corporation.

In connection with the Transactions, we entered into a publishing agreement and a non-competition agreement with Qwest LEC. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in our region. The publishing agreement has an initial term of 50 years and will automatically be renewed for additional one-year periods unless either party terminates the contract upon 12 months' written notice. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Publishing Agreement." Acting as the exclusive official publisher of directories for the incumbent telephone company provides us with an advantage over our Independent competitors due to our differentiated product, recognition of our brands, broader distribution, higher usage of our directories by end users and our long-term relationships with our customers. Under the non-competition and non-solicitation agreement, which will remain in effect for 40 years, Qwest LEC has agreed not to compete with us in the directory publication business in the areas in which we operate. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Non-Competition and Non-Solicitation Agreement."



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


The internet has emerged as a new medium for advertisers. Although advertising on the internet still represents only a small part of the total advertising market, as the internet grows, it may become increasingly important as an advertising medium. Most major yellow pages publishers operate an internet-based directory business. We compete through our internet site, qwestdex.com, with these publishers, with other internet sites providing classified directory information, such as Overture.com, Citysearch.com, Zagats.com and Moviefone.com, and with search engines such as Yahoo!, Alta Vista and Excite, some of which have entered into affiliate agreements with other major directory publishers.

INTELLECTUAL PROPERTY

We own and license a number of patents, copyrights and trademarks in the United States. The only trademark we consider material to our operations is the DEX trademark, which we acquired in connection with the Acquisition. We do not consider any individual patent or other trademark to be material to our operations. We believe that the phrase "yellow pages" and the walking fingers logo are in the public domain in the United States.

PROPERTIES

Our headquarters are located at 198 Inverness Drive West, Englewood, Colorado. We lease our headquarters from Qwest. The lease covering our headquarters will expire October 31, 2008, and we have the option to renew it for one additional term for a period of five years. We also have significant operations at our facility located at 3190 South Vaughn Way, Aurora, Colorado, which we lease from a third party. The lease covering this facility expires October 31, 2008, and we have the option to renew it for two additional terms, each for a period of five years. We operate from approximately 25 other facilities and, in the aggregate, utilize over 650,000 square feet. We lease all of our facilities.

EMPLOYEES

As of September 30, 2002, we employed approximately 1,300 employees. Most of our employees are represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers expires in May 2006 and our collective bargaining agreement with the Communications Workers of America expires in October 2003. We consider relations with our employees to be good.

LEGAL PROCEEDINGS

In April 2001, ImageOne filed a lawsuit against Qwest Dex and Qwest Dex Holdings alleging various types of copyright infringement and false designation of origin. ImageOne alleges that it holds copyrights to specific graphics and images in advertisements published in our directories. In connection with the Acquisition, we assumed the liabilities relating to this lawsuit. There have been no material proceedings or discovery in the litigation to date. We intend to vigorously defend against these allegations and do not believe that this action will have a material adverse effect on our business.

From time to time, we are a party to litigation matters arising in connection with the normal course of our business. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. Although we have not had notice of any such claims that we believe to be material, any pending or future claim could have a material adverse effect on our business.

In addition, we are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us was improperly accessed and disseminated by unauthorized persons. Although we have not had notice of any material claims relating to defamation or breach of privacy claims to date, we may be party to litigation matters that could have a material adverse effect on our business.



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


                                THE TRANSACTIONS

GENERAL

On August 19, 2002, Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Holdings is a special purpose entity formed by The Carlyle Group, Welsh, Carson, Anderson & Stowe and their affiliates to effect the Acquisition. Holdings assigned its right to purchase the print and internet directory businesses in our region to Dex Media East.

The acquisition will be executed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Qwest Dex contributed substantially all of its assets and liabilities relating to its print and internet directory businesses in our region to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. We operate the acquired print and internet directory businesses in our region and are a co-issuer of the exchange notes offered hereby and the borrower under our new credit facilities. The total amount of consideration paid for Qwest Dex's print and internet directory businesses in our region was $2.75 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels). For federal income tax purposes, the Acquisition will be treated as an asset purchase and, immediately after the consummation of the Acquisition, Dex Media East, Inc. had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the Acquisition, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis.

In the second phase, Qwest Dex will contribute its remaining assets and liabilities relating to its print and internet directory businesses to another newly-formed limited liability company, or Dex Media West, and, following that contribution, Dex Media will purchase all of the interests in Dex Media West for $4.3 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels), of which we will provide $210 million to Dex Media to be paid to Qwest, as further described below. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. Dex Media West will operate the acquired print and internet directory businesses in the Dex West States and will be the borrower and issuer of the debt necessary to consummate the second phase of the acquisition, or the Dex Media West Acquisition, other than the $210 million which we will provide. The Dex Media West Acquisition is expected to close by the second half of 2003. To ensure that Dex Media has an adequate remedy for any breach by Qwest of its obligations pursuant to either of the purchase agreements, Qwest granted Dex Media a security interest in some of Qwest Dex's assets located in the Dex West States to secure up to $100 million of any losses that Dex Media may incur as a result of any breach. Dex Media's security interest in these assets will be subordinated to holders of Qwest's senior secured obligations. In 2001, Qwest Dex's business in the Dex West States published 119 directories and distributed approximately 26 million copies of these directories in metropolitan areas and local communities in the Dex West States. As of December 31, 2001, Qwest Dex's businesses in the Dex West States had a total of 232,000 local advertising customers consisting primarily of small and medium-sized businesses.

In connection with the Acquisition, we and Qwest LEC and/or Qwest entered into the agreements described below. In addition, upon consummation of the Dex Media West Acquisition, we and Dex Media West and/or Dex Media will enter into the agreements described below.

AGREEMENTS BETWEEN US, QWEST LEC AND/OR QWEST

PUBLISHING AGREEMENT

Pursuant to a publishing agreement, Qwest LEC granted us the right to be the exclusive official directory publisher of listings and classified advertisements of its telephone customers in the geographic areas in the Dex East States in which Qwest LEC provided local telephone service, which we refer to as Qwest LEC's service areas. Pursuant to state public utilities commission requirements, Qwest LEC is required to publish and deliver white pages directories of certain



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

residences and businesses that order or receive local telephone service from Qwest LEC. In addition, pursuant to tariffs and agreements with telephone companies and resellers of local telephone service, Qwest LEC is required to publish and deliver certain white pages directories and yellow pages directories. Pursuant to this agreement, we are obligated to fulfill Qwest LEC's legal and contractual obligations to publish and deliver white pages and yellow pages directories in each of Qwest LEC's service areas and, subject to limitations, will be obligated to fulfill Qwest LEC's publishing obligations in the areas in our region into which Qwest LEC provides local telephone service in the future. In fulfilling these obligations, we must comply with all regulatory requirements related to the publishing and delivery of such directories. We agree to cause any successor acquiring our business and Qwest LEC agrees to cause any successor acquiring its business to agree in writing to assume the terms of this agreement.

Qwest LEC granted us the right to identify ourselves (including on our web sites) as its exclusive official directory publisher for its legally required directories as well as other directories in Qwest LEC's service areas in our region. Our use of the name of the local exchange carrier must be in accordance with Qwest LEC's trademark and branding requirements. We granted Qwest LEC the limited right to use specific service marks, trade names and trademarks, including DEX (TM)(which we refer to as the Dex East trademarks), solely in connection with the advertising and marketing of our directories in our region and in connection with the use of DEX(TM) in the Dex West States. The licenses relating to the Dex East trademarks are only effective in the areas in which Qwest LEC is prohibited from competing with us under the non-competition and non-solicitation agreement described below.

Pursuant to the list license agreement for the use of directory publisher and directory delivery lists discussed below, Qwest LEC is required to provide us with information about subscribers, such as names, addresses and telephone numbers for the purpose of publishing and delivering directories. Generally, if federal law no longer requires Qwest LEC to provide subscriber information under nondiscriminatory and reasonable terms, Qwest LEC is required by the terms of this agreement to continue to license the information to us on terms and conditions at least as favorable as those then being offered to any person doing business in the Dex East States. If such a change in federal law occurs within the first seven years following the consummation of the Transactions, Qwest LEC will charge us the prices then in effect under the list license agreement for the use of directory publisher lists and directory delivery lists until the end of this seven-year period, subject to increases for inflation. After this seven-year period, regardless of when the change in federal law occurred, Qwest LEC will charge us prices equal to or less than the lowest prices it then charges to any other person doing business in the Dex East States. However, if Qwest LEC is not licensing this information to at least two other purchasers in the Dex East States, it will charge us prices equal to the average price that other similarly sized incumbent local telephone companies charge for such information.

For the first seven years after the consummation of the Transactions, Qwest LEC will reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements.

This agreement will remain in effect for 50 years after the consummation of the Transactions and will automatically renew for additional one year terms unless either Qwest LEC or we provide 12 months' notice of termination. Qwest LEC may terminate the entire agreement if we materially breach this agreement in a manner that has the effect of abrogating our performance and Qwest LEC's enjoyment of the benefits of this agreement, or if we fail to discharge Qwest LEC's publishing obligation with respect to twenty percent of Qwest LEC's subscribers. Generally, if we breach our obligation with respect to a particular directory in a manner that results in a material and continuing failure to discharge the publishing obligation with respect to that directory, Qwest LEC may terminate this agreement with respect to the affected service area. In addition, if we or any of our subsidiaries engage in or act as a sales agent with regard to the marketing, sale or distribution of any telecommunication services or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any person pursuant to which such person's telecommunication services are offered, marketed, sold or priced in connection with our directory products, in each case in any of Qwest LEC's service areas in our region, Qwest LEC may terminate this agreement with respect to the affected service area. However, if our owner or an affiliate of ours is a provider of telecommunication services and the activity referred to in the previous sentence is not occurring in connection with our directory products, Qwest may not terminate this agreement with respect to the affected service area.



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

We may terminate this entire agreement if Qwest LEC materially breaches this agreement in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement. In addition, we may terminate this entire agreement after the first seven years following the consummation of the Transactions if new legal requirements imposed by government regulatory entities result in a net increase of more than 25% in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (excluding cost increases that generally apply to incumbent local exchange carriers) and Qwest LEC acknowledges that this has occurred or such increase is confirmed in a binding arbitration. Generally, if Qwest LEC materially breaches its obligation with respect to a certain service area in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement with respect to the affected service area, we may terminate this agreement with respect to such service area.

If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or we terminate this agreement due to a material breach of this agreement by Qwest LEC, we will be entitled to receive liquidated damages from Qwest LEC in the following amount: (1) prior to the consummation of the Dex Media West Acquisition or following the termination of the Dex Media West purchase agreement, thirty percent of the purchase price for the Acquisition, less any liquidated damages previously paid by Qwest LEC for a material breach with respect to a specific service area; or (2) following the consummation of the Dex Media West Acquisition, thirty percent of the sum of the aggregate purchase price for the Acquisition and the Dex Media West Acquisition, less any liquidated damages previously paid by Qwest LEC for a material breach with respect to a specific service area. In the event that Qwest LEC materially breaches its obligations with respect to a specific service area and we terminate this agreement with respect to the affected service area, we will be entitled to liquidated damages generally calculated on a similar basis as that described above, pro rata for the affected service area.

If we formally repudiate or reject this agreement (other than pursuant to the termination provisions described above) or Qwest LEC terminates this agreement with respect to a specific service area because we have materially failed to discharge Qwest LEC's publishing obligation with respect to the service area, Qwest LEC will be entitled to receive from us liquidated damages in an amount equal to one hundred twenty-five percent of the net present value of the anticipated costs to Qwest LEC through the remaining term of the publishing agreement to perform, or cause another person to perform, Qwest LEC's publishing obligation.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are the sole remedy of either party in the event of a material breach or formal repudiation or rejection of this agreement by the other party. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, our right to claims for liquidated damages provided for in the non-competition and non-solicitation agreement discussed below.

Dex Media and we will, jointly and severally, indemnify Qwest LEC for losses resulting from (1) our failure to perform our obligations under this agreement,
(2) any third-party claims resulting from errors in listings and advertisements of Qwest LEC's customers in our directories or omissions of listings and advertisements of Qwest LEC's customers in our directories, in each case caused by us, and (3) any claims that our directories or the rights we will grant to Qwest LEC relating to the Dex East trademarks violate or infringe the intellectual property rights, or require the consent, of any third party. Qwest LEC will indemnify us for losses resulting from (1) its failure to perform its obligations under this agreement, (2) any third party claims resulting from errors in listings and advertisements of its customers in our directories or omissions of listings and advertisements of its customers in our directories, in each case caused by Qwest LEC and (3) any claims that the rights to identify ourselves as Qwest LEC's exclusive official directory publisher and to use Qwest LEC's branding on the directories violate or infringe the intellectual property rights, or require the consent, of any third party.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Pursuant to a non-competition and non-solicitation agreement, Qwest and Qwest LEC agree, for a period of 40 years after the consummation of the Acquisition, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in our region in which Qwest LEC provides local telephone service directed primarily at customers in those geographic areas. In addition, we agree, until the consummation of the Dex Media West Acquisition or, if the Dex Media West Acquisition is not consummated, for a period of 40 years after the consummation of the Acquisition, not to sell



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directory products consisting principally of listings and classified advertisements using the QWEST(TM), QWEST DEX(TM) or DEX(TM) brands that are directed primarily at customers in the Dex West States in which Qwest LEC provides local telephone service. We agree to cause any successor acquiring our business and Qwest and Qwest LEC agree to cause any successors acquiring their businesses (subject to limited exceptions) to agree in writing to assume the terms of this agreement.

For a period of two years after the consummation of the Transactions, we, on one hand, and Qwest and Qwest LEC, on the other hand, agree not to solicit any of the other's employees or to induce one another's employees to terminate their relationship with the other. In addition, Qwest and Qwest LEC agree not to solicit or hire any members of our senior management team for the same two-year time period.

This agreement will remain in effect for a period of 40 years after the consummation of the Transactions. However, if the publishing agreement terminates in accordance with its terms, any party to this agreement may terminate it immediately. In addition, if we directly or indirectly provide telecommunication services in our region or Dex West States, Qwest and Qwest LEC may terminate this agreement and the publishing agreement with respect to the affected service area. See "--Publishing Agreement."

If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or either Qwest or Qwest LEC materially breaches this agreement, we will be entitled to receive liquidated damages from Qwest LEC, calculated according to the formula described above with respect to the liquidated damages provisions of the publishing agreement. If either Qwest or Qwest LEC materially breaches its obligations with respect to a specific service area or Qwest LEC does not require a person acquiring its business in a specific service area to agree in writing to assume this agreement to the extent of the relevant service area, each of Qwest and Qwest LEC will be jointly and severally liable for liquidated damages generally calculated on a similar basis as in the publishing agreement, pro rata for the affected service area.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are our sole remedy in the event of a material breach or formal repudiation or rejection of this agreement by Qwest and Qwest LEC. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, the liquidated damages provided for in the publishing agreement.

BILLING AND COLLECTION SERVICES AGREEMENT

Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC continues to bill and collect, on our behalf, amounts owed by certain of our customers. In 2001, Qwest LEC billed approximately 54% of our revenues on our behalf. This service extends only to those customers for whom Qwest LEC is the provider of local telephone service and Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us and purchases our accounts receivable within approximately nine business days following such settlement date representing such amounts pursuant to a formula that takes into account factors such as an allowance for bad debt reserves and realized uncollectible amounts. In addition, Qwest LEC charges us a fee per bill issued. The term of this agreement is limited to two years, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC's standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. We may terminate this agreement with 30 days' notice. However, if Qwest LEC willfully fails to pay us for our accounts receivable it is required to purchase, we may terminate this agreement immediately. Qwest LEC has completed its preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.



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

INTELLECTUAL PROPERTY CONTRIBUTION AGREEMENT

Pursuant to an intellectual property contribution agreement, Qwest assigned, in certain cases, and licensed, in other cases, to us the Qwest intellectual property used in the Qwest directory services business. Specifically, Qwest assigned all of its right, title and interests in registered copyrights for printed directories in the Qwest service areas in our region, certain non-public data regarding advertising customers created by Qwest Dex, certain Dex East trademarks, including DEX(TM), and specific internet domain names. Qwest assigned a one-half ownership interest in specific patents and other intellectual property of Qwest Dex owned by Qwest and used in the directory services business in the year prior to the consummation of the Transactions. After the consummation of the Dex Media West Acquisition, Qwest will assign the remainder of its ownership interests to us. If the Dex Media West Acquisition is not consummated, we will retain our one-half ownership interest and Qwest will retain its one-half ownership interest.

Qwest licensed to us the "qwestdex.com" domain name until the earlier of the expiration or termination of the trademark license agreement or, if the Dex Media West purchase agreement is terminated, the date upon which the management of the "qwestdex.com" website shifts from us to Qwest, which shall be no later than six months after the Dex Media West purchase agreement is terminated. In addition, Qwest licensed to us other intellectual property of Qwest used by Qwest Dex in the directory business in the year prior to the consummation of the Transactions, including but not limited to technology, research and development data and software not assigned to us by Qwest.

We will license back to Qwest the Dex East trademarks for a period of two years following the consummation of the Dex Media West Acquisition for use in connection with directory and ancillary products in the Dex West States. In addition, we will license back to Qwest other intellectual property transferred to us pursuant to the purchase agreement.

This agreement continues indefinitely (although many of the licenses are of limited duration) unless terminated by Qwest or us because of a material breach by the other. However, some of the licenses are perpetual and survive any termination.

In addition, pursuant to the purchase agreement, Qwest and we have agreed to explore arrangements with third parties with respect to material software, content and databases that are licensed to Qwest under agreements with third parties, which we refer to as the material intellectual property products. Sufficient consents or other rights for our use of the material intellectual property products that are essential to the continued operation of the business were obtained as of the consummation of the Acquisition so that we may conduct our business without material interruption in substantially the same manner as conducted by Qwest. Qwest is obligated to pay the costs associated with obtaining the right for us to use the material intellectual property products, at least on an interim basis, following the first closing. Dex Media is obligated to pay the cost of obtaining the permanent right for us to use the material intellectual property products for the continued operation of our business without material interruption following the elimination of transition services provided by Qwest and us, if a second closing does not occur. Dex Media's obligation to pay such costs, together with Dex Media's obligation to pay certain other separation costs including, without limitation, costs relating to hardware and software systems, proprietary data migration and website replication, is limited to $40 million. The consummation of the Dex Media West Acquisition is subject to a number of conditions described in "The Transactions." There can be no assurances that the Dex Media West Acquisition will be consummated.

TRADEMARK LICENSE AGREEMENT

Pursuant to a trademark license agreement, Qwest licensed to us the right to use the QWEST DEX(TM) and QWEST DEX ADVANTAGE(TM) marks for a term of five years in connection with directory products and related marketing materials in our region. Qwest also licensed to us the right to use these marks in connection with our directory web site. Each of these licenses is exclusive with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex East States in which Qwest LEC provides local telephone service.

We may terminate this agreement upon 30 days' notice and Qwest may terminate this agreement only in the event of an uncured material breach by us. In addition, this agreement will terminate if the publishing agreement terminates before the expiration of the five-year term of this agreement.



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

LIST LICENSE AGREEMENTS

Pursuant to a license agreement for the use of directory publisher lists and directory delivery lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreement. We may use the listing information solely for publishing directories and the delivery information solely for delivering directories. The term of this agreement is three years after the consummation of the Transactions, subject to automatic renewal for additional 18-month terms until either Qwest LEC or we terminate this agreement by providing 18 months' notice. The publishing agreement, however, requires Qwest LEC to continue to license the listing and delivery information to us for as long as the publishing agreement is in effect.

Pursuant to a license agreement for expanded use of subscriber lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and /or receive local exchange telephone services at prices set forth in the agreement. We may use this information for the sole purpose of reselling the information to third party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. The term of this agreement is five years after the consummation of the Transactions, subject to automatic renewal for additional one-year terms until either Qwest LEC or we terminate this agreement by providing six months' notice.

TRANSITION SERVICES AGREEMENT

Qwest and we entered into a transition services agreement pursuant to which we purchased from Qwest certain corporate services, including services relating to real estate, finance and accounting, procurement, treasury, human resources, legal matters and information technology. This agreement sets forth a monthly fee for each of these services, with the exception of the information technology services, for which we pay an actual cost allocated to us. This agreement also provides us with access to certain types of customer data, such as customer names, addresses, phone numbers and payment histories. The term of this agreement is 18 months with no renewal rights. Generally, we may terminate each category of services with 30 days' notice. Qwest may terminate this agreement if we fail to pay amounts owed, materially breach this agreement, are subject to certain types of bankruptcy events or if Qwest terminates the publishing agreement in accordance with its terms.

ADVERTISING AND TELECOMMUNICATIONS COMMITMENTS AGREEMENT

Qwest, Qwest LEC and we entered into an advertising and telecommunications commitments agreement pursuant to which Qwest and Qwest LEC agreed to purchase from us at least $20 million of advertising per year for 15 years following the consummation of the Transactions. However, if the Dex Media West Acquisition is consummated, Qwest and Qwest LEC may satisfy this minimum amount by purchasing an aggregate of $20 million of advertising per year from us, Dex Media West, or a combination of Dex Media West and us. Therefore, if the Dex Media West Acquisition is consummated, Qwest and Qwest LEC may purchase more advertising from Dex Media West than us or may not purchase any advertising from us at all. In the event that Qwest and Qwest LEC purchase more than $20 million of advertising from us and/or Dex Media West in any one year, up to $5 million of the excess will be carried over to the subsequent year's minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers. We (and, if the Dex Media West Acquisition is consummated, Dex Media West) agree to purchase from Qwest, Qwest LEC and their affiliates on an exclusive basis those voice and data telecommunications, internet connectivity, wireless communications or other comparable or successor voice or data products or services that we use from time to time. The obligations under this agreement extend for 15 years following the consummation of the Transactions. The pricing of these services will be on terms at least as favorable as those offered to buyers of similar quantities of similar services from Qwest and Qwest LEC.

Either we, on the one hand, or Qwest and Qwest LEC, on the other hand, may terminate this agreement with 90 days' notice if the other party (1) fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (2) breaches other material covenants or obligations and fails to cure the breach within 30 days of notice of the breach, or (3) is subject to


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

certain types of bankruptcy events. In the case of clauses (1) and (2), the party may terminate the agreement only with respect to the section of the agreement pursuant to which the breach occurred.

OTHER AGREEMENTS

Qwest LEC and/or Qwest Dex and we entered into various cooperation agreements to facilitate the operation of our directory services business in our region and Qwest's directory services business in the Dex West States.

We entered into a joint management agreement relating to the simultaneous employment of certain executives by Qwest Dex and us. Prior to the Dex Media West Acquisition and until the earlier of the consummation of the Dex Media West Acquisition or up to 120 days after the termination of the Dex Media West purchase agreement, we and Qwest Dex will simultaneously employ the following executives on a full-time basis pursuant to a joint management agreement: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. Effective as of January 2, 2003, Linda Martin replaced Kristine Shaw under the joint management agreement. After the consummation of the Dex Media West Acquisition, these executives will be employed solely by us and/or Dex Media, but will provide their services to both us and Dex Media West, on substantially the same basis. See "Management--Executive Compensation--Joint Management Agreement."

We also entered into a professional services agreement pursuant to which we provide to Qwest Dex certain centralized operation services, such as services relating to information technology, website management, operations and production, and vendor relationship management. We may agree to provide other services upon Qwest Dex's request. Under the agreement, we are required to use our commercially reasonable best efforts in providing these services to Qwest Dex; provided, that, we are not required to hire additional employees, purchase additional assets or provide services in volume or quantities substantially greater than the agreed upon levels. Qwest Dex pays us for these services in an amount equal to our actual costs for providing these services. This agreement will terminate on the earlier of the consummation of the Dex Media West Acquisition or one year after the termination of the Dex Media West purchase agreement.

We have also entered into other agreements, including a joint defense and common interest agreement, a public pay stations and a separation agreement. The joint defense and common interest agreement relates to any future administrative proceedings or review of the agreements relating to the Transactions by regulatory or governmental entities. The public pay stations agreement governs our exclusive right and obligation to place directories in all of Qwest LEC's phone booths in specific regions in the Dex East States. The separation agreement controls the manner in which we will use certain shared assets and resources with Qwest Dex prior to the consummation of the Dex Media West Acquisition. The separation agreement also controls the separation of our operations and management from those of Qwest in the event that the Dex Media West Acquisition is not consummated such that we will each function as completely independent companies within a reasonable time period.

AGREEMENTS BETWEEN US AND DEX MEDIA WEST AND/OR DEX MEDIA

The following are agreements or arrangements we expect to enter into upon the consummation of the Dex Media West Acquisition, which are intended to replicate the agreements (including provisions relating to fees and expenses) we will enter into with Qwest Dex upon the consummation of the Transactions. It is currently contemplated that we will enter into these agreements, other similar agreements or similar arrangements directly with Dex Media West. However, it is possible that certain of the services described below will be provided by Dex Media, in which case we and Dex Media West would enter into substantially identical agreements or arrangements with Dex Media to obtain these services. The consummation of the Dex Media West Acquisition is subject to a number of conditions described in "The Transactions." There can be no assurances that the Dex Media West Acquisition will be consummated.

BILLING AND COLLECTION SERVICES AGREEMENT

Dex Media West and we will enter into a billing and collection services agreement pursuant to which we will provide to Dex Media West billing and collection services for those of Dex Media West's customers that are not billed by Qwest LEC. Upon the consummation of the Dex Media West Acquisition, we anticipate that we will bill a portion of Dex Media West's revenue on its behalf. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.



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

SHARED SERVICES AGREEMENT

Dex Media West and we will enter into a shared services agreement pursuant to which we will provide to Dex Media West certain corporate services, including services relating to real estate, finance and accounting, procurement, treasury, human resources, legal matters and information technology. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.

JOINT MANAGEMENT AGREEMENT

Dex Media West and we will enter into a joint management agreement, under which the following executives, whom we collectively refer to as the management team, will be employed solely by us and/or Dex Media, but will provide their services to both us and Dex Media West: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. We will have exclusive control of each member of the management team with respect to the management and operation of our business, and Dex Media West will have exclusive control of each member of the management team with respect to the management and operation of the Dex Media West business. If one party terminates the employment of a member of the management team with respect to its business, the other party will not be required to terminate the employment of such member with respect to its business. The members of the management team will generally be entitled to exercise broad discretion and authority in managing our business and Dex Media West's directory business in accordance with past practices. Members of the management team will be subject to certain confidentiality requirements and fiduciary obligations. We and Dex Media West will set up a committee to provide guidance to members of the management team in the event that we, Dex Media West or any member of the management team believes that his or her fiduciary obligations with respect to us and Dex Media West may be in conflict. Salary and benefits costs for the members of the management team will be split pro-rata between us and Dex Media West, with Dex Media West initially bearing 57% of the cost and initially us bearing 43% of the cost. This agreement will continue until the date upon which the last member of the management team (or any successor that is simultaneously employed by Dex Media West and us) is no longer employed by Dex Media West and us, unless it is terminated earlier by Dex Media West or us because of a material breach by the other.

PROFESSIONAL SERVICES AGREEMENT

Dex Media West and we will also enter into a professional services agreement pursuant to which we will provide to Dex Media West certain centralized operation services, such as services relating to information technology, website management, directory publishing operations and production and vendor relationship management. We may agree to provide other services upon Dex Media West's request. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.

SYNERGIES WITH DEX MEDIA WEST

On November 8, 2002, the date of the consummation of the Transactions, we became a stand-alone company and we will incur incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the Dex Media West Acquisition is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the Dex Media West Acquisition is consummated, Dex Media West will reimburse us for a portion of these costs and we will not incur other costs because we will benefit from certain economies of scale as a result of sharing services relating to information technology, operations, real estate, human resources and legal matters with Dex Media West. Therefore, we believe that we will benefit from net synergies if the Dex Media West Acquisition is consummated.

We will fund $210 million of the purchase price for Dex Media West to be paid by Dex Media to Qwest in connection with the Dex Media West Acquisition which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. We expect to fund that portion of the Dex Media West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Sponsors and their assignees. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the Dex Media West Acquisition is not consummated.

Qwest is a defendant in a consolidated putative securities class action, In re Qwest Communications International Inc. Sec. Litig. (01-RB-1451), now pending in the United States District Court for the District of Colorado, which we refer to as the Securities Litigation. Plaintiffs in the Securities Litigation filed a Fourth Consolidated Amended Class Action Complaint on or about August 21, 2002. That complaint is purportedly brought on behalf of purchasers of Qwest publicly traded securities between May 24, 1999 and February 14, 2002, and alleges violations of the Securities Exchange Act of 1934 and the Securities Act of 1933. On September 20, 2002, Qwest and the individual defendants in the Securities Litigation filed motions to dismiss the Fourth Consolidated Complaint. Those motions are currently pending before the court. On November 4, 2002, lead plaintiffs in the Securities Action filed a motion for a temporary restraining order and preliminary injunction seeking to enjoin the sale of the QwestDex assets or, in the alternative, to place the proceeds of such sale in a constructive trust for the benefit of the plaintiffs. On November 7, 2002, the court denied plaintiffs' motion for a temporary restraining order. On December 16, 2002, the court granted plaintiffs' request for a hearing on their motion for a preliminary injunction. On December 23, 2002, the court scheduled the hearing on plaintiffs' motion for a preliminary injunction to commence on January 28, 2003. We understand that Qwest intends to continue to vigorously defend against plaintiffs' motion for a preliminary injunction.

The consummation of the Dex Media West Acquisition is subject to a number of conditions. There can be no assurances that the Dex Media West Acquisition will be consummated or that the anticipated synergies discussed above will be realized.


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



                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers and directors:

------------------------------------------------------------------------------------------------------------------------
NAME                             AGE                                        POSITION
------------------------------------------------------------------------------------------------------------------------
George Burnett                47         President, Chief Executive Officer and Director
Robert M. Neumeister, Jr.     53         Executive Vice President and Chief Financial Officer
Marilyn B. Neal               54         Executive Vice President and Chief Operating Officer
Maggie Le Beau                43         Senior Vice President, Marketing
Linda Martin                  49         Senior Vice President, Sales
Kristine Shaw                 38         Senior Vice President, Sales
Bradley Richards              43         Senior Vice President, Operations
Robert Houston                53         Vice President, Financial Planning and Analysis
Scott Pomeroy                 41         Vice President, Finance and Secretary
Anthony Basile                32         Vice President, Services
James A. Attwood, Jr.         44         Co-Chairman of the Board
Anthony J. de Nicola          38         Co-Chairman of the Board
John Almeida, Jr.             32         Director
William E. Kennard            46         Director
Bruce E. Rosenblum            49         Director
Sanjay Swani                  36         Director

GEORGE BURNETT became our President, Chief Executive Officer and a Director upon the consummation of the Acquisition. He has served as President and Chief Executive Officer of Qwest Dex since February 2001 and currently serves as a Director of the Yellow Pages Integrated Media Association, YPIMA. He joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D'Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth's Amos Tuck School.

ROBERT M. NEUMEISTER, JR. became our Executive Vice President and Chief Financial Officer on January 2, 2003. From October 2001 until December 2002, Mr. Neumeister served as chief financial officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as chief financial officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as vice president and director of finance of Intel Corporation. Prior to joining Intel, he served as chief financial officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the boards of directors of Symmetricom, Inc. and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.

MARILYN B. NEAL became our Executive Vice President and Chief Operating Officer upon the consummation of the Acquisition. From 1999 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon's yellow pages business in the Western and Northeastern states. From 1974 to 1999, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the board of directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

MAGGIE LE BEAU became our Senior Vice President of Marketing upon the consummation of the Acquisition. She has served as Vice President of Marketing & Growth Ventures of Qwest Dex since November 1999. From 1994 until 1999, she served in other capacities within Qwest Dex, including as Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

LINDA MARTIN became Senior Vice President of Sales on January 2, 2003. She joined QwestDex as Senior Vice President of Sales in December of 2002. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/General Manager of the California Region and Regional Vice President of New York.


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

KRISTINE SHAW became Senior Vice President of Sales upon the consummation of the Acquisition. She has served as Vice President of Sales of Qwest Dex since
2001. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

BRADLEY RICHARDS became our Senior Vice President of Operations upon the consummation of the Acquisition. He has served as Vice President of Operations of Qwest Dex since August of 2001. From 1999 until 2001, he served as Director of Operations for Gateway, Inc. Prior to holding that position, he worked for five years in a variety of strategic and operational positions at Worldcom, Inc. Mr. Richards received a B.A. and an M.P.A. from the University of Rhode Island and an M.A. from the University of Kentucky.

ROBERT HOUSTON became our Vice President of Financial Planning and Analysis upon the consummation of the Acquisition. He has served as Senior Director of Financial Planning and Analysis of Qwest Dex since 2000. From 1993 until 2000, he served as Director of Finance of Qwest Dex. Prior to holding that position, he worked for 12 years at Marketing Resources Group as Director of Finance and Planning (a predecessor to Qwest Dex). In addition, he held several other positions in the finance department of Qwest Dex since joining U S WEST in 1970. Mr. Houston received a B.A. from Utah State University.

SCOTT POMEROY became our Vice President of Finance and Secretary upon the consummation of the Acquisition. He has served as a consultant to Qwest since May 2002. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an "interim" Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant, inactive.

ANTHONY BASILE became our Vice President of Services upon the consummation of the Acquisition. He served as Senior Director of Central Services of Qwest Dex from August 2001 until the consummation of the Acquisition. From 1999 until 2001, he served as Director of Customer Service, Credit and Collections and as Director of Methods and Procedures of Qwest Dex. Prior to holding those positions, he worked for six years in a variety of positions at U S WEST Dex. Mr. Basile received a B.A. from the University of Denver and a J.D. from the University of Denver College of Law.

JAMES A. ATTWOOD, JR. became Co-Chairman of the Board upon the consummation of the Acquisition. He has been a managing director of The Carlyle Group since November 2000. Prior to joining Carlyle, he served as Executive Vice President - Strategy, Development and Planning for Verizon Communications. He served as Executive Vice President - Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President - Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He received a BA and MA from Yale University in 1980 and an MBA and JD from Harvard University in 1985. Mr. Attwood was designated by affiliates of The Carlyle Group and elected as Co-Chairman of the Board pursuant to the equityholders agreement described under "Certain Relationships and Related Transactions."

ANTHONY J. DE NICOLA became Co-Chairman of the Board upon the consummation of the Acquisition. He has been a general partner of WCAS since April 1994 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is a also a member of the boards of directors of BTI Telecom Corp., Centennial Communications Corp., NTELOS Inc., Valor Telecommunications, LLC, Alliance Data Systems Corporation and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the equityholders agreement.


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


JOHN ALMEIDA, JR. became a Director upon the consummation of the Acquisition. Mr. Almeida joined WCAS in March 1999 and is a Principal. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a director of BTI Telecom Corp. Mr. Almeida was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.

WILLIAM E. KENNARD became a Director upon the consummation of the Acquisition. He has been a managing director of The Carlyle Group since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. He was the FCC's general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Nextel Communications, The New York Times Company and Handspring, Inc. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

BRUCE E. ROSENBLUM became a Director shortly after the consummation of the Acquisition. He has been a managing director of The Carlyle Group since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm of Latham & Watkins, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. His experience includes major transactions in the telecommunications, media, aerospace, defense, information services and other industries. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of The Relizon Company, Rexnord Corporation and Videotron Telecom Ltee. Mr. Rosenblum currently serves as Chairman of Washington Performing Arts Society (WPAS). Mr. Rosenblum was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

SANJAY SWANI became a Director upon the consummation of the Acquisition. Mr. Swani has been a general partner of WCAS since October 2001. Prior to joining WCAS, Mr. Swani was a principal at Fox Paine & Company (a San Francisco-based buyout firm) from June 1998 to June 1999 and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. (a global financial services firm) from August 1994 to June 1998. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. He is also a director of Banctec Inc, BTI Telecom Corp., and several private companies. Mr. Swani was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.

OFFICE OF THE CHAIRMAN

The Office of the Chairman is currently comprised of James A. Attwood, Jr., Anthony J. de Nicola and George Burnett. Robert M. Neumeister, Jr. and Marilyn Neal will become members of the Office of the Chairman in January 2003. The Office of the Chairman has general supervision over our affairs and such other duties as the Board of Directors assigns to it from time to time.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has an audit committee, a compensation committee and an employee benefits committee.

AUDIT COMMITTEE

The audit committee is comprised of James A. Attwood, Jr., William E. Kennard, Sanjay Swani and John Almeida, Jr. The audit committee reviews our various accounting, financial reporting and internal control functions and makes recommendations to the Board of Directors for the selection of independent public accountants. In addition, the committee monitors the independence of our independent accountants.

COMPENSATION COMMITTEE

The compensation committee is comprised of James A. Attwood, Jr. and Anthony J. de Nicola. The compensation committee is responsible for approving all grants of stock options to employees, changes to compensation of officers, all annual bonuses granted to officers and all other employee benefits granted to officers.


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to compensation for services in all capacities beginning on November 8, 2002 for the year ended December 31, 2002 paid to our President and Chief Executive Officer and our four other most highly compensated executive officers serving as executive officers of Qwest Dex, Inc. on December 31, 2002, whom we refer to as the Named Executive Officers.



                                                 ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                        --------------------------------------    -----------------------
                                                                                        SECURITIES
                                                                                        UNDER-LYING
NAME AND PRINCIPAL                                               OTHER ANNUAL          OPTIONS/ SARS          ALL OTHER
POSITION                     YEAR       SALARY ($)   BONUS ($) COMPENSATION ($)(1)        (#)(2)            COMPENSATION ($)
---------------------------------------------------------------------------------------------------------------------------
George Burnett,
President and Chief
Executive Officer (3)        2002        $ 52,923    $ 57,938                             58,648                    --

Marilyn Neal, Chief
Operating Officer            2002          52,500          --                             35,189                    --

Kristine Shaw, Senior
Vice President, Sales (4)    2002          27,000      23,438                             11,730                    --

Maggie Le Beau, Senior
Vice President,
Marketing (5)                2002          27,006      19,688                             11,730                    --

Bradley Richards,
Senior Vice President,
Operations (6)               2002          24,150      18,333                             10,264                    --
---------------------------------------------------------------------------------------------------------------------------

(1) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.

(2) Does not include options to purchase common stock of Qwest Communications International Inc. granted to certain of the Named Executive Officers prior to November 8, 2002. Such options generally expire 90 days after the termination of the applicable Named Executive Officer's employment with Qwest in accordance with the Qwest Communications International Inc. Equity Incentive Plan and the related option agreements.

(3) Pursuant to the joint management agreement, a portion of Mr. Burnett's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $19,994 and $33,750 of Mr. Burnett's total salary and bonus, respectively. See "--Joint Management Agreement."

(4) Pursuant to the joint management agreement, a portion of Ms. Shaw's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $12,877 and $15,375 of Ms. Shaw's total salary and bonus, respectively. See "--Joint Management Agreement."

(5) Pursuant to the joint management agreement, a portion of Ms. Le Beau's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $12,948 and $11,625 of Ms. Le Beau's total salary and bonus, respectively. See "--Joint Management Agreement."

(6) Pursuant to the joint management agreement, a portion of Mr. Richard's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $11,267 and $11,167 of Mr. Richard's total salary and bonus, respectively. See "--Joint Management Agreement."

                      Option/SAR Grants in Last Fiscal Year

The following table summarized pertinent information concerning individual grants of stock options to the Named Executive Officers during fiscal year 2002 to purchase shares of common stock of Dex Media, Inc., including a theoretical grant date present value for each such grant. None of the Named Executive Officers exercised any option to purchase shares of Common Stock of Dex Media, Inc. during fiscal year 2002.

----------------------------------------------------------------------------------------------------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF STOCK
                                        INDIVIDUAL GRANTS (1)                         PRICE APPRECIATION FOR OPTION TERM (2)
                       ------------------------------------------------------------- ---------------------------------------
                        NUMBER OF   PERCENT OF TOTAL
                       SECURITIES     OPTIONS/SARS     EXERCISE OF
                       UNDERLYING      GRANTED TO         PRICE
NAME AND PRINCIPAL     OPTION/SARS    EMPLOYEES IN      PER SHARE        EXPIRATION
POSITION               GRANTED (#)    FISCAL YEAR         ($/SH)            DATE              5% ($)         10% ($)
----------------------------------------------------------------------------------------------------------------------------
George Burnett,
President and Chief
Executive Officer        58,648          27.9%           $ 100           11/8/2012         $ 3,694,824     $ 9,325,032

Marilyn Neal, Chief
Operating Officer        35,189          16.7%           $ 100           11/8/2012         $ 2,216,907       5,595,051

Kristine Shaw,
Senior Vice
President, Sales         11,730           5.6%           $ 100           11/8/2012         $   738,990       1,865,070

Maggie Le Beau,
Senior Vice
President, Marketing     11,730           5.6%           $ 100           11/8/2012         $   738,990       1,865,070

Bradley Richards,
Senior Vice
President,
Operations               10,264           4.9%           $ 100           11/8/2012         $   646,632       1,631,976
----------------------------------------------------------------------------------------------------------------------------


(1) Does not include options to purchase common stock of Qwest Communications International Inc. granted to certain of the Named Executive Officers prior to November 8, 2002. Such options generally expire 90 days after the termination of the applicable Named Executive Officer's employment with Qwest in accordance with the Qwest Communications International Inc. Equity Incentive Plan and the related option agreements.

(2) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these colums are the result of calculations assuming growth rates required by the rules of the SEC. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media, Inc. common stock.

EMPLOYMENT AGREEMENTS

Dex Media and certain members of senior management (including each of the Named Executive Officers) have entered into written term sheets governing the terms and conditions of such senior manager's employment with us. Dex Media expects to enter into formal employment agreements with each of the senior managers. Each employment agreement will contain terms and conditions consistent with those set forth in the term sheets. With respect to the Named Executive Officers, each term sheet provides:

     o The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

     o The annual base salary for each of the Named Executive Officers is as follows:

              George Burnett                                   $450,000

              Marilyn Neal                                     $325,000

              Kristine Shaw                                    $225,000

              Maggie Le Beau                                   $225,000

              Bradley Richards                                 $200,000

     o Each Named Executive Officer will be eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, will be determined based upon our performance relative to certain pre-established EBITDA targets. The maximum amount of George Burnett's and Marilyn Neal's annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers' annual bonus is 65% of annual base salary.

     o Each Named Executive Officer will be prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George Burnett; 12 months for Marilyn Neal; and six months for each of the other Named Executive Officers).

     o In the event that a Named Executive Officer's employment is terminated by us without "cause" or by the executive for "good reason" then the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George Burnett; 12 months for Marilyn Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

     o Each of the Named Executive Officers, other than Marilyn Neal and Kristine Shaw, is subject to the joint management agreement. See "--Joint Management Agreement."

George Burnett's term sheet contains certain provisions that differ from the terms contained in the other management term sheets, including a provision that provides that if Dex Media does not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not after he violates any non-compete or other restrictive covenant).

STOCK OPTION PLAN OF DEX MEDIA, INC.

Dex Media adopted a stock option plan as of November 8, 2002. The stock option plan provides that options to purchase common stock of Dex Media may be granted to, among others, our employees, including the Named Executive Officers. The plan provides for the grant of both non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Code. The compensation committee of the Board of Directors Dex Media Inc. generally has the authority to administer the stock option plan, to designate individuals to whom options will be granted and to establish the terms of such options.

JOINT MANAGEMENT AGREEMENT

We entered into a joint management agreement with Qwest and Qwest Dex, which provides that Qwest Dex and we simultaneously employ six of our senior executive employees, whom we collectively refer to as the management team. Prior to January 2, 2003, the management team consisted of George Burnett, Maggie Le Beau, Kristine Shaw, Bradley Richards, Robert Houston and Anthony Basile. Effective as of January 2, 2003, Linda Martin replaced Kristine Shaw under the joint management agreement. This simultaneous employment arrangement began upon the consummation of the Acquisition and will generally end as of the consummation of the Dex Media West Acquisition. If the Dex Media West purchase agreement is terminated, each member of the management team will continue to be simultaneously employed for a period not to exceed 120 days and thereafter will be solely employed by us.

We have exclusive control of each member of the management team with respect to the management and operation of our business, and Qwest and Qwest Dex have exclusive control of each member of the management team with respect to the management and operation of the Qwest Dex directory business. We may terminate the employment of any member of the management team with respect to our business, and Qwest and Qwest Dex may terminate the employment of any member of the management team with respect to the Qwest Dex directory business. If one party terminates the employment of a member of the management team with respect to its business, the other party will not be required to terminate the employment of such member with respect to its business. The members of the management team are generally entitled to exercise broad discretion and authority in managing our business and the Qwest Dex directory business in accordance with past practices, although the members of the management team are directed to operate the Qwest Dex directory business in accordance with the terms of Qwest Dex's business plan.

Members of the management team are subject to certain confidentiality requirements and fiduciary obligations. We, Qwest and Qwest Dex will set up a committee to provide guidance to members of the management team in the event that we, Qwest, Qwest Dex or any member of the management team believes that his or her fiduciary obligations with respect to us, on one hand, and Qwest and Qwest Dex, on the other hand, may be in conflict. Salary and benefits costs for the members of the management team are split pro-rata between us, on one hand, and Qwest and Qwest Dex, on the other hand, with Qwest and Qwest Dex initially bearing 57% of the cost and us initially bearing 43% of the cost.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our limited liability company interests are held by Dex Media East, Inc. All of Dex Media East, Inc.'s outstanding common stock is held by Dex Media, Inc. All of the outstanding Common Stock and Series A Preferred Stock of Dex Media, Inc. is owned by Dex Holdings LLC, an entity controlled by funds affiliated with The Carlyle Group and Welsh, Carson, Anderson & Stowe. The Carlyle Group and its affiliates and designees and Welsh, Carson, Anderson & Stowe and its affiliates and designees each own 50% of the beneficial interests in Dex Holdings LLC.

The following table sets forth information with respect to the beneficial ownership of the Common Stock and Series A Preferred Stock of Dex Media, Inc. as of December 15, 2002 by:

      o each person known to own beneficially more than 5% of the Common Stock and/or the Series A Preferred Stock;

      o  each of our directors;

      o each of the executive officers named in the summary compensation table; and

      o  all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. There are significant agreements relating to voting and transfers of capital stock in the equityholders agreement described under "Certain Relationships and Related Transactions."

We granted options relating to Common Stock to management upon consummation of the Acquisition under the Stock Option Plan of Dex Media, Inc., and management may also acquire additional shares. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of Common Stock and Series A Preferred Stock shown below.


                                                 ------------------------------------------------------------------
                                                                      BENEFICIAL OWNERSHIP OF
                                                                          DEX MEDIA, INC.
                                                 ------------------------------------------------------------------
                                                                                           NUMBER OF     PERCENTAGE OF
                                                                                           SHARES OF      OUTSTANDING
                                                        NUMBER OF       PERCENTAGE OF      SERIES A         SERIES A
                                                        SHARES OF        OUTSTANDING       PREFERRED       PREFERRED
NAME OF BENEFICIAL OWNER                               COMMON STOCK     COMMON STOCK       STOCK (1)       STOCK (1)
------------------------                          -------------------  ---------------  ---------------  ------------
TCG Holdings, L.L.C. (2) (3).....................       2,620,000              50%           65,500             50%
WCAS IX Associates, LLC (4) (5)..................       2,620,000              50%           65,500             50%
George Burnett (6)...............................              --               --               --              --
Marilyn Neal (6).................................              --               --               --              --
Kristine Shaw....................................              --               --               --              --
Maggie Le Beau...................................              --               --               --              --
Bradley Richards.................................              --               --               --              --



James A. Attwood, Jr.............................              --               --               --              --
Anthony J. de Nicola.............................              --               --               --              --
John Almeida, Jr.................................              --               --               --              --
William E. Kennard...............................              --               --               --              --
Bruce E. Rosenblum...............................              --               --               --              --
Sanjay Swani.....................................              --               --               --              --
     All executive officers and directors as a
         group (15 persons)......................              --               --               --              --
-------------------------------------------------------------------------------------------------------------------

(1) Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock. For purposes of voting, each share of Series A Preferred Stock shall be entitled to the amount of votes it would otherwise have if it were converted into shares of Common Stock based on the P/S Ratio on the record date for voting on such matter. P/S Ratio is defined to mean the ratio of (A)
         (i) the liquidation preference of $1000 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) all accumulated and unpaid dividends, plus (iii) any accrued dividends for the relevant bi-annual period during which dividends accrued, to (B) $100 (such amount ot reflect the initial cost of a share of Common Stock upon the consummation of the Transactions), subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

(2) Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. , which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C is the managing member of TCG High Yield L.L.C.

(3) Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

(4) Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to coninvest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The members of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC and has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway South Darien, Connecticut 06820.

(5) Each of Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway South Darien, Connecticut 06820.

(6) Does not include option grants relating to Common Stock under the Dex Media, Inc. Stock Option Plan. Such options are subject to vesting provisions and are not exercisable within 60 days. Vesting and exercisability of options may accelerate under certain circumstances, such as a change of control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND EQUITYHOLDERS AGREEMENT

In connection with the Transactions, the Equity Investors entered into an amended and restated limited liability company agreement and equityholders agreement that define their rights with respect to voting, ownership and transfer of their interests in Holdings. The amended and restated limited liability company agreement provides for the allocation of the membership interests in Holdings among the Equity Investors. Under the amended and restated limited liability company agreement, each of the Equity Investors will make capital contributions to Holdings, of which the Equity Investors will not be entitled to the mandatory return of any part or to be paid interest on such contributions.

The equityholders agreement provides that the Board of Directors for Holdings (and for Dex Media and Dex Media East) will consist of nine to eleven directors, three of whom shall be designated by Carlyle, three of whom shall be designated by Welsh Carson, one of whom shall be the CEO of Dex Media East LLC, and two of whom shall be independent designees, with Carlyle and Welsh Carson each selecting one. To date, no independent director has been appointed to our Board, but the Sponsors expect to designate independent directors prior to the consummation of the Dex Media West Acquisition.

For a period equal to the lesser of four years from the date of the equityholders agreement and the date on which Holdings consummates an initial public offering (the "Blockout Period"), the equityholders agreement prohibits the Equity Investors from transferring any of their membership interests in Holdings, other than certain permitted transfers to affiliates or their respective limited partners or members. The equityholders agreement sets forth additional transfer provisions for the Equity Investors' membership interests in Holdings, including the following:

Right of First Refusal. After the Blockout Period, the Sponsors shall have a right of first refusal to purchase all of the membership interests that an Equity Investor is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

Drag-along Rights. If the Sponsors collectively propose to transfer membership interests to a person in a bona fide arm's-length transaction or series of transactions of an amount equal to 51% or more in the aggregate of the then outstanding interests, the Sponsors may elect to require each of the other Equity Investors to transfer to such person a proportionate number of its interests at the purchase price and upon the other terms and subject to the conditions of the sale.

Tag-along Rights. If any Sponsor proposes to transfer membership interests held by it, then such Sponsor shall give notice to each other Equity Investor, who shall each have the right to sell a number of membership interests equal to its pro rata portion of interests to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

Exit Rights. Any time after the eighth anniversary of the date of the equityholders agreement and prior to an initial public offering of Holdings, either of the Sponsors may elect to cause either the sale of all or substantially all of Holdings (including by way of an asset sale, stock sale, tender offer, merger or other business combination transaction or otherwise) or a public sale of the membership interests, subject to certain limitations.

Registration Rights.

      o Demand Rights. The Sponsors each have the right at any time following an initial public offering of Holdings to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such Sponsors.

      o Piggyback Rights. If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by an Equity Investor for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each Equity Investor, who shall then have the right to request that any part of its registrable equity interests be included in such registration.

      o Holdback Agreements. Each Equity Investor agrees that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

In addition, the amended and restated limited liability company agreement and equityholders agreement grant the Sponsors the right to designate all members of our board of directors, other than the management designee, who shall be the chief executive officer. Our board of directors has the full, exclusive and complete discretion to manage and control the business and affairs of Holdings and to take all such actions as it deems necessary or appropriate.

AGREEMENT AMONG MEMBERS

The agreement among members sets forth rights of the Sponsors in addition to those granted in the equityholders agreement. As long as a Sponsor shall have the right to elect at least one member to Holdings' board of directors (and each board of directors of Holdings' subsidiaries), the other Sponsor will vote to support the election of such board member. If such party no longer has the right to elect a board member, such party shall have the right to appoint a non-voting observer to Holdings' board of directors (and each board of directors of Holdings' subsidiaries), such rights to be consistent with similar rights Holdings has granted to other persons, and have the right to substantially participate in and substantially influence the conduct of Holdings' management and its business through such Sponsor's representation on Holdings' board of directors (and such other boards).

MANAGEMENT CONSULTING AGREEMENTS

We entered into a management consulting agreement with each of the Sponsors. Each agreement allows us to avail ourselves of the Sponsors' expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to our business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the Transactions, a pro-rated amount of the annual advisory fee for the remainder of the current year and will receive an aggregate per annum fee of $1 million for advisory, consulting and other services. Such payment shall continue until such time as the agreement is terminated. The Sponsors also have the right to act as our financial advisor or investment banker in connection with any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such a role, in return for additional reasonable compensation as agreed upon by the parties to the agreement and approved by a majority of the members of our board of directors. Each management consulting agreement shall continue until such time as the respective Sponsor or one or more of its affiliates collectively control, in the aggregate, less than 10% of our equity interests, or such earlier time as we and the respective Sponsor may mutually agree.


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                            OUR NEW CREDIT FACILITIES

GENERAL

In connection with the Transactions, we entered into our new credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

Our new credit facilities consist of a revolving credit facility and term loan facilities. Our new revolving credit facility has a principal amount of up to $100 million of which we borrowed $50 million to fund the Acquisition and the remainder is available for general corporate purposes, subject to certain conditions. The term loan facilities comprise a tranche A term loan facility in a total principal amount of $530 million and a tranche B term loan facility in a total principal amount of $700 million. Except as described in the following sentence, the tranche A and tranche B term loan facilities were available only to fund the Transactions. In addition, in the event that the Dex Media West Acquisition is consummated on or before December 15, 2003, additional loans in a total principal amount of up to $160 million may be borrowed under the tranche A term loan facility, subject to certain conditions.

Our new revolving credit facility and the tranche A term loan facility mature six years after closing and the tranche B term loan facility matures six and one-half years after closing.

The obligations under our new credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media East, Inc. and each of our domestic restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

SECURITY INTERESTS

Our borrowings under our new credit facilities, any future guarantees and our obligations under related hedging agreements are secured by a perfected first priority security interest in:

      o all of our capital stock and all of the capital stock or other equity interests held by us of each of our existing and future domestic restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests; and

      o all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and future restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement.

INTEREST RATES AND FEES

Borrowings under our new credit facilities bear interest, at our option, at either:

      o a base rate used by JPMorgan Chase Bank, plus an applicable margin for the tranche A, tranche B and revolving facility, respectively; or

      o a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin for the tranche A, tranche B and revolving facility, respectively.

The applicable margin on loans under our new revolving credit facility and the tranche A term loan facility is subject to change depending on our leverage ratio.


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We will also pay the lenders a commitment fee on the unused commitments under our new revolving credit facility and the additional $160 million available under the tranche A term loan facility, which will be payable quarterly in arrears. The commitment fee will be subject to change depending on our leverage ratio.

MANDATORY AND OPTIONAL REPAYMENT

Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we will be required to prepay outstanding loans under our new credit facilities with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

We may voluntarily prepay loans or reduce commitments under our new credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

COVENANTS

Our new credit facilities contain negative and affirmative covenants affecting us and our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement. Our new credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness. Our new credit facilities also require us, and require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly a leverage ratio, an interest coverage ratio and a fixed charges coverage ratio.

Our new credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

EVENTS OF DEFAULT

Our new credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on us.



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                      DESCRIPTION OF SENIOR EXCHANGE NOTES

Definitions of certain terms used in this Description of the Senior Exchange Notes may be found under the heading "Certain Definitions." For purposes of this section, (1) the term "Company" refers only to Dex Media East LLC and not to any of its Subsidiaries, (2) the term "Dex Media East Finance" refers to Dex Media East Finance Co., a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term "Issuers" refers to the Company and Dex Media East Finance, (4) the term "Parent" refers to Dex Media East, Inc., the parent of the Company, and not to any of its Subsidiaries, (5) the term "Dex Media" refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term "Outstanding Senior Notes" means the Senior Notes of the Issuers issued on November 8, 2002 and (7) "Senior Notes" means the Senior Exchange Notes and the Outstanding Senior Notes, in each case outstanding at any given time and issued under the Indenture. Dex Media International, Inc., a Wholly Owned Subsidiary of the Company with nominal assets which currently conducts no operations ("Dex Media International"), and certain of the Company's Subsidiaries formed or acquired in the future will guarantee the Senior Notes and therefore will be subject to many of the provisions contained in this Description of the Senior Exchange Notes. Each company which guarantees the Senior Notes is referred to in this section as a "Senior Note Guarantor." Each such guarantee is termed a "Senior Note Guarantee." The Senior Notes are obligations solely of the Company, Dex Media East Finance and Dex Media International. The Senior Notes are not issued or guaranteed by, and are not otherwise an obligation of, any of Qwest and/or its affiliates (including Qwest
LEC).

The Issuers issued the Outstanding Senior Notes to the initial purchasers on November 8, 2002. The initial purchasers subsequently resold the Outstanding Senior Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Issuers issued the Outstanding Senior Notes and will issue the Senior Exchange Notes under an Indenture, dated as of November 8, 2002 (the "Senior Note Indenture"), among the Issuers, Dex Media International and U.S. Bank National Association, as Trustee (the "Trustee"), a copy of which is available upon request to the Issuers. The terms of the Senior Exchange Notes are identical in all material respects to the Outstanding Senior Notes except that, upon completion of the exchange offer, the Senior Exchange Notes will be:

      o  registered under the Securities Act, and

      o  free of any covenants regarding exchange registration rights.

In addition, the Senior Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Note Indenture contains provisions which define your rights under the Senior Notes. In addition, the Senior Note Indenture governs the obligations of the Issuers and of each Senior Note Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Senior Note Indenture. It does not restate the terms of the Senior Note Indenture in their entirety. We urge that you carefully read the Senior Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

OVERVIEW OF THE SENIOR NOTES AND THE SENIOR NOTE GUARANTEES

      The Senior Notes:

      o  are general unsecured obligations of the Issuers;

      o rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers;

      o are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;



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

      o are effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

      o are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media East Finance) that is not a Senior Note Guarantor.

Dex Media East Finance has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness.

THE SENIOR NOTE GUARANTEES

The Senior Notes are guaranteed by Dex Media International and each future Restricted Subsidiary of the Company which Incurs or Guarantees any Bank Indebtedness.

The Senior Note Guarantee of each Senior Note Guarantor:

      o  are general unsecured obligations of such Senior Note Guarantor;

      o rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor;

      o are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor; and

      o are effectively subordinated to any Secured Indebtedness of such Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

We initially issued Senior Notes in an aggregate principal amount of $450.0 million. The Senior Notes will mature on November 15, 2009. We issued the Senior Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each Senior Note bears interest at a rate of 9 7/8% per annum beginning on November 8, 2002, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will begin paying interest to Holders on May 15, 2003.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Senior Notes having identical terms and conditions to the Outstanding Exchange Notes (the "Additional Senior Notes"). We will only be permitted to issue such Additional Senior Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Note Indenture. Any Additional Senior Notes will be part of the same issue as the Senior Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Notes.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, and interest on the Senior Exchange Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 180 East 5th Street, St. Paul, MN 55101. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.


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

Holders may exchange or transfer their Senior Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Senior Notes prior to November 15, 2006. After this date, we may redeem the Senior Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

                                                                              REDEMPTION
YEAR                                                                          PRICE
----                                                                          -----
2006.....................................................................     104.938%
2007.....................................................................     102.469%
2008 and thereafter......................................................     100.000%



Prior to November 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

         (1) at least 65% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) remains outstanding; and

         (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Note Indenture.

SELECTION

If we partially redeem Senior Notes, the Trustee will select the Senior Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Note in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Notes to be redeemed.

RANKING

The Senior Notes are unsecured Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media East Finance has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness. The Senior Notes are effectively subordinated



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

to any Secured Indebtedness of the Company, Dex Media East Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness.

The Senior Note Guarantees are unsecured Senior Indebtedness of the applicable Senior Note Guarantor, rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor. The Senior Note Guarantees are effectively subordinated to any Secured Indebtedness of the applicable Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

The Company does not currently have any Subsidiaries (other than Dex Media East Finance and Dex Media International). The Senior Note Indenture does not restrict the ability of the Company, to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Note Guarantors.

Assuming that we had completed the Transactions and applied the net proceeds we receive from the Transactions in the manner described under the heading "Use of Proceeds," as of September 30, 2002, there would have been outstanding:

        (1) $1,730 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $1,280 million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

        (2) $525 million of Indebtedness of the Issuers that is subordinate or junior in right of payment to the Senior Notes, consisting of the Senior Subordinated Notes;

        (3) no Indebtedness of Dex Media East Finance (other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness); and

        (4) no Indebtedness of Dex Media International (other than its Guarantee in respect of Bank Indebtedness, the Senior Notes and the Senior Subordinated Notes).

Although the Senior Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

The Senior Notes rank equally in all respects with all other Senior Indebtedness of the Issuers. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

SENIOR NOTE GUARANTEES

Dex Media International and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Note Indenture (including obligations to the Trustee) and the Senior Notes, whether for payment of principal of or interest on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Note Guarantors being herein called the "Guaranteed Obligations"). Such Senior Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Note Guarantees. Each Senior Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Note Guarantor without rendering the Senior Note Guarantee, as it relates


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


to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause each Restricted Subsidiary (other than Dex Media East Finance) which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Notes. See "Certain Covenants--Future senior note guarantors" below.

Each Senior Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon each Senior Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Senior Note Guarantee of a Senior Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Senior Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" and, to the extent applicable, complies with the provisions described under "Merger and Consolidation;"

(2) if the Company designates such Restricted Subsidiary that is a Senior Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Note Indenture; or

(3) if such Senior Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to purchase all or any part of such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Notes under the terms of the section titled "Optional Redemption":

        (1) prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

        (2) any "person" (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority



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

              of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex
              Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

        (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

        (5) the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media East Finance.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

        (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

        (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

        (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

        (2) the circumstances and relevant facts and financial information regarding such Change of Control;

        (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

        (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.



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


A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Outstanding Senior Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on indebtedness" and "--Limitation on liens". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Note Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Note Indenture relative to the Issuers' obligation to make an offer to purchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

CERTAIN COVENANTS

The Senior Note Indenture contains covenants including, among others, the following:

Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

        (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $1,490.0 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under "--Limitation on sales of assets and subsidiary stock," applied to permanently reduce any such Indebtedness, provided that $160.0 million of such Bank Indebtedness may be Incurred only in connection with, and upon the consummation of, the Dex Media West Acquisition;



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        (2)   Indebtedness of the Company owed to and held by any Restricted
              Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Note Guarantor, with respect to the Senior Notes or the Senior Note Guarantee of such Senior Note Guarantor, as applicable;

        (3) Indebtedness (A) represented by the Senior Notes (not including any Additional Senior Notes) and the Senior Note Guarantees and the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes (as defined under "Description of Senior Subordinated Exchange Notes")) and the Senior Subordinated Note Guarantees (as defined under "Description of Senior Subordinated Exchange Notes"), (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Note Guarantees, as applicable;

        (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

        (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

        (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $30.0 million at any time outstanding);

        (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;



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        (8)   Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

        (9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $125.0 million.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

        (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date or in connection with the Dex Media West Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

        (2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,

        (3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

        (4) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

        (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

        (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

        (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for



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              value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

        (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through
              (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

              (A) a Default will have occurred and be continuing (or would result therefrom);

              (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness;" or

              (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                   (i) 50% of the Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

                   (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or (z) in connection with, or substantially concurrently with, the Dex Media West Acquisition);

                   (iii) the amount by which Indebtedness of the Company or its
                         Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

                   (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.



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(b) The provisions of the foregoing paragraph (a) will not prohibit:

        (1) any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

              (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

              (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph
                   (a) above;

        (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on indebtedness;" provided that such Indebtedness is subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

        (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

        (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

        (5) for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

        (6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, $4.0 million per fiscal year of the Company and up to an aggregate amount of, together with Restricted Payments made under clause (7)(B) below, $10.0 million during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;



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        (7)   any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through (C) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

              (A) to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $2.5 million per fiscal year;

              (B) to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, $4.0 million per fiscal year of the Company, up to a maximum aggregate amount of, together with Restricted Payments made under clause (6) above, $10.0 million during the term of the Indenture, plus any amounts contributed by Parent or Dex Media to the Company as a result of resales of such repurchased shares of Capital Stock; or

              (C) to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;

        (8) any payment of dividends, other distributions or other amounts by the Company from the proceeds of $160.0 million of Bank Indebtedness Incurred in connection with, and upon the consummation of, the Dex Media West Acquisition, permitted by clause (b)(1) of the covenant described under "--Limitation on indebtedness;" provided, however, that such dividend, other distribution or other amount will be excluded in the calculation of the amount of Restricted Payments;

        (9) the payment of dividends on Parent's, Dex Media's or the Company's common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after the Closing Date, of up to 6% per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

        (10) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under "Change of Control," including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

        (11) other Restricted Payments not to exceed $20.0 million in the aggregate; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or

        (12) dividends paid with the proceeds of a cash common equity contribution or sale of Capital Stock (other than Disqualified Stock) in an amount of up to $50.0 million substantially concurrently with the consummation of, and to fund a portion of the purchase price of, the Dex Media West Acquisition; provided, however, that:



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              (A)  such dividends will be excluded in the calculation of the amount of Restricted Payments, and

              (B) the proceeds from such contribution or sale will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above.

Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

        (2)   make any loans or advances to the Company; or

        (3)   transfer any of its property or assets to the Company, except:

              (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

              (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

              (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

              (D)  in the case of clause (3), any encumbrance or restriction

                   (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

                   (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

              (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

              (F) customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Notes.



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Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

        (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

        (2) in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

        (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

              (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

              (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

              (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and
                   (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Senior Notes and other Senior Indebtedness of the Company; and

              (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Note Indenture;

              provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.



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For the purposes of this covenant, the following are deemed to be cash:

      o the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

      o securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

(b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Notes tendered pursuant to an offer by the Issuers for the Senior Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Note Indenture and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

        (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

        (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

              (A)  are set forth in writing, and

              (B) have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

        (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.



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              (b) The provisions of the foregoing paragraph (a) will not prohibit:

        (1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "Limitation on restricted payments,"

        (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

        (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

        (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time,

        (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

        (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

        (7) amounts payable to Dex Media pursuant to the Management Agreement as in effect on the Closing Date on the terms described in the Offering Memorandum or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Notes in any material respect, provided that any payments pursuant to this clause (7) with respect to management fees shall not exceed $2.0 million in any fiscal year, plus all reasonable out-of-pocket expenses incurred by Dex Media in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

        (8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

        (9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media West or Dex Media that are described in the Offering Memorandum under the heading "The Transactions--Agreements between Us and Dex Media West and/or Dex Media" to which it is a party as of the closing date of the Dex Media West Acquisition on the terms described in the Offering Memorandum and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Notes in any material respect, or

        (10) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the Closing Date and as described in the Offering Memorandum.



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Limitation on liens. The Company will not, and will not permit any Restricted
Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

SEC reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Future senior note guarantors. The Company will cause each Restricted Subsidiary (other than Dex Media East Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Note Indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Notes. Each Senior Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Senior Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on lines of business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Limitation on the conduct of business of Dex Media East Finance. In addition to the other restrictions set forth in the Senior Note Indenture, the Senior Note Indenture will provide that Dex Media East Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media East Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Dex Media East Finance.

The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media East Finance and will not permit Dex Media East Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

MERGER AND CONSOLIDATION

Neither the Company nor Dex Media East Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media East Finance) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Dex Media East Finance under the Senior Notes and the Senior Note Indenture;

        (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as



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              having been Incurred by the Successor Company or such Restricted
              Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

        (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on indebtedness;"

        (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture; and

        (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media East Finance, under the Senior Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Notes.

In addition, the Company will not permit any Senior Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

        (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Note Guarantor under its Senior Note Guarantee;

        (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

        (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture.

              Notwithstanding the foregoing:

              (A) any Restricted Subsidiary (other than Dex Media East Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Note Guarantor and

              (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits.



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DEFAULTS

Each of the following is an Event of Default:

        (1) a default in any payment of interest (including additional interest) on any Senior Note when due and payable, continued for 30 days,

        (2) a default in the payment of principal of any Senior Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

        (3) the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under "Merger and Consolidation" above,

        (4) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under "Change of Control" above (other than a failure to purchase Senior Notes),

        (5) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under "Certain Covenants" above (other than a failure to purchase Senior Notes) or with its other agreements contained in the Senior Notes or the Senior Note Indenture,

        (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"),

        (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

        (8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $10.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

              (A) an enforcement proceeding thereon is commenced by any creditor
                  or

              (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

        (9) any Senior Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Note Guarantor or Person acting by or on behalf of such Senior Note Guarantor denies or disaffirms such Senior Note Guarantor's obligations under the Senior Note Indenture or any Senior Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Note Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (9) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior



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Exchange Notes, notify the Issuers and the Trustee of the default and the
Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance occurs, the principal of and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, may rescind any such acceleration with respect to the Senior Notes and its consequences.

In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in clause (6) has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.

Subject to the provisions of the Senior Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Note Indenture or the Senior Notes unless:

        (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

        (2) Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have requested the Trustee in writing to pursue the remedy,

        (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

        (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

        (5) the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.



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If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note (including payments pursuant to the redemption provisions of such Senior Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Senior Note Indenture or the Senior Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Note (including the Senior Exchange Notes) affected, no amendment may, among other things:

        (1) reduce the amount of Senior Notes whose Holders must consent to an amendment,

        (2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Note,

        (3) reduce the principal of or extend the Stated Maturity of any Senior Note,

        (4) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under "Optional Redemption" above,

        (5) make any Senior Note payable in money other than that stated in the Senior Note,

        (6) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Notes,

        (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

        (8) modify the Senior Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuers, the Senior Note Guarantors and the Trustee may amend the Senior Note Indenture to:

      o  cure any ambiguity, omission, defect or inconsistency,

      o provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Note Indenture,

      o provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code),



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      o  add additional Guarantees with respect to the Senior Notes,

      o  secure the Senior Notes,

      o add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

      o make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Note Indenture,

      o provide for the issuance of the Senior Exchange Notes or Additional Senior Notes; or

      o comply with any requirement of the SEC in connection with the qualification of the Senior Note Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Senior Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Note Indenture. The Issuers will not be required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Note for all purposes.

DEFEASANCE

The Issuers may at any time terminate all their obligations under the Senior Notes and the Senior Note Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes.

In addition, the Issuers may at any time terminate:

        (1) their obligations under "Change of Control" and under the covenants described under "Certain Covenants," or

        (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its Senior Note Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Notes may not be accelerated



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because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6),
(7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "Defaults" above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest (including additional interest, if any) on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest on, in respect of the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE

The Senior Note Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

        (1)   either

              (a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

              (b) all Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Note Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

        (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

        (3) the Issuers or any Senior Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Note Indenture; and

        (4) the Issuers have delivered irrevocable instructions to the Trustee under the Senior Note Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and
(ii) the Issuers obligations that would survive legal defeasance will remain outstanding.



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CONCERNING THE TRUSTEE

U.S. Bank National Association is the Trustee under the Senior Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Notes.

GOVERNING LAW

The Senior Note Indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

"Additional Assets" means:

        (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

        (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

        (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

        any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

"Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period adjusted to eliminate the effect of the increased basis in assets of the Company and its Restricted Subsidiaries as a result of purchase accounting adjustments in connection with the Transactions.

"Adjusted EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

        (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

        (2)   Consolidated Interest Expense,

        (3) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under "--Limitation on indebtedness" or any acquisition permitted hereunder,

        (4) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

        (5) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

        (6)   all nonrecurring charges, and

        (7) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the



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Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants--Limitation on transactions with affiliates" and "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent, Dex Media or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

        (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

        (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

        (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

              (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

              (B) for purposes of the provisions described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, a disposition permitted by the covenant described under "Certain Covenants--Limitation on restricted payments,"

              (C) a disposition of assets with a Fair Market Value of less than $2.0 million,

              (D)  the sale of Capital Stock of an Unrestricted Subsidiary,

              (E) the sale or other disposition of cash or Temporary Cash Investments, and

              (F) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the Closing Date and as described in the Offering Memorandum.



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"Average Life" means, as of the date of determination, with respect to any
Indebtedness or Preferred Stock, the quotient obtained by dividing:

        (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

        (2)   the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Closing Date" means the date of the Senior Note Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

"Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

        (1) all intercompany items between the Company and any Restricted Subsidiary and

        (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

        (1)   interest expense attributable to Capitalized Lease Obligations,

        (2)   amortization of debt discount and debt issuance costs,

        (3)   capitalized interest,

        (4)   noncash interest expense,



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        (5)   commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

        (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

        (7) net costs associated with Hedging Obligations (including amortization of fees),

        (8) dividends in respect of all Disqualified Stock of the Company and all Senior Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,

        (9) interest Incurred in connection with investments in discontinued operations and

        (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

"Consolidated Leverage Ratio" as of any date of determination means the ratio of:

        (1) the Total Consolidated Indebtedness as of the date of determination (the "Determination Date") to

        (2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the "Measurement Period");

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

              (A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

              (B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

              (C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC. For purposes of this definition, in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall be



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given to the Transactions in the same manner as described in the Offering
Memorandum under "Unaudited Pro Forma Financial Data" and shall include all adjustments to net income and EBITDA set forth in footnote (e) under "Summary Historical and Pro Forma Financial Data" in the Offering Memorandum.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

        (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

              (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
                   (3) below) and

              (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

        (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

        (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

              (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

              (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

        (4) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

        (5) any noncash SFAS 133 income (or loss) related to hedging activities;

        (6)   any income (or loss) from discontinued operations;

        (7) to the extent noncash, any unusual, nonoperating or nonrecurring gain, loss or charge;

        (8)   any extraordinary gain or loss;

        (9)   the cumulative effect of a change in accounting principles; and



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        (10)  the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.

Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

              (1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

              (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Governing Board of the Company;

              (3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

              (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

              (5)  treasury stock;

              (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

              (7)  Investments in and assets of Unrestricted Subsidiaries.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the Closing Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among Dex Media, the Company, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Notes at the time outstanding).



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"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Dex Media West" means the newly-formed limited liability company, all of the interest in which will be purchased by Dex Media in connection with the Dex Media West Acquisition.

"Dex Media West Acquisition" means the acquisition by Dex Media or one of its Subsidiaries of Quest Dex, Inc.'s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

        (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

        (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

        (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Certain Covenants--Limitation on sale of assets and subsidiary stock."

"Equity Offering" means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent's, Dex Media's or the Company's common stock registered on Form S-8 and
(ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

        (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

        (2) statements and pronouncements of the Financial Accounting Standards Board,

        (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and



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        (4)   the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Senior Note Indenture shall be computed in conformity with GAAP.

"Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

        (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" means the Person in whose name a Senior Note is registered on the Registrar's books.

"Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

        (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;



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        (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

        (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

        (5)   all Capitalized Lease Obligations of such Person;

        (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

        (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

              (A) the Fair Market Value of such asset at such date of determination and

              (B)  the amount of such Indebtedness of such other Persons;

        (8)   Hedging Obligations of such Person; and

        (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on restricted payments":

        (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be



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              deemed to continue to have a permanent "Investment" in an
              Unrestricted Subsidiary in an amount (if positive) equal to:

              (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

              (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

        (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

        (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

        (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

        (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

        (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Offering Memorandum" means the offering memorandum relating to the issuance of the notes dated October 30, 2002.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of Dex Media East Finance or a Senior Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.



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"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Note Guarantor or the Trustee.

"Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 15% of the Company's Consolidated net revenues for the prior fiscal year.

"Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

"Permitted Holders" means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent's, Dex Media's or the Company's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

        (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

        (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media East Finance); provided, however, that such Person's primary business is a Permitted Business;

        (3)   Temporary Cash Investments;

        (4) receivables owing to the Company or any Restricted Subsidiary (other than Dex Media East Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

        (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;



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        (8)   any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on sale of assets and subsidiary stock";

        (9) Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under "Certain Covenants--Limitation on indebtedness";

        (10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under "Certain Covenants--Limitation on restricted payments"; or

        (11) any Person in an aggregate amount outstanding at any time not to exceed $50.0 million.

"Permitted Liens" means, with respect to any Person:

        (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

        (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

        (3) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

        (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

        (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

        (7) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under "Certain Covenants--Limitation on indebtedness";



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        (8)   Liens existing on the Closing Date;

        (9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

        (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

        (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

        (12) judgment liens in respect of judgments that do not constitute an Event of Default;

        (13) Liens securing obligations under Interest Rate Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Senior Note Indenture to be, secured by a Lien on the same property securing such obligations; and

        (14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

              (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

              (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

                   (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Senior Note Indenture and

                   (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.



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

"Purchase Money Indebtedness" means Indebtedness:

        (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

        (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Senior Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

        (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

        (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

        (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

        (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

              (A) Indebtedness of a Restricted Subsidiary that is not a Senior Note Guarantor that Refinances Indebtedness of the Company or

              (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

"Restricted Subsidiary" means Dex Media East Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Issuers secured by a Lien. "Secured Indebtedness" of a Senior Note Guarantor has a correlative meaning.



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"Senior Indebtedness" of the Company, Dex Media East Finance or any Senior Note
Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media East Finance or any Senior Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, Dex Media East Finance or any Senior Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Notes or such Senior Note Guarantor's Senior Note Guarantee; provided, however, that Senior Indebtedness of the Company, Dex Media East Finance or any Senior Note Guarantor shall not include:

        (1) any obligation of the Company to any Subsidiary of the Company or of such Senior Note Guarantor to the Company or any other Subsidiary of the Company;

        (2) any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable;

        (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

        (4) any Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable;

        (5)   any obligations with respect to any Capital Stock; or

        (6)   any Indebtedness Incurred in violation of the Senior Note
              Indenture.

"Senior Note Guarantee" means each Guarantee of the obligations with respect to the Senior Notes issued by a Person pursuant to the terms of the Senior Note Indenture.

"Senior Note Guarantor" means any Person that has issued a Senior Note
Guarantee.

"Senior Subordinated Notes" means the 12 1/8% Senior Subordinated Notes due 2012 issued by the Company and Dex Media East Finance.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Obligation" means the Senior Subordinated Notes and any other Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement. "Subordinated Obligation" of Dex Media East Finance or a Senior Note Guarantor has a correlative meaning.



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"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

        (1)   such Person,

        (2)   such Person and one or more Subsidiaries of such Person or

        (3)   one or more Subsidiaries of such Person.

"Tax Distribution" means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner's ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.

"Temporary Cash Investments" means any of the following:

        (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

        (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

        (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

        (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

        (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa- 77bbbb) as in effect on the Closing Date.



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"Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Trustee" means the party named as such in the Senior Note Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

        (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media East Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

              (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

              (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Certain Covenants--Limitation on restricted payments."

The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

              (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on indebtedness" and

              (y)  no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

REGISTRATION RIGHTS

We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See "The Exchange Offer."


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                DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

Definitions of certain terms used in this Description of the Senior Subordinated Exchange Notes may be found under the heading "Certain definitions." For purposes of this section, (1) the term "Company" refers only to Dex Media East LLC and not to any of its Subsidiaries, (2) the term "Dex Media East Finance" refers to Dex Media East Finance Co., a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term "Issuers" refers to the Company and Dex Media East Finance, (4) the term "Parent" refers to Dex Media East, Inc., the parent of the Company, and not to any of its Subsidiaries,
(5) the term "Dex Media" refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term "Outstanding Senior Subordinated Notes" means the Senior Subordinated Notes of the Issuers issued on November 8, 2002 and (7) "Senior Subordinated Notes" means the Senior Subordinated Exchange Notes and the Outstanding Senior Subordinated Notes, in each case outstanding at any given time and issued under the Indenture. Dex Media International, Inc., a Wholly Owned Subsidiary of the Company with nominal assets which currently conducts no operations ("Dex Media International"), and certain of the Company's Subsidiaries formed or acquired in the future will guarantee the Senior Subordinated Notes and therefore will be subject to many of the provisions contained in this Description of the Senior Subordinated Exchange Notes. Each company which guarantees the Senior Subordinated Notes is referred to in this section as a "Senior Subordinated Note Guarantor." Each such guarantee is termed a "Senior Subordinated Note Guarantee." The Senior Subordinated Notes are obligations solely of the Company, Dex Media East Finance and Dex Media International. The notes are not issued or guaranteed by, and are not otherwise an obligation of, any of Qwest and/or its affiliates (including Qwest LEC).

The Issuers issued the Outstanding Senior Subordinated Notes to the initial purchasers on November 8, 2002. The initial purchasers subsequently resold the Outstanding Senior Subordinated Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Issuers issued the Outstanding Senior Subordinated Notes and will issue the Senior Subordinated Exchange Notes under an Indenture, dated as of November 8, 2002 (the "Senior Subordinated Note Indenture"), among the Issuers, Dex Media International and U.S. Bank National Association, as Trustee (the "Trustee"), a copy of which is available upon request to the Issuers. The terms of the Senior Subordinated Exchange Notes are identical in all material respects to the Outstanding Senior Subordinated Notes except that, upon completion of the exchange offer, the Senior Subordinated Exchange Notes will be:

         o  registered under the Securities Act, and

         o  free of any covenants regarding exchange registration rights.

In addition, the Senior Subordinated Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Subordinated Note Indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the Senior Subordinated Note Indenture governs the obligations of the Issuers and of each Senior Subordinated Note Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Senior Subordinated Note Indenture. It does not restate the terms of the Senior Subordinated Note Indenture in their entirety. We urge that you carefully read the Senior Subordinated Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

OVERVIEW OF THE SENIOR SUBORDINATED NOTES AND THE SENIOR SUBORDINATED NOTE GUARANTEES

The Senior Subordinated Notes:

         o  are general unsecured obligations of the Issuers;


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         o  rank equally in right of payment with all existing and future Senior
            Subordinated Indebtedness of the Issuers;

         o are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

         o are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

         o are effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

         o are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media East Finance) that is not a Senior Subordinated Note Guarantor.

Dex Media East Finance has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness.

THE SENIOR SUBORDINATED NOTE GUARANTEES

The Senior Subordinated Notes are guaranteed by Dex Media International and each future Restricted Subsidiary of the Company which Incurs or Guarantees any Bank Indebtedness.

The Senior Subordinated Note Guarantee of each Senior Subordinated Note
Guarantor:

         o are general unsecured obligations of such Senior Subordinated Note Guarantor;

         o rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor;

         o are subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor;

         o are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor; and

         o are effectively subordinated to any Secured Indebtedness of such Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

We initially issued Senior Subordinated Notes in an aggregate principal amount of $525 million. The Senior Subordinated Notes will mature on November 15, 2012. We issued the Senior Subordinated Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each Senior Subordinated Note bears interest at a rate of 12 1/8% per annum beginning on November 8, 2002, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will begin paying interest to Holders on May 15, 2003.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Senior Subordinated Notes having identical terms and conditions to the Outstanding Exchange Notes (the "Additional Senior Subordinated Notes"). We will only be permitted to issue such Additional Senior Subordinated Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Subordinated Note Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the Senior Subordinated Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Subordinated Notes.



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PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 180 East 5th Street, St. Paul, MN 55101. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Senior Subordinated Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Senior Subordinated Notes prior to November 15, 2007. After this date, we may redeem the Senior Subordinated Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

    YEAR                                                          REDEMPTION
    ----                                                          PRICE
                                                                  -----
    2007.......................................................   106.063%
    2008.......................................................   104.042%
    2009.......................................................   102.021%
    2010 and thereafter........................................   100.000%


Prior to November 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 112.125% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

         (1) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) remains outstanding; and

         (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Subordinated Note Indenture.

SELECTION

If we partially redeem Senior Subordinated Notes, the Trustee will select the Senior Subordinated Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Subordinated Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior



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Subordinated Note in part only, the notice of redemption relating to such Senior
Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Subordinated Notes to be redeemed.

RANKING

The Senior Subordinated Notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media East Finance has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness. The Senior Subordinated Notes also will be effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Senior Subordinated Note Guarantees are unsecured Senior Subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, are subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor. The Senior Subordinated Note Guarantees also are effectively subordinated to any Secured Indebtedness of the applicable Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

The Company does not currently have any Subsidiaries (other than Dex Media East Finance) and Dex Media International. The Senior Subordinated Note Indenture does not restrict the ability of the Company, to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Subordinated Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Subordinated Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Subordinated Note Guarantors.

Assuming that we had completed the Transactions and applied the net proceeds we receive from the Transactions in the manner described under the heading "Use of Proceeds," as of September 30, 2002, there would have been outstanding:

         (1) $1,730 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $1,280 million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

         (2) no Senior Subordinated Indebtedness of the Issuers (other than the Senior Subordinated Notes) and no indebtedness of the Issuers that is subordinate or junior in right of repayment to the Senior Subordinated Notes;

         (3) no Indebtedness of Dex Media East Finance (other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness); and

         (4) no Indebtedness of Dex Media International (other than its Guarantee in respect of Bank Indebtedness, the Senior Notes and the Senior Subordinated Notes).



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Although the Senior Subordinated Note Indenture limits the Incurrence of
Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

"Senior Indebtedness" of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Senior Notes and all other Indebtedness of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor's Senior Subordinated Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor shall not include:

         (1) any obligation of the Company to any Subsidiary of the Company or of any Senior Subordinated Note Guarantor or Dex Media East Finance to the Company or any other Subsidiary of the Company;

         (2) any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable;

         (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

         (4) any Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable;

         (5)      any obligations with respect to any Capital Stock; or

         (6) any Indebtedness Incurred in violation of the Senior Subordinated Note Indenture.

Only Indebtedness of the Company or Dex Media East Finance that is Senior Indebtedness will rank senior to the Senior Subordinated Notes. The Senior Subordinated Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company or Dex Media East Finance. The Issuers will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Issuers may not pay principal of, premium (if any) or interest on the Senior Subordinated Notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if:

         (1) any Designated Senior Indebtedness of either of the Issuers is not paid when due, or



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         (2)      any other default on Designated Senior Indebtedness of either of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

         (x) the default has been cured or waived and any such acceleration has been rescinded, or

         (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the Senior Subordinated Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause
(1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

         (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

         (2) by repayment in full of such Designated Senior Indebtedness, or

         (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company or Dex Media East Finance to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or Dex Media East Finance or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or Dex Media East Finance or its property:



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         (1)      the holders of Senior Indebtedness of the Company or Dex Media
                  East Finance, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Senior Subordinated Notes; and

         (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:

                  (x) shares of stock; and

                  (y) any debt securities that are subordinated to such
                      Senior Indebtedness to at least the same extent as the Senior Subordinated Notes.

If a distribution is made to Holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company or Dex Media East Finance, as the case may be, and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers or the Trustee (provided that the Trustee shall have received written notice from the Issuers, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of each Issuer (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuers is outstanding, the Issuers may not pay the Senior Subordinated Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Note Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness of the Issuers may recover more, ratably, than the Holders, and creditors of the Issuers who are not holders of Senior Indebtedness of the Issuers or of Senior Subordinated Indebtedness of the Issuers (including the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness of the Issuers and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Issuers.

The Senior Subordinated Note Indenture contains substantially identical subordination provisions relating to each Senior Subordinated Note Guarantor's obligations under its Senior Subordinated Note Guarantee.

SENIOR SUBORDINATED NOTE GUARANTEES

Dex Media International and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Subordinated Note Indenture (including obligations to the Trustee) and the Senior Subordinated Notes, whether for payment of principal of or interest on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the "Guaranteed Obligations"). Such Senior Subordinated Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Subordinated Note Guarantees. Each Senior Subordinated Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause each Restricted Subsidiary (other than Dex Media East Finance) which Incurs or Guarantees any Bank Indebtedness to



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execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Senior Subordinated Notes. See "Certain Covenants--Future senior subordinated note guarantors" below.

The obligations of a Senior Subordinated Note Guarantor under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Senior Subordinated Note Guarantor pursuant to its Senior Subordinated Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Senior Subordinated Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the Senior Subordinated Notes apply equally to a Senior Subordinated Note Guarantor and the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee.

Each Senior Subordinated Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Subordinated Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be released:

         (1) in connection with any sale of all of the Capital Stock of such Senior Subordinated Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" and, to the extent applicable, complies with the provisions described under "Merger and Consolidation;"

         (2) if the Company designates such Restricted Subsidiary that is a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Subordinated Note Indenture; or

         (3) if such Senior Subordinated Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to purchase all or any part of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Subordinated Notes under the terms of the section titled "Optional Redemption":

         (1) prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing



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                  Board of Parent, Dex Media or the Company, as the case may be,
                  (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

         (2) any "person" (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

         (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

         (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

         (5) the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media East Finance.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

         (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

         (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

         (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

         (2) the circumstances and relevant facts and financial information regarding such Change of Control;

         (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and



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         (4)      the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Subordinated Notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Subordinated Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Outstanding Senior Subordinated Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Subordinated Note Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Subordinated Note Indenture relative to the Issuers' obligation to make an offer to purchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

CERTAIN COVENANTS

The Senior Subordinated Note Indenture contains covenants including, among others, the following:

Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Subordinated Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6:1.



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(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted
Subsidiaries may Incur the following Indebtedness:

         (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $1,490.0 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under "--Limitation on sales of assets and subsidiary stock," applied to permanently reduce any such Indebtedness, provided that $160.0 million of such Bank Indebtedness may be Incurred only in connection with, and upon the consummation of, the Dex Media West Acquisition;

         (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Subordinated Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Subordinated Note Guarantor with respect to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor, as applicable;

         (3) Indebtedness (A) represented by the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees and the Senior Notes (not including any Additional Senior Notes (as defined under "Description of Senior Exchange Notes")) and the Senior Note Guarantees (as defined under "Description of Senior Exchange Notes"), (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable;

         (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph
                  (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

         (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest



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                  Rate Agreements do not increase the Indebtedness of the
                  Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

         (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $30.0 million at any time outstanding);

         (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

         (8) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

         (9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $125.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Senior Subordinated Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Senior Subordinated Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor. In addition, a Senior Subordinated Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Senior Subordinated Note Guarantor unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Senior Subordinated Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

         (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date or in connection with the Dex Media West Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

         (2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,



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         (3)      Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

         (4) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Subordinated Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

         (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

         (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

         (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

         (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

                  (A) a Default will have occurred and be continuing (or would result therefrom);

                  (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness;" or

                  (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                           (i) 50% of the Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);



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                           (ii)     the aggregate Net Cash Proceeds received by
                                    the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or
                                    (z) in connection with, or substantially concurrently with, the Dex Media West Acquisition);

                           (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

                           (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

         (1) any purchase, prepayment, repayment, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

                  (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

                  (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause
                           (4)(C)(ii) of paragraph (a) above;

         (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on indebtedness;" provided that such Indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;



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


         (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

         (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

         (5) for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

         (6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, $4.0 million per fiscal year of the Company and up to an aggregate amount of, together with Restricted Payments made under clause (7)(B) below, $10.0 million during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

         (7) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through
                  (C) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

                  (A) to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $2.5 million per fiscal year;

                  (B) to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause
                           (6) above, $4.0 million per fiscal year of the Company, up to a maximum aggregate amount of, together with Restricted Payments made under clause
                           (6) above, $10.0 million during the term of the Indenture, plus any amounts contributed by Parent or Dex Media to the Company as a result of resales of such repurchased shares of Capital Stock; or

                  (C) to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;


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         (8)      any payment of dividends, other distributions or other amounts by the Company from the proceeds of $160.0 million of Bank Indebtedness Incurred in connection with, and upon the consummation of, the Dex Media West Acquisition, permitted by clause (b)(1) of the covenant described under "--Limitation on indebtedness;" provided, however, that such dividend, other distribution or other amount will be excluded in the calculation of the amount of Restricted Payments;

         (9) the payment of dividends on Parent's, Dex Media's or the Company's common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after the Closing Date, of up to 6% per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

         (10) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under "Change of Control," including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

         (11) other Restricted Payments not to exceed $20.0 million in the aggregate; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or

         (12) dividends paid with the proceeds of a cash common equity contribution or sale of Capital Stock (other than Disqualified Stock) in an amount of up to $50.0 million substantially concurrently with the consummation of, and to fund a portion of the purchase price of, the Dex Media West Acquisition; provided, however, that:

                  (A) such dividends will be excluded in the calculation of the amount of Restricted Payments, and

                  (B) the proceeds from such contribution or sale will be excluded from the calculation of amounts under clause
                           (4)(C)(ii) of paragraph (a) above.

Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

         (2)      make any loans or advances to the Company; or

         (3)      transfer any of its property or assets to the Company, except:

                  (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

                  (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any



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                           portion of the funds or credit support utilized to
                           consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

                  (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

                  (D) in the case of clause (3), any encumbrance or restriction

                           (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

                           (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

                  (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

                  (F) customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Subordinated Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Subordinated Notes.

Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

         (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

         (2) in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

         (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

                  (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);



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                  (B)      second, to the extent of the balance of Net Available
                           Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

                  (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Subordinated Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Senior Subordinated Notes and other Senior Subordinated Indebtedness of the Company; and

                  (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Subordinated Note Indenture;

                  provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.

For the purposes of this covenant, the following are deemed to be cash:

        o the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Subordinated Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

        o securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

(b) In the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Subordinated Notes tendered pursuant to an offer by the Issuers for the Senior Subordinated Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Subordinated Note Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Subordinated Notes (and other Senior



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Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net
Available Cash allotted to the purchase of the Senior Subordinated Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Subordinated Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

         (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

         (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

                  (A)      are set forth in writing, and

                  (B) have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

         (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

         (1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "Limitation on restricted payments,"

         (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

         (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

         (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time,

         (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,



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         (6)      any transaction between the Company and a Restricted
                  Subsidiary or between Restricted Subsidiaries,

         (7) amounts payable to Dex Media pursuant to the Management Agreement as in effect on the Closing Date on the terms described in the Offering Memorandum or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Subordinated Notes in any material respect, provided that any payments pursuant to this clause
                  (7) with respect to management fees shall not exceed $2.0 million in any fiscal year, plus all reasonable out-of-pocket expenses incurred by Dex Media in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

         (8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

         (9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media West or Dex Media that are described in the Offering Memorandum under the heading "The Transactions--Agreements between Us and Dex Media West and/or Dex Media" to which it is a party as of the closing date of the Dex Media West Acquisition on the terms described in the Offering Memorandum and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Subordinated Notes in any material respect, or

         (10) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the Closing Date and as described in the Offering Memorandum.

SEC reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Future senior subordinated note guarantors. The Company will cause each Restricted Subsidiary (other than Dex Media East Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Subordinated Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Subordinated Note Indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.



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Limitation on lines of business. The Company will not, and will not permit any
Restricted Subsidiary to, engage in any business, other than a Permitted
Business.

Limitation on the conduct of business of Dex Media East Finance. In addition to the other restrictions set forth in the Senior Subordinated Note Indenture, the Senior Subordinated Note Indenture will provide that Dex Media East Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media East Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Dex Media East Finance.

The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media East Finance and will not permit Dex Media East Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

MERGER AND CONSOLIDATION

Neither the Company nor Dex Media East Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

         (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media East Finance) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Dex Media East Finance under the Senior Subordinated Notes and the Senior Subordinated Note Indenture;

         (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

         (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Limitation on indebtedness;"

         (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture; and

         (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media East Finance, under the Senior Subordinated Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Subordinated Notes.

In addition, the Company will not permit any Senior Subordinated Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

         (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or



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                  the District of Columbia, and such Person (if not such Senior
                  Subordinated Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee;

         (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

         (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

Notwithstanding the foregoing:

         (A) any Restricted Subsidiary (other than Dex Media East Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Subordinated Note Guarantor and

         (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits.

DEFAULTS

Each of the following is an Event of Default:

         (1) a default in any payment of interest (including additional interest) on any Senior Subordinated Note when due and payable whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

         (2) a default in the payment of principal of any Senior Subordinated Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

         (3) the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under "Merger and Consolidation" above,

         (4) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under "Change of Control" above (other than a failure to purchase Senior Subordinated Notes),

         (5) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under "Certain Covenants" above (other than a failure to purchase Senior Subordinated Notes) or with its other agreements contained in the Senior Subordinated Notes or the Senior Subordinated Note Indenture,

         (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"),


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         (7)      certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

         (8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $10.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

                  (A) an enforcement proceeding thereon is commenced by any creditor or

                  (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

         (9) any Senior Subordinated Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor or Person acting by or on behalf of such Senior Subordinated Note Guarantor denies or disaffirms such Senior Subordinated Note Guarantor's obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Subordinated Note Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (9) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, notify the Issuers and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance occurs, the principal of and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.

In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default described in clause (6) has occurred and is continuing, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.



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Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Subordinated
Note Indenture or the Senior Subordinated Notes unless:

         (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

         (2) Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have requested the Trustee in writing to pursue the remedy,

         (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

         (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

         (5) the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Subordinated Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note (including payments pursuant to the redemption provisions of such Senior Subordinated Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Senior Subordinated Note Indenture or the Senior Subordinated Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Subordinated Note (including the Senior Subordinated Exchange Notes) affected, no amendment may, among other things:

         (1) reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment,

         (2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Subordinated Note,



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         (3)      reduce the principal of or extend the Stated Maturity of any
                  Senior Subordinated Note,

         (4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under "Optional Redemption" above,

         (5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note,

         (6) make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any Holder,

         (7) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder's Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Subordinated Notes,

         (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

         (9) modify the Senior Subordinated Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuers, the Senior Subordinated Note Guarantors and the Trustee may amend the Senior Subordinated Note Indenture to:

         o        cure any ambiguity, omission, defect or inconsistency,

         o provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Subordinated Note Indenture,

         o provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided, however, that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in
                  Section 163(f)(2)(B) of the Code),

         o to make any change in the subordination provisions of the Senior Subordinated Note Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor (or any Representative thereof) under such subordination provisions,

         o add additional Guarantees with respect to the Senior Subordinated Notes,

         o        secure the Senior Subordinated Notes,

         o add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

         o make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Subordinated Note Indenture,

         o provide for the issuance of the Senior Subordinated Exchange Notes or Additional Senior Subordinated Notes; or



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         o        comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA.

However, no amendment may be made to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Senior Subordinated Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Issuers will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Subordinated Note for all purposes.

DEFEASANCE

The Issuers may at any time terminate all their obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.

In addition, the Issuers may at any time terminate:

         (1) their obligations under "Change of Control" and under the covenants described under "Certain Covenants," or

         (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its Senior Subordinated Note Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "Defaults" above or because of the failure of the Issuers to comply with clause
(3) under the first paragraph of "Merger and Consolidation" above.



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In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE

The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

         (1)      either

                  (a) all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

                  (b) all Senior Subordinated Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Subordinated Note Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

         (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

         (3) the Issuers or any Senior Subordinated Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Subordinated Note Indenture; and

         (4) the Issuers have delivered irrevocable instructions to the Trustee under the Senior Subordinated Note Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and
(ii) the Issuers obligations that would survive legal defeasance will remain outstanding.

CONCERNING THE TRUSTEE

U.S. Bank National Association is the Trustee under the Senior Subordinated Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Subordinated Notes.



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GOVERNING LAW

The Senior Subordinated Note Indenture and the Senior Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

"Additional Assets" means:

         (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

         (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

         (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

"Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period adjusted to eliminate the effect of the increased basis in assets of the Company and its Restricted Subsidiaries as a result of purchase accounting adjustments in connection with the Transactions.

"Adjusted EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

         (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

         (2)      Consolidated Interest Expense,

         (3) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under "--Limitation on indebtedness" or any acquisition permitted hereunder,

         (4) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

         (5) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

         (6)      all nonrecurring charges, and

         (7) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior




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approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants--Limitation on transactions with affiliates" and "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent, Dex Media or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

         (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

         (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

         (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

                  (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

                  (B) for purposes of the provisions described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, a disposition permitted by the covenant described under "Certain
                           Covenants--Limitation on restricted payments,"

                  (C) a disposition of assets with a Fair Market Value of less than $2.0 million,

                  (D)      the sale of Capital Stock of an Unrestricted
                           Subsidiary,

                  (E) the sale or other disposition of cash or Temporary Cash Investments, and

                  (F) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the Closing Date and as described in the Offering Memorandum.

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

         (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by



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         (2)      the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Subordinated Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Closing Date" means the date of the Senior Subordinated Note Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

         (1)      interest expense attributable to Capitalized Lease
                  Obligations,

         (2)      amortization of debt discount and debt issuance costs,

         (3)      capitalized interest,

         (4)      noncash interest expense,

         (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

         (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

         (7) net costs associated with Hedging Obligations (including amortization of fees),

         (8) dividends in respect of all Disqualified Stock of the Company and all Senior Subordinated Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Subordinated Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,



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         (9)      interest Incurred in connection with investments in
                  discontinued operations and

         (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

"Consolidated Leverage Ratio" as of any date of determination means the ratio of:

         (1) the Total Consolidated Indebtedness as of the date of determination (the "Determination Date") to

         (2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the "Measurement Period");

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

                  (A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

                  (B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

                  (C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC. For purposes of this definition in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall also be given to the Transactions in the same manner as described in the Offering Memorandum under "Unaudited Pro Forma Financial Data" and shall include all adjustments to net income and EBITDA set forth in footnote (e) under "Summary Historical and Pro Forma Financial Data" in the Offering Memorandum.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

         (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:



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                  (A)      subject to the limitations contained in clause (4)
                           below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

                  (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

         (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

         (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

                  (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

                  (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

         (4) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

         (5) any noncash SFAS 133 income (or loss) related to hedging activities;

         (6)      any income (or loss) from discontinued operations;

         (7) to the extent noncash, any unusual, nonoperating or nonrecurring gain, loss or charge;

         (8)      any extraordinary gain or loss;

         (9)      the cumulative effect of a change in accounting principles;
                  and

         (10) the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.

Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.



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"Consolidation" means the consolidation of the accounts of each of the
Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the Closing Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among Dex Media, the Company, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Subordinated Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Subordinated Notes at the time outstanding).

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" of the Company means

         (1)      the Bank Indebtedness and the Senior Notes and

         (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Senior Subordinated Note Indenture.

"Designated Senior Indebtedness" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

"Dex Media West" means the newly-formed limited liability company, all of the interest in which will be purchased by Dex Media in connection with the Dex Media West Acquisition.

"Dex Media West Acquisition" means the acquisition by Dex Media or one of its Subsidiaries of Quest Dex, Inc.'s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

         (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

         (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

         (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity



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of the Senior Subordinated Notes shall not constitute Disqualified Stock if the
"asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Certain
Covenants--Limitation on sale of assets and subsidiary stock."

"Equity Offering" means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent's, Dex Media's or the Company's common stock registered on Form S-8 and
(ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Subordinated Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

         (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

         (2) statements and pronouncements of the Financial Accounting Standards Board,

         (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

         (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Senior Subordinated
Note Indenture shall be computed in conformity with GAAP.

"Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

         (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

         (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);



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provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" means the Person in whose name a Senior Subordinated Note is registered on the Registrar's books.

"Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

         (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

         (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

         (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

         (5)      all Capitalized Lease Obligations of such Person;

         (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

         (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

                  (A) the Fair Market Value of such asset at such date of determination and

                  (B)    the amount of such Indebtedness of such other Persons;

         (8)      Hedging Obligations of such Person; and



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         (9)      all obligations of the type referred to in clauses (1) through
                  (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on restricted payments":

         (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

                  (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

                  (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

         (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:



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         (1)      all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

         (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

         (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

         (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Offering Memorandum" means the offering memorandum relating to the issuance of the notes dated October 30, 2002.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Subordinated Note Guarantor or the Trustee.

"Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 15% of the Company's Consolidated net revenues for the prior fiscal year.

"Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

"Permitted Holders" means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent's, Dex Media's or the Company's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:



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         (1)      the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

         (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media East Finance); provided, however, that such Person's primary business is a Permitted Business;

         (3)      Temporary Cash Investments;

         (4) receivables owing to the Company or any Restricted Subsidiary (other than Dex Media East Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

         (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

         (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

         (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

         (8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on sale of assets and subsidiary stock";

         (9) Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under "Certain Covenants--Limitation on indebtedness";

         (10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under "Certain Covenants--Limitation on restricted payments"; or

         (11) any Person in an aggregate amount outstanding at any time not to exceed $50.0 million.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Senior Subordinated Note means the principal of the Senior Subordinated Note plus the premium, if any, payable on the Senior Subordinated Note which is due or overdue or is to become due at the relevant time.



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"Purchase Money Indebtedness" means Indebtedness:

         (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

         (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Senior Subordinated Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

         (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

         (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

         (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

         (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

                  (A) Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor that Refinances Indebtedness of the Company or

                  (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means Dex Media East Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.



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"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Issuers secured by a Lien. "Secured Indebtedness" of a Senior Subordinated Note Guarantor has a correlative meaning.

"Senior Notes" means the 9 7/8% Senior Notes due 2009 issued by the Company and Dex Media East Finance.

"Senior Subordinated Indebtedness" of the Company means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

"Senior Subordinated Note Guarantee" means each Guarantee of the obligations with respect to the Senior Subordinated Notes issued by a Person pursuant to the terms of the Senior Subordinated Note Indenture.

"Senior Subordinated Note Guarantor" means any Person that has issued a Senior Subordinated Note Guarantee.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement. "Subordinated Obligation" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

         (1) such Person,

         (2) such Person and one or more Subsidiaries of such Person or

         (3) one or more Subsidiaries of such Person.

"Tax Distribution" means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner's ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.





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"Temporary Cash Investments" means any of the following:

         (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

         (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

         (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

         (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

         (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Closing Date.

"Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Trustee" means the party named as such in the Senior Subordinated Note Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

         (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

         (2)      any Subsidiary of an Unrestricted Subsidiary.



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The Governing Board of the Company may designate any Subsidiary of the Company
(including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media East Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

                  (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

                  (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Certain
                           Covenants--Limitation on restricted payments."

The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

         (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on indebtedness" and

         (y)      no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

REGISTRATION RIGHTS

We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See "The Exchange Offer."

                          BOOK-ENTRY; DELIVERY AND FORM

The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a the exchange notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indentures and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the Indentures and, if applicable, those of Euroclear and Clearstream Banking.

Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of Dex Media East, Dex East Finance, Dex Media International, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that The Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account The Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although The Depository Trust Company, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Dex Media East, Dex East Finance, Dex Media International or the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by Dex Media East and Dex East Finance within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the applicable indenture.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences relevant to the exchange of the outstanding notes pursuant to this exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

         o an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
             Section 7701(b) of the Code;

         o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

         o an estate, the income of which is subject to United States federal income tax regardless of its source; or

         o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this offer or the ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

THE EXCHANGE

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the outstanding notes.

UNITED STATES HOLDERS

INTEREST

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes. In certain circumstances (see "Description of Senior Exchange Notes--Change of Control," and "Description of Senior Subordinated Exchange Notes--Change of Control,") we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay a premium pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

MARKET DISCOUNT

If a United States Holder acquires a note at a cost that is less than the stated redemption price at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

Under the market discount rules of the Code, a United States Holder is required to treat any gain on the disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the disposition of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a United States Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

AMORTIZABLE BOND PREMIUM

In general, if a United States Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the acquisition date (other than stated interest payments), such excess will constitute amortizable bond premium. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. The notes are subject to call provisions at our option at various times, as described in this prospectus under "Description of Senior Exchange Notes-Optional Redemption" and "Description of Senior Subordinated Exchange Notes-Optional Redemption." A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a United States Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked the without the consent of the IRS. United States Holders should consult their own tax adviser before making this election.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, reduced by any principal payments received by such holder and by the amount of amortizable bond premium, if any, taken into account in respect of the note, and increased by the amount of market discount, if any, previously included in income in respect of the note. This gain or loss generally will be a capital gain or loss, except as described under "Market Discount" above. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

BACKUP WITHHOLDING

A United States Holder may be subject to a backup withholding tax (up to 31%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

         o fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

         o   furnishes an incorrect TIN;

         o is notified by the IRS that it has failed to properly report payments of interest or dividends; or

         o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

INTEREST

Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

         o such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of Dex Media East, Inc.'s classes of stock;

         o such holder is not a controlled foreign corporation that is related to Dex Media East, Inc. through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

         o either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied; and

         o the interest is not effectively connected with the conduct of a trade or business within the United States.

Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder's country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-United States Holder) and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

UNITED STATES TRADE OR BUSINESS

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

         o   a United States person;

         o a controlled foreign corporation for United States federal income tax purposes;

         o a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

         o a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Latham & Watkins, New York, New York.

                                     EXPERTS

The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary ("Dex") in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, referred to as Dex East (as more fully described in Note 1 to the combined financial statements), as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     INDEX TO COMBINED FINANCIAL STATEMENTS



DEX EAST AUDITED COMBINED FINANCIAL STATEMENTS
Independent Auditors' Report.................................................................................         F-2
Combined Balance Sheets at December 31, 2001 and 2000........................................................         F-3
Combined Statements of Income for the three years in the period ended December 31, 2001......................         F-4
Combined Statements of Cash Flows for the three years in the period ended December 31, 2001..................         F-5
Combined Statements of Changes in Owner's Deficit for the three years in the period ended December 31, 2001..         F-6
Notes to Combined Financial Statements.......................................................................         F-7

DEX EAST UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS
Combined Balance Sheets at September 30, 2002 and December 31, 2001..........................................        F-25
Combined Statements of Income for the three and nine months ended September 30, 2002 and 2001................        F-26
Combined Statements of Cash Flows for the nine months ended September 30, 2002 and 2001......................        F-27
Notes to Combined Financial Statements.......................................................................        F-28

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors,
Qwest Communications International Inc.:

We have audited the accompanying combined balance sheets of the operations of Qwest Dex Holdings, Inc. and subsidiary ("Dex") in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, hereinafter referred to as Dex East (as more fully described in Note 1) as of December 31, 2001 and 2000, and the related combined statements of income, owner's deficit and cash flows for each of the years in the three-year period ended December 31, 2001. These combined financial statements are the responsibility of Dex's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2a, the financial statement items of Dex related to the operations of Dex East are included in the accompanying combined financial statements. As discussed in Notes 2c and 12a, the combined results of operations of Dex East for each of the years in the three-year period ended December 31, 2001 were previously included in the consolidated financial statements of Qwest Communications International Inc., a public company, using the point of publication method for directory advertising revenue and cost recognition. These combined financial statements of Dex East present directory advertising revenue and costs under the deferral and amortization method for all periods presented.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dex East as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado
September 25, 2002

                                    DEX EAST
                             COMBINED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------
                                                                                                    DECEMBER 31,
                                                                                               ----------------------
(DOLLARS IN MILLIONS)                                                                            2001         2000
---------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents.......................................................            $     55     $     --
   Accounts receivable, net........................................................                  76           77
   Deferred directory costs........................................................                 124          127
   Current deferred taxes..........................................................                  27           26
   Other current assets............................................................                   4            1
                                                                                               ---------------------
     Total current assets..........................................................                 286          231
   Investments.....................................................................                  --            7
   Property, plant and equipment, net..............................................                  31           43
   Prepaid benefit obligations and other assets....................................                  31           32
                                                                                               ---------------------
Total assets.......................................................................            $    348      $   313
                                                                                               ---------------------
LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
   Short-term borrowings from affiliate............................................            $  1,391      $ 1,603
   Accounts payable................................................................                  14           22
   Amounts due to related parties..................................................                  26            9
   Employee compensation...........................................................                  11           14
   Deferred revenue and customer deposits..........................................                  94           92
   Merger-related reserves.........................................................                  --            2
   Other accrued liabilities.......................................................                  17            8
                                                                                               ---------------------
     Total current liabilities.....................................................               1,553        1,750
   Deferred income taxes...........................................................                  10            1
   Post-retirement and other post-employment benefit obligations...................                  35           53
   Other liabilities...............................................................                  --            2
                                                                                               ---------------------
     Total liabilities.............................................................               1,598        1,806
                                                                                               ---------------------
   Commitments and contingencies (Note 8)

   Owner's deficit.................................................................              (1,250)      (1,493)
                                                                                               ---------------------
     Total liabilities and owner's deficit.........................................            $    348      $   313
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                                    DEX EAST
                          COMBINED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------------------------
                                                                                    YEARS ENDED DECEMBER 31,
                                                                                  ----------------------------
(DOLLARS IN MILLIONS)                                                               2001     2000     1999
--------------------------------------------------------------------------------------------------------------
Revenues:
     Directory services revenues.................................................  $  647    $  619   $  587
     Directory services revenues, affiliates.....................................       6         5        5
     Internet yellow pages revenues..............................................       9         6        2
     Other revenues..............................................................       4         8        7
                                                                                   ---------------------------
         Total revenues..........................................................     666       638      601
                                                                                   ---------------------------
Operating Expenses:
     Cost of revenues............................................................     209       238      232
     General and administrative expense..........................................      48        49       87
     Depreciation and amortization expense.......................................      12        15       14
     Merger-related expenses.....................................................       4         6       --
     Impairment charges..........................................................       7        --       --
                                                                                   ---------------------------
         Total operating expense.................................................     280       308      333
                                                                                   ---------------------------
         Operating income........................................................     386       330      268
Other (income) expense:
     Interest income.............................................................      (4)       (1)      (3)
     Interest expense............................................................     114       124      127
     Other expense (income)--net..................................................      7       (14)      --
                                                                                   ---------------------------
         Income before income taxes..............................................     269       221      144
Provision for income taxes.......................................................     108        91       58
                                                                                   ---------------------------
         Net income..............................................................  $  161    $  130   $   86
--------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                                    DEX EAST
                        COMBINED STATEMENTS OF CASH FLOWS


------------------------------------------------------------------------------------------------------------------
                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
(DOLLARS IN MILLIONS)                                                                2001      2000       1999
------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income...................................................................  $  161     $  130    $   86
    Adjustments to net income:
       Depreciation and amortization.............................................      12         15        14
       Employee benefit credit...................................................      (9)        (9)       --
       Write down of investments.................................................       7         --        --
       Asset impairment charges..................................................       7         --        --
       Other post-retirement benefit curtailment gain............................      --         (6)       --
       Deferred tax provision....................................................       8         (1)        9
       Provision for bad debts...................................................      16         14        11
       Gain on sale of investments...............................................      --        (16)       --
    Changes in operating assets and liabilities:
       Accounts receivable.......................................................     (15)       (32)      (16)
       Deferred directory costs..................................................       3         --        (7)
       Other current assets......................................................      (3)         2        (2)
       Deferred revenue and customer deposits....................................       2         10         8
       Accounts payable and other liabilities....................................      13         13         9
       Employee benefit plan obligations and other, net..........................     (10)         1         9
                                                                                   -------------------------------
           Cash provided by operating activities.................................     192        121       121
                                                                                   -------------------------------
Investing activities:
       Expenditures for property, plant and equipment............................      --         (6)      (11)
       Capitalized software development costs....................................      (7)        (9)       (7)
       Proceeds from sale of investments.........................................      --         17        --
       Purchase of investments...................................................      --         (7)       (1)
                                                                                   -------------------------------
           Cash used for investing activities....................................      (7)        (5)      (19)
                                                                                   -------------------------------
Financing activities:
       Short-term (payments to)/borrowings from affiliates.......................    (212)      (138)      130
       Dividends paid............................................................      --        (29)     (166)
       Contributions from (distributions to) Qwest in lieu of income taxes.......      88        (44)      (66)
       (Distributions to) infusions from Qwest...................................      (6)        95        --
                                                                                   -------------------------------
           Cash used for financing activities....................................    (130)      (116)     (102)
                                                                                   -------------------------------
Cash and cash equivalents:
       Increase..................................................................      55         --        --
       Beginning balance.........................................................      --         --        --
                                                                                   -------------------------------
       Ending balance............................................................  $   55     $   --    $   --
------------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                                    DEX EAST
                COMBINED STATEMENTS OF CHANGES IN OWNER'S DEFICIT

---------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------
                                                                         YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                                  --------------------------------------------------------
                                                                                    OTHER
                                                                   OWNER'S     COMPREHENSIVE               COMPREHENSIVE
                                                                   DEFICIT     INCOME (LOSS)      TOTAL       INCOME
                                                                  --------------------------------------------------------
Balance, December 31, 1998 ..................................     $(1,542)       $    --        $(1,542)
     Net income .............................................          86             --             86      $    86
     Other comprehensive income .............................          --             10             10           10
                                                                                                             -------
     Comprehensive income ...................................                                                $    96
                                                                                                             -------
     Distribution to Qwest in lieu of taxes .................         (66)            --            (66)
     Dividends declared to Qwest ............................        (151)            --           (151)
                                                                  -------------------------------------
Balance, December 31, 1999 ..................................      (1,673)            10         (1,663)
     Net income .............................................         130             --            130      $   130
     Other comprehensive loss ...............................          --            (10)           (10)         (10)
                                                                                                             -------
     Comprehensive income ...................................                                                $   120
                                                                                                             -------
     Distribution to Qwest in lieu of taxes .................         (44)            --            (44)
     Forfeiture of Qwest restricted stock ...................          (1)            --             (1)
     Equity infusion from Qwest .............................          95             --             95
                                                                  -------------------------------------
Balance, December 31, 2000 ..................................      (1,493)            --         (1,493)
     Net income .............................................         161             --            161      $   161
     Other comprehensive income .............................          --             --             --           --
                                                                                                             -------
     Comprehensive income ...................................                                                $   161
                                                                                                             -------
     Contribution from Qwest in lieu of taxes................          88             --             88
     Distribution to Qwest ..................................          (6)            --             (6)
                                                                  -------------------------------------
Balance, December 31, 2001 ..................................     $(1,250)       $    --        $(1,250)
-------------------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                                    DEX EAST

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1.  DESCRIPTION OF BUSINESS

Organization and operations. The combined financial statements of Dex East represent a component of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (collectively "Dex") and include the assets, obligations and operating activities of Dex for the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota. Dex East and Dex West (as defined below) are not separate legal entities but represent the business of Dex in or attributable to the applicable states.

Dex is wholly-owned by Qwest Communications International Inc. ("Qwest"). Dex is the largest telephone directory publisher of White and Yellow Pages directories to businesses and residents in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (the "local service area"). Virtually all of Dex's revenues are derived from the sale of advertising in its various directories. Dex also provides ancillary directory-related services, including Internet-based directory and database marketing services. Dex distributes its published directories to residents and businesses in the local service area through a third-party vendor.

Prior to June 12, 1998, Dex was aligned with U S WEST Media Group (the "Media Group"), a targeted stock of U S WEST, Inc. ("U S WEST"), which included the multimedia and directory businesses of U S WEST. On June 12, 1998, the Media Group was separated from U S WEST and Dex was re-aligned with U S WEST Communications Group (the "Communications Group"), another targeted stock of U S WEST. The Communications Group (including Dex) assumed the name of its former parent, U S WEST. In connection with the separation and the alignment of Dex with the Communications Group, the Communications Group assumed and refinanced approximately $3.9 billion of debt formerly allocated to the Media Group. In 1999, Qwest Capital Funding, Inc. ("QCF") ascribed this $3.9 billion in debt to Qwest Dex, Inc. through the line of credit borrowing arrangement discussed in
Note 4.

On June 30, 2000, Qwest completed its acquisition (the "Merger") of U S WEST. U S WEST was deemed the accounting acquirer and its historical financial statements, including those of its wholly-owned subsidiaries, were carried forward as those of the newly combined company.

Sale of Dex. On August 19, 2002, Qwest entered into concurrent purchase agreements (the "Dex East Purchase Agreement" and the "Dex West Purchase Agreement") to sell the business of Dex to Dex Holdings LLC (the "Dex Buyer"), a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson and Stowe (together, the "Sponsors"). The total sales price is estimated to be $7.05 billion. The transaction involves the sale of the Dex business in two stages, the first of which is expected to close in the fourth quarter of 2002, with the second stage expected to close in 2003. The first stage, as contained in the Dex East Purchase Agreement, will primarily represent Dex's directory and publishing business conducted in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota ("Dex East"). The second stage as contained in the Dex West Purchase Agreement will primarily represent Dex's directory and publishing business in the remaining seven states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming ("Dex West").

In accordance with the Dex East Purchase Agreement, Dex will contribute certain assets and liabilities of Dex East into a newly formed company, SGN LLC ("SGN"). Subsequent to the transfer, the Dex Buyer will purchase from Dex all of the outstanding equity interests in SGN for approximately $2.75 billion. In the second stage of the transaction, Dex will contribute certain assets and liabilities of Dex West as identified in the Dex West Purchase Agreement to another newly formed company, Dex West LLC. Subsequent to this transfer, the Dex Buyer will purchase from Dex all the outstanding equity interests in Dex West LLC for approximately $4.3 billion. Each purchase agreement is exclusive of the other such that one sale may be completed without the other.

In addition, as part of the Dex East and Dex West Purchase Agreements, the Dex Buyer has agreed to fulfill Qwest's obligations to publish and deliver listings of certain residential and business customers pursuant to (i) interconnection agreements with competitive local exchange carriers, local exchange carriers and resellers of telecommunications services, (ii) tariffs and (iii) laws, rules, regulations and orders of certain governmental entities. The term of this agreement is 50 years commencing with the close of the sale.

The sales have been approved by the Board of Directors of each of the parties to the agreements and are subject to certain conditions, including financing conditions for the Dex Buyer and various regulatory approvals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PRESENTATION

The accompanying combined financial statements include the assets, obligations and activities of Dex for business conducted in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota. To prepare these financial statements, management of Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Dex to either Dex East or Dex West. Management believes such specific identifications, assignments or apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East's and Dex West's relationship with Dex as well as Qwest and its other affiliates, the assets, liabilities, revenues and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future financial position or results of operations.

In order to divide the Dex consolidated financial statements between Dex East and Dex West, it was necessary for management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Dex accounts between Dex East and Dex West.

BALANCE SHEETS:

Cash and cash-equivalents--As the balances of cash and cash equivalents as of January 1, 1999 was $0 in the Dex consolidated financial statements, such $0 balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during 2001, 2000 and 1999 and the resulting ending balances as of December 31, 2001, 2000 and 1999 were determined based on operating activities within the specified Dex East states.

Accounts receivable, net--(i) the majority of accounts receivable were specifically identified as related to the customers within the states included in Dex East's stated geographic area and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs--specifically identified by state and by directory.

Current deferred taxes--specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets--apportioned based upon total current assets excluding other current assets relative to total Dex current assets excluding other current assets.

Investments--apportioned based upon relative EBITDA for each respective year presented.

Property, plant and equipment, net--The majority of the property, plant and equipment were specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative expense amounts recorded in employee-related cost of revenues and general and administrative expenses for the years presented.

Prepaid benefit obligations and other assets and Post-retirement and other post-employment benefit obligations--apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

Short-term borrowings from affiliate--As discussed in Notes 1 and 4, Dex has outstanding debt due to QCF that was ascribed to Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Dex business derived using an EBITDA multiple at that time, Dex's management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East's and Dex West's proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

Accounts payable--apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented, excluding employee-related costs.

Amounts due to related parties--apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Employee compensation--apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Deferred revenue and customer deposits--specifically identified by state and by directory.

Merger-related reserves--Apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenues.

Other accrued liabilities--apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Other liabilities--(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

STATEMENTS OF INCOME:

Directory services revenues--specifically identified by state and by directory.

Directory services revenues, affiliates--specifically identified by state and by directory.

Internet yellow pages revenues--specifically identified by state and by directory.

Other revenues--(i) specifically identified by state and by directory and (ii) for other revenues that were not state-specific, amounts were apportioned based upon the relative percentage of Dex's directory services revenues for the respective years presented.

Cost of revenues--specifically identified by state and by directory.

General and administrative expense--(i) bad debt expenses were specifically identified based on customer specific information and association with a specific state and directory and (ii) other general and administrative expenses were apportioned primarily based upon relative cost of revenues.

Depreciation and amortization expense--Computed using historical depreciation rates applied to property, plant and equipment balances.

Merger-related expenses--apportioned on the same basis as the Merger-related reserves.

Impairment charges--specifically apportioned based upon the state that the impaired asset was intended to benefit.

Interest income--apportioned based upon relative cash and cash equivalents.

Interest expense--computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

Other expense (income)--apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate years.

Provision for income taxes--specifically determined using the overall effective tax rate considering the states included in Dex East's stated geographic area for each year.

All significant intercompany amounts and transactions have been eliminated.

(b) USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in these combined financial statements and accompanying notes. Actual results could differ from those estimates.

(c) REVENUE RECOGNITION

The sale of advertising in telephone directories published by Dex in the Dex East states is the primary source of revenue. Dex East recognizes revenues ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the deferral and amortization method, under which revenues and expenses were recognized over the lives of the directories, which up to that time were typically 12 months. Effective as of the first quarter of 1999, Dex changed to the point of publication method of accounting, under which Dex recognized revenues and expenses at the time the directory was published.

In August 2002, as discussed in Note 12a, Dex reassessed this method and concluded that, based on that reassessment, comments received from the Securities and Exchange Commission ("SEC") and its current practices, that the point of publication method of accounting was not appropriate under its circumstances. The accompanying combined financial statements reflect revenues and expenses related to publishing directories under the deferral and amortization method of accounting for all periods presented. During 2001, 2000 and 1999, Dex published 150, 152 and 153 white and yellow pages directories, respectively in the Dex East states. The lives of the directories vary from 11 to 13 months as follows:


---------------------------------------------------------------------------------------------------
                                               NUMBER OF DIRECTORIES PUBLISHED BY LIFE OF DIRECTORY
                                               ----------------------------------------------------
                                                   11 MONTHS        12 MONTHS         13 MONTHS
---------------------------------------------------------------------------------------------------
2001...........................................          3              129               18
2000...........................................          1              151               --
1999...........................................         --              153               --
---------------------------------------------------------------------------------------------------

Revenues from Internet advertisements are recognized ratably over the twelve-month period Dex commits to carry the advertisement.

Revenue recognized for advertising exchanged in barter transactions, where Dex advertising is promoted by the customer during the same period that Dex carries the customer's advertisement, was $2 million, $2 million and $1 million in 2001, 2000 and 1999, respectively. Equally offsetting amounts were recognized in cost of revenues.

(d) COST OF REVENUES

Direct costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.

(e) DEFERRED REVENUE

Deferred revenue represents amounts billed and advance payments from customers that have not yet been recognized as revenue.

(f) DEFERRED DIRECTORY COSTS

Deferred directory costs relate to the production of directories incurred prior to publication. These costs are amortized ratably to cost of revenues over the life of each directory beginning in the month of delivery.

(g) ADVERTISING COSTS

Costs related to advertising are expensed as incurred. Advertising expenses of $8 million, $16 million and $20 million in 2001, 2000 and 1999, respectively, are primarily included in general and administrative expense in the combined statements of income.

(h) CASH AND CASH EQUIVALENTS

Dex utilizes the cash management services of Qwest. Qwest manages Dex's cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, Dex's balances are maintained with financial institutions that Qwest and Dex believe are creditworthy. Qwest and Dex consider cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. Dex considers all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the statement of cash flows.

Dex accounts for its bank overdrafts as a liability on its consolidated balance sheets. The amount of bank overdrafts included in Dex East accounts payable as of December 31, 2001 and 2000 were $0 and $6 million, respectively. These amounts were apportioned to Dex East based on the balances in cash and cash equivalents for the respective years presented.

(i) RECEIVABLES

The following table presents a breakdown of accounts receivable balances as of December 31:

----------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                            2001           2000
----------------------------------------------------------------------------------------
Trade accounts receivable....................................    $54            $51
Accounts receivable purchased by QC..........................     24             25
Amounts due from related parties.............................      6              8
Less: allowance for doubtful accounts........................     (8)            (7)
Accounts receivable, net.....................................    $76            $77
----------------------------------------------------------------------------------------


Dex has a billing and collection agreement with Qwest Corporation ("QC"), a wholly-owned subsidiary of Qwest. Under that agreement, certain receivables are billed and collected by QC on behalf of Dex for common customers within the local service area. QC purchases these accounts receivable from Dex on a full recourse basis and as such, Dex East continues to include its portion of the QC-billed receivables and any related reserves in its combined balance sheets.

(j) VALUATION OF LONG-LIVED ASSETS

The impairment of long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value.

(k) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other expense (income).

(l) COMPUTER SOFTWARE

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to 5 years. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $24 million and $24 million at December 31, 2001 and 2000, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $3 million, $2 million and $1 million in 2001, 2000 and 1999, respectively. During December 2001, $7 million of capitalized computer software costs were written off due to the abandonment of a sales automation project and various system enhancements. See Note 10b for an additional discussion of the asset impairment.

(m) INVESTMENTS

Investments in marketable equity securities are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, investments with a readily determinable fair market value have been classified as available-for-sale securities. All investments in marketable securities are reported at fair market value as of the balance sheet date. Unrealized gains and losses with respect to available for sale securities are recorded as adjustments to other comprehensive income (loss) until realized upon sale or other disposition of the securities. Realized gains and losses, including "other than temporary" declines in value, are reclassified from other comprehensive income
(loss) and are included in the determination of net income.

During 1999, Dex purchased shares of common stock in a publicly traded company for $3 million. This investment was marked-to-market through other comprehensive income (loss) on a monthly basis. Dex sold all shares of stock in this investment during 2000 and recorded a gain on sale of $37 million, reported in other expense (income). Dex's management apportioned these amounts to Dex East based on relative EBITDA, resulting in a recorded gain on sale in 2000 of $16 million, as reported in other expense (income).

During 2000, Dex purchased shares of common stock in two early stage e-commerce companies for approximately $15 million. These investments did not have readily determinable fair market values and were carried at cost in the combined balance sheets, subject to periodic review for impairment. Dex East's apportioned cost of these investments was $7 million.

Dex reviews its portfolio of equity securities on a quarterly basis to determine if an other than temporary decline in value has occurred. Many factors are considered in assessing whether a decline in value is other than temporary, including, as may be appropriate:

         o  Earnings trends and asset quality

         o  Near term prospects and financial condition of the issuer

         o Financial condition and prospects of the issuer's region and industry

         o  The cause and severity of the decline in market price

         o  Analysts' recommendations and stock price projections

         o  The length of time market value was less than the carrying value

         o  Stock price volatility and near term potential for recovery

         o  Dex's intent and ability to retain the investment

During 2001, Dex reviewed its investments in the e-commerce companies and determined that the fair value of these investments was zero. Accordingly, in 2001 an other than temporary decline in value of these investments of $7 million was apportioned to Dex East. This charge was reported in other (income) expense.

(n) STOCK OPTIONS

Dex employees participate in the Qwest employee stock incentive plans. The Qwest stock incentive plans are accounted for using the intrinsic value method under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date.

(o) COMPREHENSIVE INCOME (LOSS)

Dex follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and disclosure of comprehensive income
(loss) and its components. In addition to net income, comprehensive income
(loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions. For the years ended December 31, 2001, 2000 and 1999, comprehensive income (loss) included the following components:


--------------------------------------------------------------------------------------------------------------------
                                                                                          YEAR ENDED DECEMBER 31,
                                                                                       -----------------------------
(DOLLARS IN MILLIONS)                                                                    2001      2000       1999
------------------------------------------------------------------------------------------------------------------
Unrealized gains on marketable equity securities, net of tax.......................    $    --   $    --    $    10
Reclassification adjustment for gains included in net income, net of tax...........         --       (10)        --
                                                                                       ----------------------------
Other comprehensive (loss) income..................................................    $    --   $   (10)   $    10
-------------------------------------------------------------------------------------------------------------------

(p) INCOME TAX PROVISION

Dex is included in the Qwest federal consolidated income tax return group and combined state income tax returns. Dex and Dex East provide income taxes as if they were separate taxpayers. Neither Dex nor Dex East have a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes, Dex East has reflected in its combined statements of changes in owner's deficit, contributions and distributions in lieu of recording receivables and payables for income taxes. Prior to July 1, 2000, Dex's results of operations were included in the U S WEST consolidated return.

(q) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash, cash equivalents, accounts receivable, accounts payable and short-term borrowings. The carrying values of cash, cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature.

(r) NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets (excluding goodwill) acquired outside of a business combination will be initially recorded at their estimated fair value. If the intangible asset has a finite useful life, it will be amortized over that life. Intangible assets with an indefinite life are not amortized. Goodwill will be treated similar to an intangible asset with an indefinite life. Goodwill and indefinite life intangible assets will be reviewed annually for impairment and a loss recorded when the asset's carrying value exceeds its estimated fair value. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Dex does not believe the adoption of this new standard will have an impact on its financial statements.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement deals with the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS No. 143 is effective for years beginning after June 15, 2002. Dex is currently evaluating the impact this pronouncement will have on its future financial results.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This pronouncement addresses how to account for and report impairments or disposals of long-lived assets. Under SFAS No. 144, an impairment loss is to be recorded on long-lived assets being held or used when the carrying amount of the asset is not recoverable from its expected future undiscounted cash flows. The impairment loss is equal to the difference between the asset's carrying amount and estimated fair value. Long-lived assets to be disposed of by other than a sale for cash are to be accounted for and reported like assets being held or used, except the impairment loss is recognized at the time of the disposition. Long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or estimated fair value (less costs to sell) at the time the plan of disposition has been approved and committed to by the appropriate company management. In addition, depreciation is to cease at the same time. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Dex does not believe the adoption of SFAS No. 144 will have a material impact on its results of operations.

In June, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Dex is currently evaluating the impact this pronouncement will have on its future financial results but does not believe it will be material.

3.  PROPERTY, PLANT AND EQUIPMENT

The following table presents the composition of property, plant and equipment as of December 31.


---------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                          ESTIMATED LIVES      2001      2000
---------------------------------------------------------------------------------------------------------------------
Computers and equipment................................................           3-7 years       $    76   $    75
Leasehold improvements.................................................            5 years              9         9
Capitalized software...................................................       18 months-5 years        24        24
Furniture and fixtures.................................................            7 years              7         7
Construction in progress...............................................              N/A               --         1
                                                                                                  -------------------
Gross property, plant and equipment....................................                               116       116
     Less: accumulated depreciation....................................                                85        73
                                                                                                  -------------------
         Net property, plant and equipment.............................                           $    31   $    43
---------------------------------------------------------------------------------------------------------------------

Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 was $12 million, $15 million and $14 million, respectively.

As part of the Dex East Purchase Agreement, Dex will enter into an arrangement with a third party whereby, prior to the contribution of assets and liabilities, certain information technology assets (such as servers and desktop computers) will be sold by Dex to the third party and then leased back to Dex East.

4.  SHORT-TERM BORROWINGS

Dex has a line of credit borrowing arrangement with QCF, an affiliate of Qwest, under which Dex can borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. Borrowings under this arrangement are due on demand and the maturity date of this arrangement is January 15, 2003. As of December 31, 2001 and 2000, amounts outstanding under this line of credit, as apportioned to Dex East based upon the methodologies discussed in Note 2a, were $1.391 billion and $1.603 billion, respectively, including accrued interest of $9 million and $10 million, respectively. Dex intends and Qwest expects that the outstanding borrowings under this arrangement will be either repaid or renegotiated on an annual basis.

In September 2002, Dex formalized the apportionment of outstanding borrowings due to QCF between Dex East and Dex West, in accordance with the methodology disclosed in Note 2a.

5.  OWNER'S DEFICIT

(a) CAPITALIZATION AND DIVIDENDS

Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by Qwest Services Corporation ("QSC"), a subsidiary of Qwest. There are no authorized, issued or outstanding shares of stock of Dex East.

(b) STOCK OPTIONS

Dex's employees participate in the Qwest employee stock incentive plans. Prior to the Merger, U S WEST adopted stock plans under which it could grant awards in the form of stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards. In connection with the Merger, all outstanding options of U S WEST issued prior to the Merger announcement were immediately vested. Options granted after the Merger announcement date continue to vest according to the vesting requirements in the plan.

On June 23, 1997, Qwest adopted the Equity Incentive Plan, which was amended and restated on June 1, 1998. This plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants. The maximum number of shares of common stock that may be issued under the Equity Incentive Plan at any time pursuant to awards is equal to 10% of the aggregate number of common shares issued and outstanding (determined as of the close of trading on the New York Stock Exchange on the preceding trading day). As of December 31, 2001, the maximum number of shares available for grant was 166 million. No specific amounts have been reserved for Dex employees.

Qwest's Compensation Committee determines the exercise price for each option; however, all stock options have an exercise price that is at least equal to the fair market value of the common stock on the date the stock option was granted, subject to certain restrictions. Stock option awards generally vest in equal increments (over a four- or five-year period), and awards granted under the Equity Incentive Plan will immediately vest upon any change in control of Qwest, as defined, unless provided otherwise by Qwest's Compensation Committee at the time of grant. Options granted in 2001, 2000 and 1999 have terms ranging from six to ten years.

On October 31, 2001, Qwest announced a voluntary stock option exchange. Under the terms of the offer and subject to certain restrictions, Qwest employees could exchange all or a portion of their stock options with an exercise price of $35 or more until the offer expired on November 30, 2001. The offer was available only to Qwest full-time, non-union employees (excluding 15 senior executives), for options granted by Qwest or U S WEST. Options surrendered by an employee were canceled on November 30, 2001 and new options were granted on June 3, 2002. The exercise price on the new options is $5.10, which was the closing market price of Qwest common stock on June 3, 2002. The new options will vest ratably over a four-year period commencing on June 3, 2002. At the expiration of the exchange offer, 264 Dex employees had exchanged 311 grants totaling 230,062 shares.

Summarized below is information regarding the Qwest plans as it relates to Dex employees. All amounts have been adjusted to reflect the conversion rate of
1.72932 Qwest shares for every U S WEST share, to give effect to the Merger:

----------------------------------------------------------------------------------------------------------------------
                                                                                        AS OF DECEMBER 31
                                                                             -----------------------------------------
                                                                                 2001         2000          1999
----------------------------------------------------------------------------------------------------------------------
Options outstanding.......................................................      1,205,919   1,302,572       623,585
Options exercisable.......................................................        567,870     427,584       173,901
----------------------------------------------------------------------------------------------------------------------

Had Qwest and Dex accounted for employee stock option grants under the fair value method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the pro forma results of Dex East would have been as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                             -----------------------------------------
(DOLLARS IN MILLIONS)                                                            2001         2000          1999
----------------------------------------------------------------------------------------------------------------------
Net Income:
     As reported..........................................................       $161          $130           $86
     Pro forma............................................................        160           129            86
----------------------------------------------------------------------------------------------------------------------

Following are the weighted average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of options granted to Dex employees during 2001, 2000 and 1999:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
                                                                                 2001         2000           1999
-----------------------------------------------------------------------------------------------------------------------
Risk-free interest rate...................................................         4.2%         6.0%            5.6%
Expected dividend yield...................................................         0.1%         1.0%            0.0%
Expected option life (years)..............................................         5.5          4.7             4.0
Expected stock price volatility...........................................        64.0%        52.6%           57.0%
Weighted average grant date fair value....................................   $    15.58    $   23.03      $   27.87
Options granted to Dex employees..........................................   $  369,940      761,317        287,350
-----------------------------------------------------------------------------------------------------------------------

Approximately 62 million options for Qwest common stock were available for grant at December 31, 2001. No specific amounts have been reserved for Dex employees.

6.  INCOME TAXES

The composition of the provision for income taxes follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      --------------------------------
(DOLLARS IN MILLIONS)                                                                   2001       2000       1999
----------------------------------------------------------------------------------------------------------------------
Federal:
     Current.......................................................................   $    79   $     69   $     38
     Deferred......................................................................         7          2          8
                                                                                      --------------------------------
         Total Federal.............................................................        86         71         46
                                                                                      --------------------------------
State and Local:
     Current.......................................................................        21         17         11
     Deferred......................................................................         1          3          1
                                                                                      --------------------------------
         Total Federal.............................................................        22         20         12
                                                                                      --------------------------------
         Total provision for income taxes..........................................   $   108   $     91   $     58
----------------------------------------------------------------------------------------------------------------------

The effective tax rate differs from the statutory tax rate as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(DOLLARS IN MILLIONS)                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------
Federal statutory rate....................................................        35.0%        35.0%           35.0%
State income taxes, net...................................................         5.2          5.2             5.2
Other.....................................................................          --          1.0             0.1
                                                                             ------------------------------------------
    Effective tax rate....................................................        40.2%        41.2%           40.3%
-----------------------------------------------------------------------------------------------------------------------

Dex is included in the Qwest consolidated income tax return group and combined state income tax returns. Dex and Dex East provide income taxes as if they were separate taxpayers. Neither Dex nor Dex East have a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes, Dex East has reflected in its combined statements of changes in owner's deficit, contributions and distributions in lieu of recording receivables and payables for income taxes.

Dex made net payments of income taxes to third parties and QSC of which $29 million, $129 million and $110 million in 2001, 2000 and 1999 were apportioned to Dex East, respectively.

The components of the net deferred tax assets and liabilities were as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                                     YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                                              -------------------------
(DOLLARS IN MILLION)                                                                             2001         2000
-----------------------------------------------------------------------------------------------------------------------
Current:
Revenue currently taxable, not yet recognizable............................................     $   29      $   29
Expenses not currently deductible..........................................................         (2)         (3)
                                                                                              -------------------------
     Net noncurrent deferred tax assets....................................................     $   27      $   26
                                                                                              -------------------------
Noncurrent:
Post-employment benefits, including pension................................................     $    7      $    9
Depreciation and amortization..............................................................         (6)         (4)
Other......................................................................................        (11)         (6)
                                                                                              -------------------------
     Net noncurrent deferred tax liabilities...............................................     $  (10)     $   (1)
-----------------------------------------------------------------------------------------------------------------------


Dex believes it is more likely than not that the net deferred tax asset will be realized. Therefore, a valuation allowance is not provided.

7.  EMPLOYEE BENEFIT PLANS

(a) PENSION, POST-RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

Dex employees participate in the Qwest pension, post-retirement and other post-employment benefit plans. The amounts contributed by Dex are not segregated or restricted to pay amounts due to Dex employees and may be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions are apportioned to Dex East based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan includes substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provide medical, dental, vision and life insurance benefits for certain retirees. Qwest also provides postemployment benefits to certain former employees.

Effective January 1, 2001, Qwest modified the pension plan benefits for all former U S WEST management employees who did not have 20 years of service by December 31, 2000, or who would not be service pension eligible by December 31, 2003. For employees who did not meet these criteria, no additional years of service will be credited under the defined lump sum formula for years worked after December 31, 2000. These employee pension benefits will only be adjusted for changes in the employee future compensation level. Future benefits will equal 3% of pay per year, plus a return as defined in the plan. The minimum return an employee can earn on an account in a given year is based upon U. S. treasury rates and the employee's account balance at the beginning of the year. All management employees, other than those who remain eligible under the previous formulas, will be eligible to participate in the 3%-of-pay plan.

In conjunction with the Merger, Qwest made the following changes to the employee benefit plans for management employees only. Effective September 7, 2000, employees were not eligible to receive retiree medical and life benefits unless they had either at least 20 years of service by December 31, 2000, or would be service pension eligible by December 31, 2003. The elimination was accounted for as a plan curtailment, resulting in a one-time gain of approximately $6 million apportioned to Dex East based on the actuarially determined demographic information. This gain was recorded as an offset to Merger-related expenses. Employees who retained the benefits will begin paying contributions in 2004 except for those employees who retired prior to September 7, 2000.

Pension benefits for management employees before January 1, 2001, were based upon their salary and years of service while occupational (union) employee benefits were generally based upon job classification and years of service.

Effective August 11, 2000, the Pension Plan was amended to provide additional pension benefits to plan participants who were involuntarily separated from Qwest between August 11, 2000, and June 30, 2001 as a result of the Merger. The amount of the additional pension benefit is based on years of service and ranges from a minimum of four months to a maximum of one year of an employee's base salary.

Pension credits and post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest's funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Dex in 2001, 2000 or 1999 and neither Qwest nor Dex made any contributions to the post-retirement benefit plan in 2001, 2000 or 1999.

Dex East was apportioned pension credits for 2001, 2000 and 1999 of $10 million, $10 million and $6 million respectively. Dex East's apportioned post-retirement benefit costs (excluding the curtailment gain of $6 million in 2000) for 2001, 2000 and 1999 were $1 million, $1 million and $6 million, respectively. These amounts represent Dex East's apportioned share of the pension credits and post-retirement benefit costs of Qwest, based on employee demographic information as more fully discussed in Note 2a.

(b) 401(K) PLAN

Qwest currently sponsors two defined contribution benefit plans covering substantially all management and occupational employees, including employees of Dex. Both plans were established prior to the Merger; one by pre-Merger Qwest

(the Qwest Plan) and one by U S WEST (the U S WEST Plan). Under both plans, employees may contribute a percentage of their annual compensation to the Plans up to a maximum percentage identified in the plans. The annual dollar contribution by the employees is limited to a maximum amount determined by the Internal Revenue Service. Dex matches a percentage of employee contributions, and those matching contributions are invested in Qwest common stock. Dex East was apportioned its share of matching contributions to the plans amounting to $2 million, $3 million and $3 million for 2001, 2000 and 1999, respectively. Effective January 1, 2002, Qwest merged the Qwest Plan into the U S WEST Plan which was renamed the Qwest Savings & Investment Plan ("QSIP").

(c) EMPLOYEE STOCK PURCHASE PLAN

Qwest has an Employee Stock Purchase Plan ("ESPP") in which Dex employees are permitted to participate. Qwest is authorized to issue approximately 7 million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased.

8.  COMMITMENTS AND CONTINGENCIES

(a) LEASE COMMITMENTS

Dex has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. All lease payments are due to Qwest Business Resources, Inc. ("BRI"), an affiliate of Qwest. Minimum future lease payments for the operating leases associated with the properties used by Dex East (excluding those payments associated with the lease that terminated in 2002 as discussed in the following paragraphs) as of December 31, 2001, are as follows:

-------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)
-------------------------------------------------------------------------------
2002.................................................................. $   6
2003..................................................................     5
2004..................................................................     4
2005..................................................................     3
2006..................................................................     3
Thereafter............................................................     4
                                                                      ------
                                                                      $   25
-------------------------------------------------------------------------------

Dex East recorded rent expense under operating leases of $11 million, $9 million and $10 million for 2001, 2000 and 1999, respectively. Rent expense was specifically identified to Dex East based upon the actual rent on properties Dex leased in the states included within Dex East's combined financial statements.

During 2000, Dex entered into an operating lease arrangement ("synthetic lease") under which it had the option to purchase the leased real estate property at any time during the lease term. This synthetic lease facility had certain financial covenants, including a debt-to-EBITDA ratio of 3.50-to-1. In March 2002, Dex paid the full amount necessary to acquire the property subject to a synthetic lease agreement and terminated that agreement. See also the discussion on subsequent events related to the synthetic lease facility in Note 12b to these combined financial statements.

As part of the Dex East Purchase Agreement, the Dex Buyer will be required to lease its headquarters' building (located at 198 Inverness Drive West in Englewood, Colorado) from Dex on terms and conditions that are reasonably acceptable to the Dex Buyer.

(b) LITIGATION

Dex is involved in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on Dex or Dex East.

Qwest is involved in various legal matters that are more fully disclosed in recent publicly available filings. If Qwest or any of its subsidiaries suffers a judgment in excess of $100 million, which remains unsatisfied for a period of 60 days (an appeal would typically stay such a judgment), such an event would constitute an event of default under the existing syndicated senior credit facility and the proposed new senior credit facility. Such an event of default would entitle the lenders to accelerate the debt and/or foreclose on the expected security interest in Dex assets and stock referred to in Note 12b.

9.  TRANSACTIONS WITH QWEST AND AFFILIATES

(a) SHARED SERVICES

Qwest and its affiliates provide services to Dex for which reimbursement is determined based upon either (1) tariffed or negotiated contract rates, (2) prevailing third party market prices or (3) fully distributed costs ("FDC"). Qwest's cost allocation policies are consistent with the cost allocation guidelines established for reporting to its regulators. Pursuant to the Dex East Purchase Agreement, Qwest will continue to provide these services to Dex East for a period of up to 18 months after the completion of the sale. These services include:

Billing and Collection--As discussed in Note 2i above, Dex has a billing and collection agreement with QC under which revenues and related receivables are billed and collected by QC on behalf of Dex for common customers within the local service area. The amounts paid to QC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services.

Property Management--BRI provides property management services to Dex for which BRI is reimbursed either at prevailing third party market prices or at FDC. These services include the lease of office space, property management and real estate consultation services.

Information Technology--Beginning in 2000, information technology services are provided to Dex by Qwest for software development and other related projects, which are billed to Dex, based upon prevailing third party market prices, determined on a service-by-service basis.

General and Administrative--QSC provides legal, financial management and certain human resources services to Dex. These services are billed to Dex using FDC.

Telephony and Data Services--Telephony and data services are provided to Dex by QC, primarily at tariffed or negotiated contract rates, based upon a master services agreement.

Customer Lists--Pursuant to a listing services agreement between Dex and QC, Dex acquires a listing of all business and residential customers annually from QC. The amount charged to Dex is consistent with the prevailing third party market prices charged by QC to nonaffiliated purchasers of these same customer lists.

Other--Dex also purchases various products and services from certain other Qwest affiliates at prevailing third party market prices or FDC.

Included in cost of revenues is the following shared service:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(DOLLARS IN MILLIONS)                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------
Information technology....................................................      $  10         $  --          $--
-----------------------------------------------------------------------------------------------------------------------


Included in general and administrative expenses are the following shared services:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(DOLLARS IN MILLIONS)                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------
Billing and collection costs..............................................      $  --         $   2         $   2
Property management.......................................................          9            --             1
Information technology....................................................         --            10            --
General and administrative................................................          3             3             4
Telephony and data services...............................................          3             3             4
Customer lists............................................................         --            --             2
Other.....................................................................          3             3             2
                                                                             ------------------------------------------
     Total................................................................      $  18         $  21         $  15
-----------------------------------------------------------------------------------------------------------------------

(b) SERVICES PROVIDED BY DEX TO QWEST AND ITS AFFILIATES

Rates charged for advertising services provided by Dex to Qwest and its affiliates are determined based upon prevailing third party market prices.

As part of the Dex East Purchase Agreement, Qwest has agreed to purchase from Dex East, under a take-or-pay arrangement, $20 million annually in advertising services from Dex East over a 15-year period beginning with the date of sale.

(c) DUE FROM (TO) QWEST AND AFFILIATES

Amounts due from (to) Qwest and its affiliates in the accompanying Dex East combined financial statements include the following:

-----------------------------------------------------------------------------------------------------------------------
                                                                                                    DECEMBER 31,
                                                                                              -------------------------
(DOLLARS IN MILLIONS)                                                                            2001         2000
-----------------------------------------------------------------------------------------------------------------------
Accounts receivable purchased by QC.......................................................    $      24   $      25
Amounts due from related parties..........................................................            6           8
Amounts due to related parties............................................................          (26)         (9)
Short-term borrowings from QCF............................................................       (1,391)     (1,603)
-----------------------------------------------------------------------------------------------------------------------

10. MERGER-RELATED EXPENSES AND IMPAIRMENT CHARGES

(a) MERGER-RELATED EXPENSES

In connection with the Merger, Qwest's management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Dex, principally the involuntary separation of 359 employees. Qwest and Dex considered only those costs that were incremental and directly related to the Merger to be "Merger-related."

Dex East recorded Merger-related charges as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(DOLLARS IN MILLIONS)                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------
Contractual settlements...................................................      $  1          $   3         $  --
Severance and employee-related expenses...................................         2              3            --
Rebranding................................................................         1             --            --
                                                                             ------------------------------------------
     Total Merger-related expenses........................................      $  4          $   6         $  --
-----------------------------------------------------------------------------------------------------------------------

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

Included in the severance and employee-related merger costs above in 2000 is an offset of a $6 million post-retirement benefit plan curtailment gain. As discussed in Note 7a, the gain resulted from the post-Merger termination of retiree medical benefits for all former U S WEST employees who did not have 20 years of service by December 31, 2000, or would not be service pension eligible by December 31, 2003.

A summary of Merger-related costs accrued and subsequent charges against those accruals follows:

----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                        JANUARY 1,                                  DECEMBER 31,
                                                                2000           2000          2000            2000
                                                               BALANCE       PROVISION    UTILIZATION      BALANCE
----------------------------------------------------------------------------------------------------------------------
Contractual settlements................................        $   --         $   3           $   3         $   --
Severance and employee-related expenses................            --             9               7              2
                                                               ------         -----           -----         ------
Total..................................................        $   --            12           $  10         $    2
                                                               ------         -----           -----         ------
OPEB curtailment gain..................................                          (6)
                                                                              -----
Total Merger expense...................................                       $   6
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                        JANUARY 1,                                  DECEMBER 31,
                                                                2001          2001           2001           2001
                                                               BALANCE       PROVISION    UTILIZATION      BALANCE
----------------------------------------------------------------------------------------------------------------------
Contractual settlements................................        $   --         $   1           $   1         $   --
Severance and employee-related expenses................             2             2               4             --
Rebranding.............................................            --             1               1             --
                                                               ------         -----           -----         ------
Total..................................................        $    2         $   4           $   6         $   --
----------------------------------------------------------------------------------------------------------------------

(b) IMPAIRMENT CHARGES

In December 2001, Dex reviewed all internal software projects in process and determined that certain projects should no longer be pursued. Because the projects were incomplete and abandoned, the fair value of such software was determined to be zero. Capitalized software costs of $7 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

(11) SEGMENT INFORMATION

Dex East operates in two principal segments: Directory Publishing and Internet Yellow Pages. Following is a breakout of those segments. The accounting principles used are the same as those used in the consolidated financial statements of Dex and the combined financial statements of Dex East. The "other" category includes new ventures not yet aligned with a segment.

---------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                              DIRECTORY    INTERNET    OTHER  SUBTOTAL  RECONCILING   COMBINED
                                                  PUBLISHING  YELLOW PAGES                     ITEMS(1)
---------------------------------------------------------------------------------------------------------------------
2001:
     Revenues...................................   $   647      $    9    $    4   $   660      $    6      $   666
     Cost of revenues...........................       186           3         2       191          18          209
     General and administrative.................        34           5        --        39           9           48
     Adjusted EBITDA(2).........................       427           1         2       430         (21)         409
2000:
     Revenues...................................       619           6         8       633           5          638
     Cost of revenues...........................       206           9         6       221          17          238
     General and administrative.................        20           7         1        28          21           49
     Adjusted EBITDA(2).........................       393         (10)        1       384         (33)         351
1999:
     Revenues...................................       587           2         7       596           5          601
     Cost of revenues...........................       219           8         5       232          --          232
     General and administrative.................        72           9         6        87          --           87
     Adjusted EBITDA(2).........................       296         (15)       (4)      277           5          282
---------------------------------------------------------------------------------------------------------------------

(1) Reconciling items primarily represent transactions with Qwest or other Qwest affiliates. Prior to 2000, management did not separately report affiliate transaction costs for segment reporting purposes.

(2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") does not include nonrecurring and nonoperating items such as impairment charges, Merger-related expenses, investment write-downs, gains (losses) on the sale of investments and gains (losses) on sales of fixed assets. Dex uses Adjusted EBITDA as an alternative measure of its operating performance. Adjusted EBITDA does not represent cash flow for periods presented and should not be considered as an alternative to net income as an indicator of Dex East's operating performance or as an alternative to cash flows as a source of liquidity. Adjusted EBITDA as defined by Dex East may not be comparable with EBITDA or Adjusted EBITDA as defined by other companies. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with generally accepted accounting principles and is presented to provide additional information concerning Dex East's operations.

A reconciliation from Segment Adjusted EBITDA to pre-tax income follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(DOLLARS IN MILLIONS)                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------
Segment Adjusted EBITDA...................................................      $ 409          $ 351        $ 282
Less:
     Depreciation and amortization........................................         12             15           14
     Merger-related and impairment charges................................         11              6           --
     Interest and other expense--net.......................................       117            109          124
                                                                             ------------------------------------------
         Income before income taxes.......................................      $ 269          $ 221        $ 144
-----------------------------------------------------------------------------------------------------------------------

(12) SUBSEQUENT EVENTS

(a) SEC INQUIRY

On March 8, 2002, Qwest received a request from the Denver regional office of the SEC to voluntarily produce documents and information in an informal inquiry into certain of Qwest's accounting practices and disclosures. This informal inquiry was subsequently changed to a formal investigation on April 3, 2002. The accounting practices and disclosures under investigation include accounting for directory publication revenues. Qwest and Dex are cooperating fully with the SEC investigation.

Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the deferral and amortization method, under which revenues and expenses were recognized over the lives of the directories, which up to that time were typically 12 months. Effective as of the first quarter of 1999, Dex changed to the point of publication method of accounting, under which Dex recognized revenues and expenses at the time the directory was published.

In August 2002, Dex reassessed this method and concluded that, based on that reassessment, comments received from the SEC and its current practices, the point of publication method of accounting was not appropriate under its circumstances. The accompanying Dex East combined financial statements reflect revenues and expenses related to publishing directories under the deferral and amortization method of accounting for all periods presented.

(b) OTHER

In March 2002, Dex paid the full amount necessary to acquire its corporate headquarters, which was subject to a synthetic lease agreement, thereby terminating that agreement. The purchase price of the building was approximately $25 million. As a result of the purchase, related loan commitments were terminated and Dex is no longer liable for its residual value guarantees of up to $69 million that were applicable if Dex did not renew the lease or purchase the building at the end of its lease term. The purchase price and residual value guarantees apportioned to Dex East were $11 million and $29 million, respectively, and were apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the year ended December 31, 2001.

As a result of Qwest's failure to file its June 30, 2002 Form 10-Q, Qwest temporarily suspended exercises of stock options to purchase Qwest stock and purchases of Qwest stock under the QSIP. Qwest also announced the suspension of its ESPP.

As discussed in Note l, on August 19, 2002, Qwest agreed to sell the business of Dex to a new entity formed by the Sponsors for $7.05 billion. The transaction involves the sale of the entire business in two stages, the first of which (Dex
East) is expected to close in the fourth quarter of 2002, with the second stage (Dex West) expected to close in 2003. See Note 1 for further discussion.

In September 2002, Qwest Dex, Inc. issued $750 million in debt with a two-year maturity. The loan consists of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates plus 11.50%. The loan is guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation, and the obligations are secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest Corporation. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. Upon completion of the sale of Dex West, the entire $750 million debt balance must be paid from the sale proceeds.

                                    DEX EAST
                             COMBINED BALANCE SHEETS

--------------------------------------------------------------------------------------------
                                                                 SEPTEMBER 30,  DECEMBER 31,
(DOLLARS IN MILLIONS)                                                2002          2001
--------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents ..............................     $    62        $    55
     Accounts receivable, net ...............................          52             76
     Deferred directory costs ...............................         104            124
     Current deferred taxes .................................          48             27
     Other current assets ...................................           2              4
                                                                  ----------------------
         Total current assets ...............................         268            286
Property, plant and equipment, net ..........................          25             31
Prepaid benefit obligations and other assets ................          63             31
                                                                  ----------------------
         Total assets .......................................     $   356        $   348
                                                                  ----------------------
LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
     Short-term borrowings ..................................     $   329        $    --
     Short-term borrowings - affiliate ......................         849          1,391
     Accounts payable .......................................          13             14
     Amounts due to related parties .........................          25             26
     Employee compensation ..................................          12             11
     Deferred revenue and customer deposits .................          77             94
     Other accrued liabilities ..............................           8             17
                                                                  ----------------------
         Total current liabilities ..........................       1,313          1,553
Deferred income taxes .......................................           7             10
Post-retirement and other post-employment benefit obligations          34             35
                                                                  ----------------------
         Total liabilities ..................................       1,354          1,598
Commitments and contingencies (Note 6)
     Owner's deficit ........................................        (998)        (1,250)
                                                                  ----------------------
         Total liabilities and owner's deficit ..............     $   356        $   348
--------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements

                                    DEX EAST
                          COMBINED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------
                                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                            SEPTEMBER 30,          SEPTEMBER 30,
                                                                          --------------------------------------------
(DOLLARS IN MILLIONS)                                                      2002        2001       2002        2001
----------------------------------------------------------------------------------------------------------------------
                                                                                         (UNAUDITED)
Revenues:
     Directory services revenues.....................................   $   169     $   162    $   500     $   483
     Directory services revenues, affiliates.........................         1           1          5           4
     Internet yellow pages revenues..................................         2           2          7           6
     Other revenues..................................................         2           3          4           5
                                                                        ----------------------------------------------
         Total revenues..............................................       174         168        516         498
                                                                        ----------------------------------------------
Operating Expenses:
     Cost of revenues................................................        52          52        156         156
     General and administrative expense..............................        18          14         42          41
     Depreciation and amortization expense...........................         2           3          8          10
     Merger-related expenses.........................................         -           -          -           4
                                                                        ----------------------------------------------
         Total operating expenses....................................        72          69        206         211
                                                                        ----------------------------------------------
         Operating income............................................       102          99        310         287
Other (income) expense:
     Interest income.................................................        (1)         (1)        (1)         (2)
     Interest expense................................................        25          28         73          86
                                                                        ----------------------------------------------
         Income before income taxes..................................        78          72        238         203
Provision for income taxes...........................................        31          29         96          82
                                                                        ----------------------------------------------
     Net income......................................................   $    47     $    43    $   142     $   121
----------------------------------------------------------------------------------------------------------------------


See accompanying notes to combined financial statements

                                    DEX EAST
                        COMBINED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------
                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                     ----------------------
(DOLLARS IN MILLIONS)                                                                   2002       2001
-----------------------------------------------------------------------------------------------------------
                                                                                          (unaudited)
Operating activities:
     Net income...................................................................     $  142     $   121
     Adjustments to net income:
         Depreciation and amortization............................................          8          10
         Employee benefit credit..................................................         (1)         (6)
         Deferred tax provision...................................................        (24)          6
         Provision for bad debts..................................................         14          12
     Changes in operating assets and liabilities:

         Accounts receivable......................................................         10          12
         Deferred directory costs.................................................         20          22
         Other current assets.....................................................          2          (3)
         Deferred revenue and customer deposits...................................        (17)        (19)
         Accounts payable and other liabilities...................................        (10)         70
         Employee benefit plan obligations and other, net.........................        (10)         --
                                                                                     ----------------------
              Cash provided by operating activities...............................        134         225
                                                                                     ----------------------
Investing activities:
     Expenditures for property, plant and equipment...............................        (12)         --
     Capitalized software development costs.......................................         (1)         (6)
                                                                                     ----------------------
              Cash used for investing activities..................................        (13)         (6)
                                                                                     ----------------------
Financing activities:
     Short-term borrowings........................................................        329          --
     Short-term borrowings repayments to affiliates...............................       (542)       (143)
     Debt issuance costs..........................................................        (22)         --
     Contributions from Qwest in lieu of income taxes.............................        121          76
     Distributions to Qwest.......................................................         --          (4)
                                                                                     ----------------------
              Cash used for financing activities..................................       (114)        (71)
                                                                                     ----------------------
Cash and cash equivalents:
     Increase.....................................................................          7         148
     Beginning balance............................................................         55          --
                                                                                     ----------------------
     Ending balance...............................................................         62         148
-----------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                                    DEX EAST
                     NOTES TO COMBINED FINANCIAL STATEMENTS
       THREE AND NINE-MONTHS ENDED SEPTEMBER 30, 2002 AND 2001(UNAUDITED)

(1)    DESCRIPTION OF BUSINESS

Organization and operations. The combined financial statements of Dex East represent a component of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (collectively "Dex") and include the assets, obligations and operating activities of Dex for the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota. Dex East and Dex West (as defined below) are not separate legal entities but represent the business of Dex in or attributable to the applicable states.

Dex is wholly-owned by Qwest Communications International Inc. ("Qwest"). Dex is the largest telephone directory publisher of White and Yellow Pages directories to businesses and residents in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (the "local service area"). Virtually all of Dex's revenues are derived from the sale of advertising in its various directories. Dex also provides ancillary directory-related services, including Internet-based directory and database marketing services. Dex distributes its published directories to residents and businesses in the local service area through a third-party vendor.

Prior to June 12, 1998, Dex was aligned with U S WEST Media Group (the "Media Group"), a targeted stock of U S WEST, Inc. ("U S WEST"), which included the multimedia and directory businesses of U S WEST. On June 12, 1998, the Media Group was separated from U S WEST and Dex was re-aligned with U S WEST Communications Group (the "Communications Group"), another targeted stock of U S WEST. The Communications Group (including Dex) assumed the name of its former parent, U S WEST. In connection with the separation and the alignment of Dex with the Communications Group, the Communications Group assumed and refinanced approximately $3.9 billion of debt formerly allocated to the Media Group. In 1999, Qwest Capital Funding, Inc. ("QCF") ascribed this $3.9 billion in debt to Qwest Dex, Inc. through the line of credit borrowing arrangement discussed in
Note 5.

On June 30, 2000, Qwest completed its acquisition (the "Merger") of U S WEST. U S WEST was deemed the accounting acquirer and its historical financial statements, including those of its wholly-owned subsidiaries, were carried forward as those of the newly combined company.

Sale of Dex. On August 19, 2002, Qwest entered into concurrent purchase agreements (the "Dex East Purchase Agreement" and the "Dex West Purchase Agreement") to sell the business of Dex to Dex Holdings LLC (the "Dex Buyer"), a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (together, the "Sponsors"). The total sales price is $7.05 billion (subject to certain post-closing adjustments). The transaction involves the sale of the Dex business in two stages, the first of which closed November 8, 2002, with the second stage expected to close in 2003. The first stage, as contained in the Dex East Purchase Agreement, primarily represents Dex's directory and publishing business conducted in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota ("Dex East"). The second stage as contained in the Dex West Purchase Agreement primarily represents Dex's directory and publishing business in the remaining seven states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming ("Dex West").

In accordance with the Dex East Purchase Agreement, Dex contributed certain assets and liabilities of Dex East into a newly formed company, SGN LLC ("SGN"). Subsequent to the transfer, Dex Media East LLC, a new entity formed by the Sponsors to which the Dex Buyer assigned its rights to purchase Dex East, purchased from Dex all of the outstanding equity interests in SGN for approximately $2.75 billion. The accompanying combined financial statements do not give effect to the purchase of Dex East by Dex Media East LLC.

In the second stage of the transaction, Dex will contribute certain assets and liabilities of Dex West as identified in the Dex West Purchase Agreement to another newly formed company, Dex West LLC. Subsequent to this transfer, the Dex Buyer will purchase from Dex all the outstanding equity interests in Dex West LLC for approximately $4.3 billion. Because each purchase agreement is exclusive of the other, there is no assurance that the Dex West sale will be consummated. See Note 10 for additional information regarding the purchase of Dex East.

In addition, as part of the Dex East and Dex West Purchase Agreements, the Dex Buyer has agreed to fulfill Qwest's obligations to publish and deliver listings of certain residential and business customers pursuant to (i) interconnection agreements with competitive local exchange carriers, local exchange carriers and resellers of telecommunications services, (ii) tariffs and (iii) laws, rules, regulations and orders of certain governmental entities. The term of this agreement is 50 years commencing with the close of the Dex East sale.

The Dex West sale is subject to certain conditions, including financing conditions for the Dex Buyer and various regulatory approvals.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      BASIS OF PRESENTATION

The combined interim financial statements are unaudited. In compliance with the Securities and Exchange Commission's ("SEC") instructions for interim financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted. In Dex management's opinion, all adjustments (which consist of normal recurring adjustments) necessary to fairly present the combined results of operations, financial position and cash flows of Dex East as of September 30, 2002 and 2001 and for all periods presented were made. These combined financial statements should be read in conjunction with the audited combined financial statements of Dex East as of December 31, 2001 and 2000 and for the three years ended December 31, 2001. The combined results of operations for the three and nine months ended September 30, 2002 are not necessarily indicative of the results expected for the full year.

The accompanying combined financial statements include the assets, obligations and activities of Dex for business conducted in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota. To prepare these combined financial statements, management of Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Dex to either Dex East or Dex West. Management believes such specific identifications, assignments or apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East's and Dex West's relationship with Dex as well as Qwest and its other affiliates, the assets, liabilities, revenues and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future financial position or results of operations.

In order to divide the Dex consolidated financial statements between Dex East and Dex West, it was necessary for management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Dex accounts between Dex East and Dex West.

BALANCE SHEET:

Cash and cash equivalents - As the balances of cash and cash equivalents as of January 1, 1999 was $0 in the Dex consolidated financial statements, such $0 balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the nine months ended September 30, 2002 and 2001 and the ending balances as of September 30, 2002 and December 31, 2001 were determined based on operating activities within the specified Dex East states.

Accounts receivable, net - (i) the majority of accounts receivable were specifically identified as related to the customers within the states included in Dex East's stated geographic area and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs - specifically identified by state and by directory.

Current deferred taxes - specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets - apportioned based upon total current assets excluding other current assets relative to total Dex current assets excluding other current assets.

Property, plant and equipment, net - The majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative expense amounts recorded in employee-related cost of revenues and general and administrative expenses for the periods presented.

Prepaid benefit obligations and other assets and Post-retirement and other post-employment benefit obligations - apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

Accounts payable - apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented, excluding employee-related costs.

Short-term borrowings - As discussed in Note 5, Dex has outstanding debt due to a note issued in September 2002. This liability is apportioned between Dex East and Dex West based upon the earnings before interest, income taxes, depreciation and amortization ("EBITDA") of Dex East and Dex West for the nine months ended September 30, 2002.

Short-term borrowings - affiliate - As discussed in Notes 1 and 5, Dex has outstanding debt due to QCF that was ascribed to Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Dex business derived using an EBITDA multiple at that time, Dex's management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East's and Dex West's proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

Amounts due to related parties - apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Employee compensation - apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Deferred revenue and customer deposits - specifically identified by state and by directory.

Merger-related reserves - Apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenues.

Other accrued liabilities - apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Other liabilities - (i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

STATEMENT OF INCOME

Directory services revenues - specifically identified by state and by directory.

Directory services revenues, affiliates - specifically identified by state and by directory.

Internet yellow pages revenues - specifically identified by state and by customer.

Other revenues - (i) specifically identified by state and by directory and (ii) for other revenues that were not state-specific, amounts were apportioned based upon the relative percentage of Dex's directory services revenues for the respective periods presented.

Cost of revenues - specifically identified by state and by directory.

General and administrative expense - (i) bad debt expenses were specifically identified based on customer specific information and association with a specific state and directory and (ii) other general and administrative expenses were apportioned primarily based upon relative cost of revenues.

Depreciation and amortization expense - Computed using historical depreciation rates applied to property, plant and equipment balances.

Merger-related expenses - apportioned on the same basis as the Merger-related reserves.

Interest income - apportioned based upon relative cash and cash equivalents.

Interest expense - computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

Other expense (income) - apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

Provision for income taxes - specifically determined using the overall effective tax rate considering the states included in Dex East's stated geographic area for each period.

All significant intercompany amounts and transactions have been eliminated.

(b)      USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these combined financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c)     REVENUE RECOGNITION

The sale of advertising in telephone directories published by Dex in the Dex East states is the primary source of revenue. Dex East recognizes revenues ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the deferral and amortization method, under which revenues and expenses were recognized over the lives of the directories, which up to that time were typically 12 months. Effective as of the first quarter of 1999, Dex changed to the point of publication method of accounting, under which Dex recognized revenues and expenses at the time the directory was published.

On March 8, 2002, Qwest received a request from the Denver regional office of the SEC to voluntarily produce documents and information in an informal inquiry into certain of Qwest's accounting practices and disclosures. This informal inquiry was subsequently changed to a formal investigation on April 3, 2002. The accounting practices and disclosures under investigation include accounting for directory publication revenues. Qwest and Dex are cooperating fully with the SEC investigation.

In August 2002, Dex reassessed the point of publication method of accounting and concluded, based on that reassessment, comments received from the SEC and its current practices, that the point of publication method of accounting was not appropriate under its circumstances. The accompanying combined financial statements reflect revenues and expenses related to publishing directories under the deferral and amortization method of accounting for all periods presented. During the three months ended September 30, 2002 and 2001, Dex published 26 white and yellow pages directories in each period in the Dex East states. During the nine months ended September 30, 2002 and 2001, Dex published 112 white and yellow pages directories in each period in the Dex East states. All directories published in 2002 had 12 month lives. The lives of the directories in 2001 vary from 11 to 13 months as follows:

------------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF DIRECTORIES PUBLISHED BY LIFE OF DIRECTORY
                                                              ----------------------------------------------------
                                                                  11 MONTHS        12 MONTHS        13 MONTHS
------------------------------------------------------------------------------------------------------------------
Three months ended September 30, 2001.......................           --               21                5
Nine months ended September 30, 2001........................            3               92               17
------------------------------------------------------------------------------------------------------------------

Revenues from Internet advertisements are recognized ratably over the twelve-month period Dex commits to carry the advertisement.

Revenue recognized for advertising exchanged in barter transactions, where Dex advertising is promoted by the customer during the same period that Dex carries the customer's advertisement, was less than $1 million for each of the three-month periods ended September 30, 2002 and 2001 and less than $1 million and $2 million for the nine months ended September 30, 2002 and 2001, respectively. Equally offsetting amounts were recognized in cost of revenues.

(d)      COST OF REVENUES

Direct costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.

(e)      COMPUTER SOFTWARE

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to 5 years. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $26 million and $24 million at September 30, 2002 and December 31, 2001, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $1 million for each of the three-month periods ended September 30, 2002 and 2001, respectively, and $2 million for each of the nine-month periods ended September 30, 2002 and 2001.

(3)    COMPREHENSIVE INCOME (LOSS)

Dex follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income, comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions. Dex did not record any adjustments to comprehensive income (loss) during the three- and nine-month periods ending September 30, 2002 and 2001 because they did not own any marketable equity securities or other assets that might give rise to comprehensive income.

(4)    NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets (excluding goodwill) acquired outside of a business combination will be initially recorded at their estimated fair value. If the intangible asset has a finite useful life, it will be amortized over that life. Intangible assets with an indefinite life are not amortized. Goodwill will be treated similar to an intangible asset with an indefinite life. Goodwill and indefinite life intangible assets will be reviewed annually for impairment and a loss recorded when the asset's carrying value exceeds its estimated fair value. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Dex does not believe the adoption of this new standard will have an impact on its financial statements.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement deals with the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS No. 143 is effective for years beginning after June 15, 2002. Dex is currently evaluating the impact this pronouncement will have on its future financial results.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This pronouncement addresses how to account for and report impairments or disposals of long-lived assets. Under SFAS No. 144, an impairment loss is to be recorded on long-lived assets being held or used when the carrying amount of the asset is not recoverable from its expected future undiscounted cash flows. The impairment loss is equal to the difference between the asset's carrying amount and estimated fair value. Long-lived assets to be disposed of by other than a sale for cash are to be accounted for and reported like assets being held or used, except the impairment loss is recognized at the time of the disposition. Long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or estimated fair value (less costs to sell) at the time the plan of disposition has been approved and committed to by the appropriate company management. In addition, depreciation is to cease at the same time. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Dex does not believe the adoption of SFAS No. 144 will have a material impact on its results of operations.

In June, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Dex is currently evaluating the impact this pronouncement will have on its future financial results but does not believe it will be material.

(5)    SHORT-TERM BORROWINGS

In September 2002, Qwest Dex, Inc. issued $750 million in debt with a two-year maturity. The loan has a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates plus 11.50%. The loan is guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation, and the obligations are secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest Corporation. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. Upon completion of the sale of Dex West, the entire $750 million debt balance must be paid from the sale proceeds. Because the Dex West sale is expected to be completed within the next year, the obligation is considered to be short-term. The amount apportioned to Dex East under this loan was $329 million in accordance with the methodology described in Note 2(a). These proceeds were used to repay part of Dex East's outstanding balance of the credit borrowing arrangement with QCF previously discussed. See Note 10 for additional information.

Dex has a line of credit borrowing arrangement with QCF, an affiliate of Qwest, under which Dex can borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. Borrowings under this arrangement are due on demand and the maturity date of this arrangement is January 15, 2003. As of September 30, 2002 and December 31, 2001, amounts outstanding under this line of credit, as apportioned to Dex East based upon the methodologies discussed in Note 2a, were $849 million and $1.391 billion, respectively, including accrued interest of $6 million and $9 million, respectively. Dex intends and Qwest expects that the outstanding borrowings under this arrangement will be either repaid or renegotiated on an annual basis. See Note 10 for additional information.

In September 2002, Dex formalized the apportionment of outstanding borrowings due to QCF between Dex East and Dex West, in accordance with the methodology disclosed in Note 2a.

(6)    COMMITMENTS AND CONTINGENCIES

(a)      LEASE COMMITMENTS

Dex has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. All lease payments are due to Qwest Business Resources, Inc. ("BRI"), an affiliate of Qwest. Minimum future lease commitments for the operating leases associated with the properties used by Dex East (excluding those payments associated with the lease that terminated in 2002 as discussed in the following paragraphs) have not changed materially from our minimum future lease commitments at December 31, 2001.

During 2000, Dex entered into an operating lease arrangement ("synthetic lease") under which it had the option to purchase the leased real estate property at any time during the lease term. This synthetic lease facility had certain financial covenants, including a debt-to-EBITDA ratio of 3.50-to-1. In March 2002, Dex paid the full amount necessary to acquire its corporate headquarters, which was subject to a synthetic lease agreement, thereby terminating that agreement. The purchase price of the building was approximately $25 million. As a result of the purchase, related loan commitments were terminated and Dex is no longer liable for its residual value guarantees of up to $69 million that were applicable if Dex did not renew the lease or purchase the building at the end of its lease term. The purchase price and residual value guarantees apportioned to Dex East were $11 million and $29 million, respectively, and were apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the year ended December 31, 2001. In September 2002, Dex transferred its corporate headquarters building to Qwest in accordance with the Dex East Purchase Agreement. As a result of the transfer, and pursuant to the terms of the Dex East Purchase Agreement, the Dex Buyer will be required to lease its headquarters' building (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Dex Buyer.

(b)      LITIGATION

Dex is involved in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on Dex or Dex East.

Qwest is involved in various legal matters that are more fully disclosed in recent publicly available filings. If Qwest or any of its subsidiaries suffers a judgment in excess of $100 million, which remains unsatisfied for a period of 60 days (an appeal would typically stay such a judgment), such an event would constitute an event of default under Qwest's existing syndicated senior credit facility and Qwest's proposed new senior credit facility. Such an event of default would entitle the lenders under these facilities to accelerate the debt and/or foreclose on the security interest in Dex West's assets and stock referred to in Note 5.

(7)    TRANSACTIONS WITH QWEST AND AFFILIATES

(a)      SHARED SERVICES

Qwest and its affiliates provide services to Dex for which reimbursement is determined based upon either (1) tariffed or negotiated contract rates, (2) prevailing third party market prices or (3) fully distributed costs ("FDC"). Qwest's cost allocation policies are consistent with the cost allocation guidelines established for reporting to its regulators. Pursuant to the Dex East Purchase Agreement, Qwest will continue to provide these services to Dex East for a period of up to 18 months after the completion of the Dex East sale. These services include:

Billing and Collection - Dex has a billing and collection agreement with Qwest Corporation ("QC"), a wholly-owned subsidiary of Qwest, under which revenues and related receivables are billed and collected by QC on behalf of Dex for common customers within the local service area. The amounts paid to QC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services.

Property Management - BRI provides property management services to Dex for which BRI is reimbursed either at prevailing third party market prices or at FDC. These services include the lease of office space, property management and real estate consultation services.

Information Technology - Beginning in 2000, information technology services are provided to Dex by Qwest for software development and other related projects, which are billed to Dex, based upon prevailing third party market prices, determined on a service-by-service basis.

General and Administrative - Qwest Services Corporation ("QSC"), a wholly-owned subsidiary of Qwest, provides legal, financial management and certain human resources services to Dex. These services are billed to Dex using FDC.

Telephony and Data Services - Telephony and data services are provided to Dex by QC, primarily at tariffed or negotiated contract rates, based upon a master services agreement.

Customer Lists - Pursuant to a listing services agreement between Dex and QC, Dex acquires a listing of all business and residential customers annually from QC. The amount charged to Dex is consistent with the prevailing third party market prices charged by QC to nonaffiliated purchasers of these same customer lists.

Other - Dex also purchases various products and services from certain other Qwest affiliates at prevailing third party market prices or FDC.

Included in cost of revenues is the following shared service:

---------------------------------------------------------------------------------------------------------------------
                                                                      FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
(DOLLARS IN MILLIONS)                                                   2002        2001        2002         2001
---------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
Information technology...........................................      $  1         $  3        $  4         $  8
---------------------------------------------------------------------------------------------------------------------


Included in general and administrative expenses are the following shared services:

---------------------------------------------------------------------------------------------------------------------
                                                                      FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
(DOLLARS IN MILLIONS)                                                   2002        2001         2002        2001
---------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
Billing and collection costs.....................................      $  1         $ --         $  1        $  --
Property management..............................................         2            2            5            6
Information technology...........................................        --           --            1           --
General and administrative.......................................         2            1            7            3
Telephony and data services......................................        --            1            1            2
Customer lists...................................................         1           --            1           --
Other............................................................        --           --           --            1
                 Total...........................................      $  6         $  4         $ 16        $  12
---------------------------------------------------------------------------------------------------------------------

(b)      SERVICES PROVIDED BY DEX TO QWEST AND ITS AFFILIATES

Rates charged for advertising services provided by Dex to Qwest and its affiliates are determined based upon prevailing third party market prices.

(c)      DUE FROM (TO) QWEST AND AFFILIATES

Amounts due from (to) Qwest and its affiliates in the accompanying Dex East combined financial statements include the following:

----------------------------------------------------------------------------------------------------------------------
                                                                                      SEPTEMBER 30,    DECEMBER 31,
(DOLLARS IN MILLIONS)                                                                      2002            2001
----------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
Accounts receivable purchased by QC...............................................   $       17       $       24
Amounts due from related parties..................................................            1                6
Amounts due to related parties....................................................          (25)             (26)
Short-term borrowings from QCF....................................................         (849)          (1,391)
----------------------------------------------------------------------------------------------------------------------


(8)    MERGER-RELATED EXPENSES AND IMPAIRMENT CHARGES

(a)      MERGER-RELATED EXPENSES

In connection with the Merger, Qwest's management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Dex, principally the involuntary separation of 359 employees by December 31, 2001. Qwest and Dex considered only those costs that were incremental and directly related to the Merger to be "Merger-related."

No Merger-related charges were recorded by Dex for the three and nine months ended September 30, 2002 or for the three months ended September 30, 2001. Dex recorded Merger-related charges for the nine months ended September 30, 2001 of which Dex East's apportioned share was as follows:

------------------------------------------------------------------------------------------------------------
                                                                                           FOR THE
                                                                                       NINE MONTHS ENDED
(DOLLARS IN MILLIONS)                                                                  SEPTEMBER 30, 2001
------------------------------------------------------------------------------------------------------------
                                                                                          (UNAUDITED)
Contractual settlements.........................................................         $      1
Severance and employee-related expenses.........................................                2
Rebranding......................................................................                1
                                                                                         ---------------
     Total Merger-related expenses..............................................                4
------------------------------------------------------------------------------------------------------------

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Dex reduced employee levels by 359 people, substantially all of who were terminated by June 30, 2001. All of these employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

A summary of Merger-related costs accrued and subsequent charges against those accruals follows:

----------------------------------------------------------------------------------------------------------------------
                                                        JANUARY 1,                                        SEPTEMBER 30,
                                                          2001           CURRENT          CURRENT           2001
(DOLLARS IN MILLIONS)                                    BALANCE        PROVISION       UTILIZATION       BALANCE
----------------------------------------------------------------------------------------------------------------------
                                                                               (UNAUDITED)
Contractual settlements..........................        $   --           $   1            $   1            $   --
Severance and employee-related expenses..........             2               2                4                --
Rebranding.......................................            --               1                1                --
Total............................................        $    2           $   4            $   6            $   --
----------------------------------------------------------------------------------------------------------------------


(9)    SEGMENT INFORMATION

Dex East operates in two principal segments: Directory Publishing and Internet Yellow Pages. Following is a breakout of those segments. The accounting principles used are the same as those used in the consolidated financial statements of Dex and the combined financial statements of Dex East. The "other" category includes new ventures not yet aligned with a segment.


---------------------------------------------------------------------------------------------------------------------
                                                   DIRECTORY    INTERNET                       RECONCILING
(DOLLARS IN MILLIONS)                              PUBLISHING  YELLOW PAGES  OTHER  SUBTOTAL     ITEMS(1)   COMBINED
---------------------------------------------------------------------------------------------------------------------
Three months ended September 30:                                             (UNAUDITED)
2002:
     Revenues...................................    $  169      $    2       $   2   $  173      $    1       $  174
     Cost of revenues...........................        47          --           1       48           4           52
     General and administrative.................        13          --          --       13           5           18
     Adjusted EBITDA(2).........................       109           2           1      112          (8)         104
2001:
     Revenues...................................       162           2           3      167           1          168
     Cost of revenues...........................        47           1          --       48           4           52
     General and administrative.................        11           1          --       12           2           14
     Adjusted EBITDA(2).........................       104          --           3      107          (5)         102
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                   DIRECTORY    INTERNET                       RECONCILING
(DOLLARS IN MILLIONS)                              PUBLISHING  YELLOW PAGES  OTHER  SUBTOTAL     ITEMS(1)   COMBINED
---------------------------------------------------------------------------------------------------------------------
Nine months ended September 30:                                              (UNAUDITED)
2002:
     Revenues...................................    $  500      $    7       $   4   $  511      $    5       $  516
     Cost of revenues...........................       139           2           2      143          13          156
     General and administrative.................        31          --          --       31          11           42
     Adjusted EBITDA(2).........................       330           5           2      337         (19)         318
2001:

     Revenues...................................       483           6           5      494           4          498
     Cost of revenues...........................       139           2           1      142          14          156
     General and administrative.................        28           4          --       32           9           41
     Adjusted EBITDA(2).........................       316          --           4      320         (19)         301
---------------------------------------------------------------------------------------------------------------------

        (1) Reconciling items primarily represent transactions with Qwest or other Qwest affiliates.

        (2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") consists of EBITDA adjusted for nonrecurring and nonoperating items such as impairment charges, Merger-related expenses and other income and expense items such as investment write-downs, gains (losses) on the sale of investments and gains (losses) on sales of fixed assets. Dex uses Adjusted EBITDA as an alternative measure of its operating performance. Adjusted EBITDA does not represent cash flow for periods presented and should not be considered as an alternative to net income as an indicator of Dex East's operating performance or as an alternative to cash flows as a source of liquidity. Adjusted EBITDA as defined by Dex East may not be comparable with EBITDA or Adjusted EBITDA as defined by other companies. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with generally accepted accounting principles and is presented to provide additional information concerning Dex East's operations.

A reconciliation from Segment Adjusted EBITDA to pre-tax income follows:

---------------------------------------------------------------------------------------------------------------------
                                                                       FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
(DOLLARS IN MILLIONS)                                                    2002        2001        2002        2001
---------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
Segment Adjusted EBITDA..........................................       $  104       $  102      $  318      $  301
Less:
     Depreciation and amortization...............................            2            3           8          10
     Merger-related expenses.....................................           --           --          --           4
     Interest and other expense - net............................           24           27          72          84
                                                                        ---------------------------------------------
         Income before income taxes..............................       $   78       $   72      $  238      $  203
---------------------------------------------------------------------------------------------------------------------


(10)   SUBSEQUENT EVENTS

As a result of Qwest's failure to file its June 30 and September 30, 2002 Form 10-Qs, Qwest temporarily suspended exercises of stock options to purchase Qwest stock and purchases of Qwest stock under the Qwest Savings & Investment Plan. Qwest also announced the suspension of its Employee Stock Purchase Plan.

On November 8, 2002, Qwest sold Dex East to Dex Media East LLC for approximately $2.754 billion in cash. Dex used part of the proceeds to repay the entire amount of its short-term obligation as of November 8, 2002 to QCF. In addition, the remaining balance of the $750 million, two-year note apportioned to Dex East was assumed by Dex West.

--------------------------------------------------------------------------------




                               DEX MEDIA EAST LLC
                           DEX MEDIA EAST FINANCE CO.




                                OFFER TO EXCHANGE

  $450,000,000 PRINCIPAL AMOUNT OF THEIR 9 7/8% SERIES B SENIOR NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
   FOR ANY AND ALL OF THEIR OUTSTANDING 9 7/8% SERIES A SENIOR NOTES DUE 2009

                                       AND

             $525,000,000 PRINCIPAL AMOUNT OF THEIR 12 1/8% SERIES B
         SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED
 UNDER THE SECURITIES ACT, FOR ANY AND ALL OF THEIR OUTSTANDING 12 1/8% SERIES A
                       SENIOR SUBORDINATED NOTES DUE 2012.



                               -------------------

                                   PROSPECTUS

                               -------------------





                                __________, 2003





--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Our amended and restated limited liability company agreement provides that, except as limited by law, each director and officer shall be entitled to be indemnified and held harmless on an as-incurred basis by us to the full extent permitted under the DLLC Act, as in effect from time to time, against all losses, liabilities and expenses (including, without limitation, attorneys' fees and expenses) arising from or relating to proceedings in which such director or officer, as the case may be, may be involved, as a party or otherwise, by reason of such person being or having been a director or officer, whether or not such person continues to be such at the time any such loss, liability or expense is paid or incurred but only to the extent that such person (i) acted in good faith and (ii) was neither grossly negligent nor engaged in willful malfeasance. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. Each director's and officer's right to indemnification for reasonable expenses (as incurred) (including, without limitation, attorneys' fees and expenses) incurred by such director or officer may be conditioned upon the delivery by such director or officer to us of a written undertaking (reasonably acceptable to our Board of Directors) to repay such amount if such director or officer is determined pursuant to the criteria described above or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured. In addition, our amended and restated limited liability company agreement provides that we shall, to the full extent permitted by applicable law, indemnify and hold harmless each director and each officer against liabilities incurred in connection with any action, suit or proceeding to which the director or officer may be made a party or otherwise involved or with which the director or officer shall be threatened by reason of its being a director or officer or while acting as such on our behalf or in our interest.

Dex Media East Finance Co. and Dex Media International, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The certificate of incorporation and bylaws of Dex Media East Finance Co. and the amended and restated certificate of incorporation and amended and restated bylaws of Dex Media International, Inc. provide for the indemnification of their respective directors and officers to the fullest extent permitted under Delaware law.

We, Dex Media East Finance Co. and Dex Media International, Inc. have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrants, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws.

We intend to enter into employment agreements with certain executive officers and expect that such employment agreements will provide for indemnification of such executive officers to the maximum extent permitted by law.

ITEM 21.      EXHIBITS AND FINANCIAL DATA SCHEDULES.

         (A) Exhibits

    NUMBER                          DESCRIPTION
    ------                          -----------
      2.1 Agreement of Merger of Dex Media East LLC and SGN LLC, dated November 8, 2002.

      2.2 Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

      2.3 Amendment No. 1 dated November 8, 2002 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

      3.1      Certificate of Formation of Dex Media East LLC, filed October 8,
               2002.

      3.2 Amended Certificate of Formation of Dex Media East LLC, filed November 12, 2002.

      3.3 Certificate of Incorporation of Dex Media East Finance Co., filed October 8, 2002.

      3.4 Second Amended and Restated Certificate of Incorporation of LCI International, Inc., filed December 19, 2000 (Dex Media International, Inc.).

      3.5 Amendment No. One to the Amended and Restated Certificate of Incorporation of LCI International, Inc. (Dex Media International, Inc.).

      3.6 Amended and Restated Limited Liability Company Agreement of Dex Media East LLC, dated November 8, 2002.

      3.7      By-laws of Dex Media East Finance Co.

      3.8 Amended and Restated By-laws of LCI International, Inc. (Dex Media International, Inc.).

      4.1 Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc., and U.S. Bank National Association, as trustee, dated November 8, 2002.

      4.2      Form of 9 7/8% Senior Notes due 2002 (included in exhibit 4.1)

      4.3 Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc., and U.S. Bank National Association, as trustee, dated November 8, 2002.

      4.4 Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.3)

      4.5 Senior Note Registration Rights Agreement among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Securities, Inc., Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the "Initial Purchasers"), dated November 8, 2002.

      4.6 Senior Subordinated Note Registration Rights Agreement among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Securities, Inc., Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the "Initial Purchasers"), dated November 8, 2002.

      5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

      10.1 Credit Agreement, dated November 8, 2002, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), JPMorgan Chase Bank, as administrative agent, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

      10.2 Guarantee and Collateral Agreement, dated November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a/ SGN
               LLC), Dex Media East Finance Co., the Guarantor and JPMorgan Chase Bank, as administrative agent.

      10.3 Billing and Collection Agreement, dated November 8, 2002, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

      10.4 Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

      10.5 Management Consulting Agreement among Dex Media East and The Carlyle Group dated November 8, 2002.

      10.6 Management Consulting Agreement among Dex Media East and Welsh, Carson, Anderson and Stowe dated November 8, 2002.

      10.7 Joint Management Agreement among SGN LLC, Dex Holdings LLC, Qwest Dex, Inc. and Qwest Communications International Inc., dated November 8, 2002.

      10.8 Equityholders Agreement of Dex Holdings LLC among Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P., dated November 8, 2002.

      10.9 Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

      12.1     Statement of Computation of Ratio of Earnings to Fixed Charges.

      21.1     List of Subsidiaries.

      23.1     Consent of Latham & Watkins (included in Exhibit 5.1).

      23.2     Consent of KPMG LLC.

      24.1 Powers of Attorney (included in the signature pages to this Registration Statement).

      25.1 Statement of Eligibility of Trustee with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

      99.1 Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.

      99.2 Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.

      99.3 Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

      99.4     Letter to Our Clients.

      99.5 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         (B)      Financial Statement Schedules

         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.      UNDERTAKINGS

The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The undersigned registrants hereby undertake that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dex Media East LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 7, 2003.

                                      DEX MEDIA EAST LLC


                                      By:  /s/ George Burnett
                                           -----------------------------
                                           George Burnett
                                           Chief Executive Officer and President


The undersigned directors and officers of Dex Media East LLC hereby constitute and appoint George Burnett and Robert Neumeister, Jr. and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


SIGNATURE                         TITLE                                                     DATE
---------                         -----                                                     ----
/s/ George Burnett                Chief Executive Officer, President and Director          January 7, 2003
-----------------------------     (principal executive officer)
George Burnett


/s/ Robert Neumeister, Jr.
-----------------------------     Chief Financial Officer and Executive Vice President     January 7, 2003
Robert Neumeister, Jr.            (principal financial and accounting officer)


/s/ James A. Attwood, Jr.         Co-Chairman of the Board                                 January 7, 2003
-----------------------------
James A. Attwood, Jr.


/s/ Anthony J. de Nicola          Co-Chairman of the Board                                 January 7, 2003
-----------------------------
Anthony J. de Nicola


/s/ John Almeida, Jr.             Director                                                 January 7, 2003
-----------------------------
John Almeida, Jr.


/s/ William Kennard               Director                                                 January 7, 2003
-----------------------------
William Kennard



/s/ Bruce Rosenblum               Director                                            January 7, 2003
-----------------------------
Bruce Rosenblum

/s/ Sanjay Swani
-----------------------------     Director                                            January 7, 2003
Sanjay Swani



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dex Media East Finance Co. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 7, 2003.

                                    DEX MEDIA EAST FINANCE CO.

                                    By:  /s/ George Burnett
                                        --------------------------------------
                                         George Burnett
                                         Chief Executive Officer and President


The undersigned directors and officers of Dex Media East Finance Co. hereby constitute and appoint George Burnett and Robert Neumeister, Jr. and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


SIGNATURE                          TITLE                                                    DATE
---------                          -----                                                    ----
/s/ George Burnett                 Chief Executive Officer, President and Director          January 7, 2003
-----------------------------      (principal executive officer)
George Burnett


/s/ Robert Neumeister, Jr.
-----------------------------      Chief Financial Officer and Executive Vice President    January 7, 2003
Robert Neumeister, Jr.             (principal financial and accounting officer)


/s/ James A. Attwood, Jr.           Director                                               January 7, 2003
-----------------------------
James A. Attwood, Jr.


/s/ Anthony J. de Nicola            Director                                               January 7, 2003
-----------------------------
Anthony J. de Nicola


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Dex Media International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 7, 2003.



                                       Dex Media International, Inc.

                                       By: /s/ George Burnett
                                           ----------------------------------
                                           George Burnett
                                           Chief Executive Officer and President

         The undersigned directors and officers of Dex Media International, Inc. hereby constitute and appoint George Burnett and Robert Neumeister, Jr. and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE                         TITLE                                                   DATE
---------                         -----                                                   ----
/s/ George Burnett                Chief Executive Officer, President and Director         January 7, 2003
-----------------------------     (principal executive officer)
George Burnett


/s/ Robert Neumeister, Jr.
-----------------------------     Chief Financial Officer and Executive Vice President    January 7, 2003
Robert Neumeister, Jr.            (principal financial and accounting officer)


/s/ James A. Attwood, Jr.         Director                                                January 7, 2003
-----------------------------
James A. Attwood, Jr.


/s/ Anthony J. de Nicola          Director                                                January 7, 2003
-----------------------------
Anthony J. de Nicola


                                  EXHIBIT INDEX

     NUMBER                        DESCRIPTION
     ------                        -----------

      2.1 Agreement of Merger of Dex Media East LLC and SGN LLC, dated November 8, 2002.

      2.2 Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

      2.3 Amendment No. 1 dated November 8, 2002 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

      3.1      Certificate of Formation of Dex Media East LLC, filed October 8,
               2002.

      3.2 Amended Certificate of Formation of Dex Media East LLC, filed November 12, 2002.

      3.3 Certificate of Incorporation of Dex Media East Finance Co., filed October 8, 2002.

      3.4 Second Amended and Restated Certificate of Incorporation of LCI International, Inc., filed December 19, 2000 (Dex Media International, Inc.).

      3.5 Amendment No. One to the Amended and Restated Certificate of Incorporation of LCI International, Inc. (Dex Media International, Inc.).

      3.6 Amended and Restated Limited Liability Company Agreement of Dex Media East LLC, dated November 8, 2002.

      3.7      By-laws of Dex Media East Finance Co.

      3.8 Amended and Restated By-laws of LCI International, Inc. (Dex Media International, Inc.).

      4.1 Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc., and U.S. Bank National Association, as trustee, dated November 8, 2002.

      4.2      Form of 9 7/8% Senior Notes due 2002 (included in exhibit 4.1)

      4.3 Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc., and U.S. Bank National Association, as trustee, dated November 8, 2002.

      4.4 Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.3)

      4.5 Senior Note Registration Rights Agreement among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Securities, Inc., Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the "Initial Purchasers"), dated November 8, 2002.

      4.6 Senior Subordinated Note Registration Rights Agreement among Dex Media East LLC, Dex Media East Finance Co., LCI International, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Securities, Inc., Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the "Initial Purchasers"), dated November 8, 2002.

      5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

      10.1 Credit Agreement, dated November 8, 2002, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), JPMorgan Chase Bank, as administrative agent, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

      10.2 Guarantee and Collateral Agreement, dated November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a/ SGN
               LLC), Dex Media East Finance Co., the Guarantor and JPMorgan Chase Bank, as administrative agent.

      10.3 Billing and Collection Agreement, dated November 8, 2002, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

      10.4 Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

      10.5 Management Consulting Agreement among Dex Media East and The Carlyle Group dated November 8, 2002.

      10.6 Management Consulting Agreement among Dex Media East and Welsh, Carson, Anderson and Stowe dated November 8, 2002.

      10.7 Joint Management Agreement among SGN LLC, Dex Holdings LLC, Qwest Dex, Inc. and Qwest Communications International Inc., dated November 8, 2002.

      10.8 Equityholders Agreement of Dex Holdings LLC among Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P., dated November 8, 2002.

      10.9 Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

      12.1     Statement of Computation of Ratio of Earnings to Fixed Charges.

      21.1     List of Subsidiaries.

      23.1     Consent of Latham & Watkins (included in Exhibit 5.1).

      23.2     Consent of KPMG LLC.

      24.1 Powers of Attorney (included in the signature pages to this Registration Statement).

      25.1 Statement of Eligibility of Trustee with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

      99.1 Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.

      99.2 Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.

      99.3 Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

      99.4     Letter to Our Clients.

      99.5 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.